EXHIBIT 4.29

SALE AND PURCHASE AGREEMENT

DATED 12 JULY 2019

AS AMENDED ON 7 OCTOBER 2019 AND 4 DECEMBER 2019

WPP PLC

AND

SUMMER (BC) TOPCO S.À R.L.

AND

SUMMER (BC) UK BIDCO LIMITED

in relation to companies comprising the Kantar Business of the WPP Group and in connection with the proposed joint venture in relation to the Kantar Business between WPP and Bain Capital

CONTENTS

Clause	Page

1.	Interpretation	2
2.	Sale and Purchase	2
3.	Overall Transaction Value	3
4.	Consideration for the Sale and Purchase	4
5.	Agreed Allocations	5
6.	Conditions Precedent	6
7.	Pre-Completion Covenants	12
8.	First Completion	17
9.	Deferred Completions	18
10.	Leakage	21
11.	Wrong Pockets	25
12.	Guarantees and Indemnities	26
13.	Intra-Group Loans and Trade Debts on First Completion	27
14.	Intra-Group Loans and Trade Debts on Deferred Completions	28
15.	Kantar Reorganisation Intra-Group Loans	28
16.	Deferred Value Payments	29
17.	Deferred Payments in Respect of Certain Assets	31
18.	Deferred Payments in Respect of the CSM Matter	33
19.	Parent’s Warranties	35
20.	Limitations on Liability	35
21.	Purchaser’s Warranties and Undertakings	36
22.	Employees	38
23.	Separation Matters	39
24.	Employee Works Councils	48
25.	Announcements and Confidentiality	49
26.	Notices	51
27.	Assignments	52
28.	Payments	53
29.	General	55
30.	Agency Structure	56
31.	Whole Agreement	57
32.	Governing Law and Jurisdiction	58
33.	Language	59

Schedule
1.	The Sellers and Designated Purchasers	60
2.	Parent’s Warranties	61
3.	Claims	71
4.	Completion	79
	Part 1 Parent’s Obligations with Regard to Target Company Equity Interests	79
	Part 2 Purchaser’s Obligations with Regard to Target Company Equity Interests	81
	Part 3 General	82
5.	Interpretation	83
6.	Properties	113
7.	Transferring Registered IP	117

8.	Third Party Supplier List	128	*
9.	Conduct in Respect of Deferred Payments	129
	Part 1 Conduct of Litigation Claims	132
	Part 2 Conduct of CSM Matter	134	*

Signatories		130

Agreed Form documents*

Accounts (Schedule 5)

Announcement (clause 25.4)

Data Room Index (Schedule 5)

Enterprise to equity value bridge (paragraph 4.1(c) of Schedule 3)

Estimated Claims Schedule (Schedule 5)

EY Acquisition Steps Paper (Schedule 5)

Locked Box Accounts (Schedule 5)

Management Accounts (Schedule 5)

Master Entity Spreadsheet (Schedule 5)

Project Summer Summary of Funds Flows (clause 2.3)

Purchaser Finance Documents (Schedule 5)

Shareholders’ Agreement (Schedule 5)

Tax Deed (Schedule 5)

Total FY18 Baseline EBITDA Statement (Schedule 5)

IT Transitional Services Agreement (Schedule 5)

Non-IT Transitional Services Agreement (Schedule 5)

Transaction Documents executed on 12 July 2019*

Disclosure Letter (Schedule 5)

Dutch Put Option Letter (Schedule 5)

French Put Option Letter (Schedule 5)

Equity Commitment Letter (Schedule 5)

Parent Specified Transaction Expenses letter (Schedule 5)

*	Omitted

THIS AGREEMENT is made on 12 July 2019

BETWEEN:

(1)	WPP PLC (registered number 111714), a public limited company incorporated in Jersey and whose registered office is at Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES (the Parent);

(2)

SUMMER (BC) TOPCO S.À R.L. (registered number B235480), a private limited company incorporated in Luxembourg and whose registered office is at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel, Grand Duchy of Luxembourg (the Purchaser); and

(3)

SUMMER (BC) UK BIDCO LIMITED (registered number 12093836), a private limited company incorporated in England and whose registered office is at 11th Floor, 200 Aldersgate Street, London EC4A 4HD (UK Bidco),

each a Party and together, the Parties.

BACKGROUND:

(A)	The Parent is the ultimate holding company of the Sellers and the Deferred Sellers.

(B)

The Parent and the Purchaser wish to establish a joint venture in respect of the Kantar Business in which, from First Completion, the Parent will hold a direct or indirect equity interest of 40 per cent. and the Purchaser will hold a direct or indirect equity interest of 60 per cent, when established. The overall steps required to establish the proposed joint venture are set out in the EY Acquisition Steps Paper. The relationship between the shareholders in such joint venture shall be governed by the Shareholders’ Agreement.

(C)

In order to facilitate the establishment of such joint venture, the Parent wishes to procure that the Sellers and the Deferred Sellers sell, and the Purchaser wishes to purchase or procure that its Designated Purchasers purchase, the Relevant Target Company Equity Interests and any Deferred Target Subsidiary Equity Interests on the terms and subject to the conditions set out in this agreement. UK Bidco is a holding company of the Designated Purchasers of certain of the Relevant Target Company Equity Interests, as set out in the EY Acquisition Steps Paper.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 5 apply throughout this agreement, unless the contrary intention appears.

1.2

In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	Subject to the Conditions being satisfied or, where applicable, waived:

(a)

the Parent shall procure that each of the Sellers sells and transfers, and the Purchaser shall purchase and acquire or procure that its Designated Purchasers purchase and acquire, the Relevant Target Company Equity Interests; and

(b)

the Parent shall procure that each of the Deferred Sellers sells and transfers, and the Purchaser shall purchase and acquire or procure that its Designated Purchasers purchase and acquire, any Deferred Target Subsidiary Equity Interests.

2.2

The Parent shall procure that the Sellers shall sell the full legal and beneficial ownership in and to the Relevant Target Company Equity Interests and the Deferred Sellers shall sell the full legal and beneficial ownership in and to the Deferred Target Subsidiary Equity Interests, in each case with full title guarantee, free from all Encumbrances and together with all rights attaching to them.

2.3	The Parties acknowledge and agree that:

(a)

the sales and purchases contemplated by this agreement and the establishment of the joint venture between the Parties in respect of the Kantar Business referred to in Recital (B) above shall be effected in accordance with the EY Acquisition Steps Paper (as may be amended by mutual agreement in writing between the Parties acting reasonably with a view to optimising the structure in an economically neutral way), this agreement and the other Transaction Documents; and

(b)

the funds flows in connection with the transactions referred to in paragraph (a) above shall be in accordance with the funds flows shown in the Project Summer Summary of Funds Flows (which shows the flow of funds in connection with such transactions on the bases and using the assumptions set out in such document), adjusted as necessary to reflect the actual events which occur, pursuant to the Transaction Documents, in relation to the matters covered by such bases and assumptions.

2.4	The Parties acknowledge that the sales and purchases contemplated by this agreement are reflected in the EY Acquisition Steps Paper as Steps 12a, 15, 16, 39 and D4.

3.	OVERALL TRANSACTION VALUE

3.1	The Parties agree that the principles underpinning the overall value to the Retained Group of the transactions referred to in the Recitals to this agreement (the Overall Transaction) are as follows:

(a)

the headline value to the Retained Group for the Kantar Business as at the Locked Box Date will be $3,604,000,000 (the Total Headline Base Consideration), of which $65,000,000 is the maximum potential deferred consideration payable in accordance with clause 16;

(b)	a ticking fee reflecting profit foregone by the Retained Group since the Locked Box Date to the date of completion will be applied to the Total Headline Base Consideration at a rate of 4.8% per annum;

(c)

following the implementation of the steps in the EY Acquisition Steps Paper, the Parent and the Purchaser (together with US BlockerCo as defined in the EY Acquisition Steps Paper) will (directly or indirectly) own shares in the joint venture established between them in relation to the Kantar Business in the ratio 40 per cent. /60 per cent.;

(d)

the Kantar joint venture will be geared in the ratio of approximately 75 per cent. debt to 25 per cent. equity (unless otherwise agreed between the Parent and the Purchaser acting reasonably), such that, of the sum of $3,539,000,000 referred to in (a) above (being the Total Headline Base Consideration minus the $65,000,000) (the Total Consideration), approximately 90% will flow to the members of the Retained Group as a mixture of cash proceeds and the issuance or assignment (as the case may be) of the WPP fees receivable and the MIP note receivable as referred to in and in accordance with Steps 15 and 16 of the EY Acquisition Steps Paper respectively (the Non-Cash Proceeds) in respect of the Overall Transaction;

(e)

the Project Summer Summary of Funds Flows shows a worked example of the funds flows in relation to the Overall Transaction in accordance with the principles in this clause 3.1 and on the assumed bases of a single closing for the disposal of 100 per cent. of the Parent’s current indirect interest in the Kantar Business taking place on 30 November 2019 and the funds flows amounts will alter according to the principles set out in this clause 3.1, the other provisions of this agreement and the EY Acquisition Steps Paper to reflect the actual events which occur, pursuant to the Transaction Documents, in relation to the matters covered by such bases and assumptions set out in the Project Summer Summary of Funds Flows;

(f)

New US JVCo, consolidated with all of its Target Subsidiaries, being the US part of the Target Group, will account for $666,710,585 of the Total Consideration and the remainder of the Total Consideration will be allocated to the other business units within the Kantar Business in accordance with clause 5.2; and

(g)	the above figures assume that there are no Non-Transferable Target Subsidiary Equity Interests.

3.2

On the terms and subject to the conditions of this agreement, the Parties shall ensure (to the full extent within their power to do so) that the Overall Transaction will be implemented in accordance with the above principles and in a way which delivers the overall value to the Retained Group set out in clause 3.1 above.

4.	CONSIDERATION FOR THE SALE AND PURCHASE

4.1

The aggregate consideration for the sale of all Target Company Equity Interests (other than the Target Company Equity Interests in Summer (BC) US JVCo GP S.à r.l) and all Deferred Target Subsidiary Equity Interests shall be:

(a)	the Total Consideration;

(b)	plus the Initial Profit Amount;

(c)	plus the Deferred Profit Amounts;

(d)

minus the overall value reinvested into and retained in the Kantar Business by the Retained Group pursuant to the EY Acquisition Steps Paper (but excluding: (a) the amount of the “WPP Fees Receivable” received by WPP 2005 Limited under Step 15 and contributed by WPP 2005 Limited to RoW JVCo under step 21b thereof; and (b) the amount of the “MIP Note Receivable” received by WPP 2005 Limited under step 16 thereof); and

(e)	minus the amount of the distribution by US HoldCo A LLC pursuant to Step 36 of the EY Acquisition Steps Paper,

((a)	to (e) above in aggregate being the Aggregate Consideration).

4.1A

The aggregate consideration for the sale of the Target Company Equity Interests in Summer (BC) US JVCo GP S.à r.l shall be $9,000 (which the Parties acknowledge is not included in the Agreed Allocations).

4.2	On the First Completion Date, the Purchaser shall pay in cash or deliver in Non-Cash Proceeds to the Parent, on account of the Aggregate Consideration, an amount equal to the aggregate of:

(a)	the Initial Base Consideration;

(b)	plus the Initial Profit Amount,

((a) and (b) above in aggregate being the First Completion Amount).

4.3

On each Deferred Completion Date, the Purchaser shall pay in cash to the Parent, or the relevant Designated Purchaser shall pay to the relevant Deferred Seller (if a direct payment from purchaser to seller is required by applicable law), on account of the Aggregate Consideration, an amount equal to the aggregate of:

(a)	the Deferred Base Consideration in respect of each Deferred Completion taking place on that Deferred Completion Date;

(b)	plus the Deferred Profit Amount in relation to that Deferred Completion Date,

((a) and (b) above in aggregate being the Deferred Completion Amount).

4.4

Each payment of cash and delivery of Non-Cash Proceeds required under this clause 4 must be made in full on the date specified in relation to that payment or delivery and, in the case of cash, in immediately available cash funds by wire transfer, except in relation to the Non-Cash Proceeds.

4.5

Any payment made by the Parent or a Seller (as applicable) to the Purchaser or by the Purchaser or a Designated Purchaser to the Parent or a Seller (as applicable) under this agreement or the Tax Deed (whether as damages for breach, under a covenant to pay or otherwise) and any payment made or procured by UK Bidco or a Target Subsidiary to the Parent or the relevant Seller under clauses 16, 17 or 18 shall, to the extent possible, be deemed to reduce or increase (as applicable) the Aggregate Consideration.

4.6

Notwithstanding anything to the contrary in this agreement, if any portion of the Aggregate Consideration is required under applicable law, or as otherwise agreed in writing by the Parties, to be paid in a local currency to a particular Seller or Deferred Seller, the relevant portion of the Deferred Completion Amount shall be converted into the applicable local currency on the date falling three Business Days prior to the due date for payment of the relevant amount at the Exchange Rate and paid on the due date by the Purchaser or the Designated Purchaser to the Parent, the relevant Seller or the relevant Deferred Seller, as applicable, in accordance with this clause 4. If a Party becomes aware of a requirement under applicable law to so pay any portion of the Deferred Completion Amount in a local currency, it shall promptly notify the other Party thereof, providing reasonable details of the relevant requirement.

4.7

The Parent shall procure that following First Completion, any members of the Target Group that have not yet transferred into the Group (as defined in the Shareholders’ Agreement) will continue to pay management overheads charged by the Target Group on a consistent basis to that reflected in the Total FY18 Baseline EBITDA.

5.	AGREED ALLOCATIONS

5.1	The Parties agree that the Agreed Allocation of the Total Consideration for New US JVCo, consolidated with all of its Target Subsidiaries, being the US part of the Target Group, is $666,710,585.

5.2

The Parties shall agree the remaining Agreed Allocation of the Total Consideration minus $666,710,585 to the Target Companies and Target Subsidiaries (other than New US JVCo, consolidated with all of its Target Subsidiaries, being the US part of the Target Group) in good faith and acting reasonably, as soon as reasonably practicable and in any event prior to First Completion, using a calculation methodology which takes into account the EBITDA and net debt details of each such Target Company and Target Subsidiary and the basis of allocation of the $666,710,585 to the US part of the Target Group.

5.3

Where, between the date of this agreement and First Completion (in respect of any Non-Wholly Owned Target Subsidiary which is a First Completion Target Subsidiary) or the relevant Deferred Completion (in respect of any Non-Wholly Owned Target Subsidiary which is a Deferred Target Subsidiary), the Parent notifies the Purchaser that the percentage of Equity Interests in a Non-Wholly Owned Target Subsidiary held directly or indirectly by the Parent is greater or lower than the percentage set out in the Master Entity Spreadsheet as a result of the exercise or operation of pre-existing rights and obligations of the relevant member of the Target Group or Retained Group (as the case may be) which owns such Equity Interests or a third party shareholder or shareholders in such Non-Wholly Owned Target Subsidiary, then the Parties shall work together, acting reasonably and in good faith, to determine and agree in writing any adjustment to the consideration to be paid by the Purchaser in respect of such greater or lower Equity Interests.

6.	CONDITIONS PRECEDENT

6.1	The sale and purchase of the Target Company Equity Interests and any Deferred Target Subsidiary Equity Interests is conditional on:

(a)	the following antitrust clearances:

(i)

the European Commission notifying the Purchaser that it will neither initiate proceedings under Article 6(1)(c) of the EU Merger Regulation in relation to the Transaction or any matter arising from or relating thereto nor refer the Transaction or any matter arising from or relating thereto to the competent authorities of one or more Member States under Article 9 of the EU Merger Regulation;

(ii)

all required filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder and all applicable waiting periods (including any extensions thereof) relating to the Transaction having expired, lapsed or been terminated;

(iii)

China’s State Administration for Market Regulation issuing a notice approving the Transaction, or the applicable review period pursuant to the PRC Anti-Monopoly Law, including any extension of such period, having elapsed;

(iv)	the Federal Antimonopoly Service of the Russian Federation having issued a clearance decision approving the Transaction pursuant to the Russian Federation Law on Protection of Competition;

(v)

the Turkish Competition Authority having issued a clearance decision approving the Transaction pursuant to Turkish Law No. 4054 on the Protection of Competition and Communiqué No. 2010/4 on the Mergers and Acquisitions Subject to the Approval of the Competition Board;

(vi)	the Korea Fair Trade Commission having issued a clearance decision approving the Transaction pursuant to the Korean Monopoly Regulation and Fair Trade Act;

(vii)	the South African Competition Commission having issued a clearance decision approving the Transaction pursuant to the South African Competition Act 1998; and

(viii)	the Federal Economic Competition Commission of Mexico having issued a formal resolution approving the Transaction pursuant to the Mexican Federal Law of Economic Competition;

(b)

the passing at a duly convened general meeting of the Parent (the Parent General Meeting) of an ordinary resolution approving the Transaction pursuant to Listing Rule 10.5.1 (the Parent Shareholder Resolution); and

(c)	the:

(i)

Sellers holding Target Companies to which are attributed or, pursuant to the First Completion Kantar Reorganisation, the Target Companies directly or indirectly holding Target Subsidiary Equity Interests in Target Subsidiaries to which are attributed (in each case as shown in the Total FY18 Baseline EBITDA Statement) in aggregate not less than 90 per cent. of the Total FY18 Baseline EBITDA; and

(ii)

Target Companies and Target Subsidiaries to be transferred directly or indirectly at First Completion including all of the Target Companies and Target Subsidiaries having a material part of their operations and/or assets in each of the United States, the United Kingdom (other than TNS Research limited and TNS Worldpanel Limited), France and Brazil, provided that: (A) the Parent may, in its sole discretion, waive the Condition in clause 6.1(c)(i) at any time where the Sellers are holding Target Companies to which are attributed or, pursuant to the First Completion Kantar Reorganisation, the Target Companies are holding directly or indirectly Target Subsidiary Equity Interests in Target Subsidiaries to which are attributed (in each case as shown in the Total FY18 Baseline EBITDA Statement) in aggregate not less than 86 per cent. of the Total FY18 Baseline EBITDA, by giving a notice in writing to the Purchaser confirming such position and electing to complete the sale of the Target Company Equity Interests; and (B) the Purchaser may, in its sole discretion, waive the Condition in clause 6.1(c)(ii) by giving a notice in writing to the Parent confirming such position.

6.1A

The Parties hereby agree that those Target Subsidiary Equity Interests in the Target Subsidiaries which are held directly or indirectly by Scangroup and by AUNZ respectively shall be deemed to be held by Target Companies for the purposes of the calculation of the percentage of Total FY18 Baseline EBITDA that is held by Target Companies, pursuant to the Condition in clause 6.1(c)(i), and proviso (A) to the condition in clause 6.1(c), immediately upon the transfer to Kantar Square Two B.V. by Scangroup and by AUNZ (or their respective affiliates, as applicable) respectively of such Target Subsidiary Equity Interests becoming unconditional in all respects other than the satisfaction of any other Condition under this Agreement. Notwithstanding the foregoing, neither the Purchaser nor any Designated Purchaser shall be required to complete the purchase of any of the Target Company Equity Interests unless, on or immediately prior to First Completion, the Sellers hold Target Companies to which are attributed, whether directly or indirectly together with their Target Subsidiaries (and deemed to be Target Subsidiaries pursuant to this clause 6.1A), in aggregate not less than 90 per cent. (or, if the Parent has exercised its waiver right pursuant to proviso (A) to the condition in clause 6.1(c), 86 per cent.) of the Total FY18 Baseline EBITDA (in each case as shown in the Total FY18 Baseline EBITDA Statement).

6.2	The Purchaser shall use its best endeavours, and shall take any and all steps necessary, to procure (so far as it is able to procure) that: (1) the Conditions in clause 6.1(a) are satisfied and the Foreign Investment Approvals and any Other Competition Approvals are obtained, in each case, as soon as is practicable; and (2) in the case of: (i) the Conditions in clause 6.1(a); and (ii) any Foreign Investment Approvals and Other Competition Approvals required for the transfer of any Target Company Equity Interests and Target Subsidiary Equity Interests at First Completion pursuant to clause 6.1(c)(ii) above, in any event, on or before the First Long Stop Date.

6.3	In particular the Purchaser shall, notwithstanding any other provision of this agreement to the contrary:

(a)

procure the filing of the relevant filings and notifications (in a draft form if necessary) in a form reasonably acceptable to the Parent with the relevant Regulatory Authorities as soon as reasonably practicable and:

(i)

in the case of the Conditions in clause 6.1(a) which relate to China, Russia, Turkey, South Africa and Mexico which the Purchaser shall prioritise, within 15 Business Days after the date of this agreement; and

(ii)	in the case of all other Conditions in clause 6.1(a), within 20 Business Days after the date of this agreement,

(or, in each case, such longer period as may be agreed in advance in writing by the Parent acting reasonably) and in each case use its best endeavours to obtain the approval of the relevant Regulatory Authorities;

(b)

not enter into (and will procure that no member of the Purchaser’s Group enters into) any other agreement or arrangement (or cause another person acting on its behalf to enter into any agreement or arrangement) where the effect of any such agreement or arrangement is likely to affect, delay, impede or in any respect prejudice the fulfilment of the Conditions in clause 6.1(a) or the obtaining of the Foreign Investment Approvals or Other Competition Approvals;

(c)	pay all of the Purchaser’s costs and expenses (including all filing fees) in relation to such filings; and

(d)

offer, accept and agree to, and shall procure that each member of the Purchaser’s Group shall offer, accept and agree to, any conditions, obligations, undertakings and/or modifications and take such other steps (including but not limited to: (i) selling, disposing of or holding separate and agreeing to sell or dispose of, assets, categories of assets or businesses of the Target Group or any member of the Purchaser’s Group; (ii) terminating or creating relationships, contractual rights or obligations of the Target Group or any member of the Purchaser’s Group; (iii) giving effect to any change or restructuring of the Target Group or the Purchaser’s Group; (iv) taking or committing to take any action or mitigation measures that would limit the ability of any member of the Target Group or the Purchaser’s Group to retain or hold any business, assets, equity interests, product lines or properties of the Target Group or the Purchaser’s Group; and (v) entering into any agreements or making any filings with any Regulatory Authority in connection with the foregoing, in each case at the earliest opportunity and in any event before any applicable deadline to offer remedies) (which shall not, without the prior written approval of the Parent, include any amendment, variation or modification of the terms of this agreement or any other Transaction Document) that are required by any Regulatory Authority or which are necessary in order to procure the satisfaction of the Conditions in clause 6.1(a) or the obtaining of the Foreign Investment Approvals and any Other Competition Approvals and allow First Completion to occur before the First Long Stop Date (each a Remedy). To the extent any such Remedy relates to the Target Group, with effect from First Completion each of the Purchaser and Parent shall (in so far as it is able) procure that the Target Group complies therewith.

6.4	In connection with the satisfaction of the Conditions in clause 6.1(a) and the obtaining of the Foreign Investment Approvals and any Other Competition Approvals, the Purchaser shall:

(a)	provide all information which is requested or required by any Regulatory Authority;

(b)

promptly (and in any event within one Business Day) notify the Parent of any communication (whether written or oral) from a Regulatory Authority and provide copies, or in the case of non-written communications, details of any such communications;

(c)

give the Parent reasonable notice of all meetings with a Regulatory Authority and give the Parent reasonable opportunity to participate at such meetings (save to the extent that a Regulatory Authority expressly requests that the Parent should not be present at the meeting or part or parts of the meeting);

(d)

give the Parent reasonable notice of all telephone calls or other communications with a Regulatory Authority and give the Parent reasonable opportunity to participate in such telephone calls (save to the extent that a Regulatory Authority expressly requests that the Parent should not be present at the telephone call or part or parts of the telephone call);

(e)	promptly inform the Parent of the content of any meetings, calls or other communications with any Regulatory Authority to the extent the Parent was not present;

(f)

provide the Parent in advance with final drafts of all written communications intended to be sent to a Regulatory Authority, give the Parent a reasonable opportunity to comment on them, not send such communications without the prior approval of the Parent (such approval not to be unreasonably withheld) and provide the Parent with final copies of all communications subject in each case to exclusion by the Purchaser of information that it reasonably considers to be confidential to it (provided that such confidential information is provided to the Parent’s Solicitors on an attorney only basis);

(g)	regularly review with the Parent the progress of any notifications or filings;

(h)

upon becoming aware of any fact, matter or circumstance which could reasonably be expected to prevent or delay the satisfaction of any Condition in clause 6.1(a) or the obtaining of a Foreign Investment Approval or any Other Competition Approval, immediately inform the Parent and provide full details of such fact, matter or circumstance; and

(i)

notify the Parent of any clearance or rejection received from any Regulatory Authority as soon as practicable and in any event within one Business Day after receipt of a decision or communication from any Regulatory Authority confirming such clearance or rejection and provide the Parent with copies of all related documentation received from the Regulatory Authority as soon as practicable after receipt, provided that the Purchaser shall not be required to provide the Parent with any documents or information, or with the right to attend any meetings or telephone calls or other communications, to the extent that the same contains or relates to information that the Purchaser considers (acting reasonably) to be confidential or commercially sensitive to it or any other member of the Purchaser’s Group or any of its portfolio companies (provided that such confidential information is provided to the Parent’s Solicitors on an attorney only basis) or privileged but only in circumstances where such action is not reasonably likely to delay, impede or in any respect prejudice the fulfilment of the Conditions in clause 6.1(a) or the obtaining of the Foreign Investment Approvals or the Other Competition Approvals.

6.5

The Parent shall, and shall (in so far as it is able) procure that each other member of the WPP Group shall, use its reasonable endeavours to co-operate with the Purchaser and provide such assistance as is reasonably necessary (and that it is reasonably able to provide), and to provide to a Regulatory Authority such information as is reasonably necessary (and that it is reasonably able to provide), and in any event all information as is necessary, in each case to ensure that the Conditions in clause 6.1(a) are fulfilled and the Foreign Investment Approvals and any Other Competition Approvals are obtained as soon as is reasonably practicable. The Purchaser shall not be in breach of this clause 6 to the extent caused by the Parent’s failure to comply with the foregoing or clause 6.6.

6.6

The Parent shall be entitled to keep confidential and shall not be obliged to disclose to the Purchaser or any of its advisers any confidential, commercially sensitive or financial information regarding the Parent and the Retained Group, provided that the Parent shall be required to disclose such information where it is necessary to do so (and only to the extent necessary) in order to ensure that the Conditions in clause 6.1(a), and any notifications required in connection with satisfaction of such Conditions, are fulfilled, and/or to ensure that the Foreign Investment Approvals and any Other Competition Approvals are obtained, in which case such information shall be disclosed on a confidential, attorney only basis.

6.7

The Parent shall use all reasonable endeavours to procure (so far as it is so able to procure) that the Condition in clause 6.1(b) is satisfied as soon as is reasonably practicable and, in any event, on or before the First Long Stop Date. The Parent shall notify the Purchaser of the outcome of the vote on the Parent Shareholder Resolution as soon as practicable and in any event within one Business Day thereafter.

6.8	Without prejudice to clause 6.7, the Parent shall:

(a)	give the Purchaser reasonable opportunity to comment on regular drafts of those parts of the Parent’s Circular which relate to any description of the Transaction or the Purchaser’s Group;

(b)

finalise the Parent’s Circular as soon as reasonably practicable and, subject to the approval of the UK Financial Conduct Authority, despatch the Parent’s Circular to its shareholders promptly after receipt of such approval;

(c)

convene a Parent General Meeting for the purposes of considering and, if thought fit, passing the resolution(s) of the Parent referred to in clause 6.1(b) to be held as soon as reasonably practicable after the date of this agreement;

(d)	once convened, procure (to the extent that it is so able) that the Parent General Meeting is not adjourned or postponed;

(e)	procure that the Parent Shareholder Resolution is proposed as a stand-alone resolution and not combined with or conditional upon any other resolution; and

(f)

procure that the Parent Board Recommendation is given and not adversely modified or revoked prior to the Parent General Meeting unless the directors of the Parent determine that such Parent Board Recommendation should not be given or should be withdrawn or modified in order to comply with their fiduciary duties as directors.

6.9

The Parent shall, subject to clauses 24.5 to 24.8 (inclusive), use all reasonable endeavours to procure that the First Completion Kantar Reorganisation is carried out and all legal or regulatory approvals or restrictions in connection with the transfer of potential Non-Transferable Target

Subsidiary Equity Interests (excluding those set out in paragraph (d) of the definition thereof) (in each case in so far as it is within its power to do so) are obtained or resolved, in each case as soon as reasonably practicable after the date of this agreement and in any event so as to allow First Completion to occur prior to the First Long Stop Date with the Condition set out in clause 6.1(c)(i) being satisfied rather than waived. The Parent shall notify the Purchaser if the Condition set out in clause 6.1(c)(i) is satisfied or becomes incapable of satisfaction as soon as practicable and in any event within two Business Days of becoming aware thereof. The Parent shall procure that no Target Company or Target Subsidiary is directly or indirectly transferred to the Purchaser on First Completion or any Deferred Completion unless and until the Purchaser has obtained the Foreign Investment Approvals.

6.10	The Purchaser shall use reasonable endeavours:

(a)

to co-operate with the Parent and provide such assistance as is reasonably necessary (and that it is reasonably able to provide), and to provide to the Parent or any Regulatory Authority such information as is reasonably necessary (and that it is reasonably able to provide), and in any event all information as is necessary, in order to ensure that the First Completion Kantar Reorganisation is carried out; and

(b)

to obtain any other approvals (not being a Global Competition Approval, a Foreign Investment Approval or an Other Competition Approval) which after the date of this agreement the Purchaser determines (acting reasonably) are required by the Purchaser or any other member of the Purchaser’s Group from a Regulatory Authority in relation to the transfer of the Target Companies or the Target Subsidiary Equity Interests in the Target Subsidiaries pursuant to the terms of this agreement, in each case as soon as reasonably practicable after the date of this agreement and in any event so as to allow First Completion to occur before the First Long Stop Date.

6.11

Where the Parent believes, in its absolute discretion, that the Condition(s) in clause 6.1(a) and/or 6.1(c) will not be satisfied, and in the case of the Condition set out in clause 6.1(c)(i) will not be capable of being waived pursuant to the proviso to clause 6.1, by the First Long Stop Date, it may, by notice in writing to the Purchaser given at least 20 Business Days prior to the First Long Stop Date, extend the First Long Stop Date to the date which is nine months after the date of this agreement, and such revised date shall be deemed to be the First Long Stop Date for the purposes of this agreement.

6.12

If any of the Conditions are not satisfied or (if capable of waiver) not waived on or before the First Long Stop Date or any of the Conditions become incapable of satisfaction or (where applicable) waiver on or before the First Long Stop Date:

(a)	except for this clause and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; but

(b)

neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

6.13

From and including the date of this agreement until the conclusion of the Parent General Meeting (the Exclusivity Period), the Parent agrees that it and each other member of the WPP Group will not, whether individually or by or through any employee, director, adviser, agent or other person (each member of the WPP Group and all such persons, together, the Seller’s

Group), directly or indirectly, solicit, encourage or engage in any negotiation, discussion or agreement with, or incur any obligation to, any person other than the Purchaser or any other member of the Purchaser’s Group in relation to any acquisition of the Target Group or any similar transaction (including without limitation a direct or indirect disposal or possible disposal of any interest in any member of the Target Group or of the whole or any part of the Kantar Business, in each case however structured) (each, a Restricted Transaction). During the Exclusivity Period, the Parent will not, and it will procure that each other member of the Seller’s Group will not, enter into any agreement or arrangement to effect any Restricted Transaction with any person except the Purchaser or another member of the Purchaser’s Group, and will not take any action which would be inconsistent with the terms of this clause 6.13.

7.	PRE-COMPLETION COVENANTS

7.1

Subject to clause 7.3 and other than with the prior written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), until the First Completion Date (and in respect of any Deferred Target Subsidiary only, until the relevant Deferred Completion Date) the Parent undertakes that it shall procure that: (i) the business plan and budget of the Kantar Business (taken as a whole) shall not be materially amended or varied; and (ii) in respect of any member of the Target Group other than any Non-Wholly Owned Target Subsidiary:

(a)	the business of the Target Companies and the Target Subsidiaries is carried on in all material respects in the ordinary course of its day to day business; and

(b)	no Target Company or Target Subsidiary shall:

(i)

make any increase in or reduction of its share or loan capital or grant any option to subscribe for or acquire any of its share or loan capital (other than to another Target Company or Target Subsidiary);

(ii)	make any material amendment to its constitutional documents;

(iii)	sell, transfer or dispose of, or grant any option to acquire, any part of its business, undertaking or a material part of its assets, other than assets in the ordinary course of business;

(iv)	borrow any monies or incur any indebtedness other than trade credit or finance leases in the ordinary course of trading and any interest or fees incurred in respect of existing indebtedness;

(v)

grant, issue or redeem any mortgage, charge, debenture or other security or Encumbrance or give any guarantee or indemnity, other than in the ordinary course of business and then only in respect of the obligations and liabilities of other members of the Target Group;

(vi)

materially amend, enter into, offer to enter into or terminate or give notice to terminate any terms of employment of a Senior Employee or any person who would have equivalent standing, if an employee of the Target Group;

(vii)	form any subsidiary or acquire shares in any company or acquire any business or undertaking or participate in, or terminate any participation in, any partnership or joint venture;

(viii)	change in any material respect the accounting procedures, principles or practices of any Target Company or Target Subsidiary;

(ix)

initiate, settle or compromise, or fail to take all reasonable steps to defend, any new litigation or other dispute arising after the date of this agreement having a value of at least £500,000 (and other than routine proceedings for the recovery of trade debts in the ordinary course);

(x)	fail to maintain in full force and effect without replacing with like-for-like cover the insurance policies which it holds or otherwise benefits from;

(xi)

terminate or materially amend any Material Contract otherwise than: (A) in the ordinary course of business; (B) to make the overall terms thereof more favourable to the Target Group and/or substantially in line with or closer to the relevant and then-current standard terms of business of the Target Group; or (C) if the Material Contract is simultaneously replaced with a substantially similar contract;

(xii)

fail to conduct its business in compliance with applicable law where the consequences of such non-compliance would be reasonably likely to result in a material adverse effect on the Target Group taken as a whole;

(xiii)	undertake any reorganisation, reconstruction, demerger, merger, scheme of arrangement or similar or analogous procedure, in each case other than the Kantar Reorganisation;

(xiv)	change its Tax residence;

(xv)

make, change or revoke any Tax election, settle or compromise any Tax claim or liability, waive or extend any statute of limitations in respect of Tax or any period within which an assessment or reassessment of Tax may be issued, or prepare or file any Tax Return (or any amendment thereof), except in each case if and to the extent: (i) reflected in the Locked Box Accounts; (ii) required by law; or (iii) in accordance with the past practice of the relevant member of the Target Group or, to the extent applicable to the relevant member of the Target Group, of the WPP Group; or

(xvi)	agree to do any of the actions referred to in subclauses 7.1(b)(i) to 7.1(b)(xv).

7.2

Subject to clause 7.3 and other than with the prior written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), until the First Completion Date (and in respect of any Deferred Target Subsidiary only, until the relevant Deferred Completion Date) the Parent undertakes that it shall procure that the voting rights attaching to any Equity Interests held directly by a wholly owned member of the WPP Group in a Non-Wholly Owned Target Subsidiary, and (subject to their fiduciary duties and in so far as it is so able) the voting rights of the directors or equivalent appointed by the Parent or any wholly owned member of the WPP Group to the board of directors of a Non-Wholly Owned Target Subsidiary, are not exercised so as to approve any of the matters referred to in clauses 7.1(b)(i) to 7.1(b)(xvi) in respect of such Non-Wholly Owned Target Subsidiary or to approve any matter outside of the ordinary course of the day to day business of such Non-Wholly Owned Target Subsidiary.

7.3	Clauses 7.1 and 7.2 shall not operate to restrict or prevent:

(a)	any action taken at the request of the Purchaser or with its prior approval;

(b)

any matter reasonably undertaken by any member of the Target Group in an Emergency Situation with the intention of minimising any adverse effect of the Emergency Situation on any member of the Target Group (and of which the Purchaser will be notified as soon as practicable);

(c)	any action taken in accordance with any contract or arrangement entered into by any member of the Target Group before the date of this agreement;

(d)

any act or conduct which any member of the Target Group is required to take, or omit to take, as a result of, or in order to comply with, any applicable law or regulation of any applicable Regulatory Authority;

(e)	any action that is Permitted Leakage;

(f)	any action that is required, necessary or desirable in connection with the Kantar Reorganisation and carried out in accordance with the applicable provisions of this agreement;

(g)

any action or matter required, necessary or desirable to give effect to the EY Acquisition Steps Paper or any provision of this agreement or another Transaction Document, and in each case carried out in accordance with the applicable provisions of this agreement;

(h)	any action that complies with Schedule 9; or

(i)

any action that is required, necessary or desirable in connection with clause 23 or otherwise in order for the Target Group to be separated from the Retained Group and to be able to operate its business in all material respects on a standalone basis without reliance on the Retained Group.

7.4

The Purchaser shall be deemed to have given its approval to a matter referred to in clause 7.1 or clause 7.2 (as applicable) unless it notifies the Parent of its objection and its reasons for objecting within five Business Days after receiving a written request for approval from the Parent.

7.5

The Parent shall, as soon as practicable after the date of this agreement (or in accordance with such timing as indicated in the EY Acquisition Steps Paper), undertake such reorganisation of the relevant part of the WPP Group and shall prepare and execute, or procure the preparation and execution of, any document, and shall perform, or procure the performance of, all other acts and things, in each case as are required or necessary to implement Steps 0.1 to 0.8 (inclusive) of the EY Acquisition Steps Paper in order to create the “Simplified transaction structure pre-completion” shown in the EY Acquisition Steps Paper.

7.6

The Parties undertake to ensure that all entities which are to be set up for the purposes of implementing the EY Acquisition Steps Paper (including for the avoidance of any doubt, New US GP Co 1, New US GP Co 2 and New US GP Co 3 (each as referred to in the EY Acquisition Steps Paper) which are incorporated in the Purchaser’s Group prior to the transfer into the WPP Group pursuant to Steps 25, 27 and 29 of the EY Acquisition Steps Paper) undertake no other activities, acquire no other assets and incur no other liabilities except as expressly contemplated in the EY Acquisition Steps Paper or which are customary administrative matters in connection with their incorporation.

7.7

Following the satisfaction of the Conditions in accordance with clause 6 and in any event prior to First Completion, the Purchaser shall prepare and execute, or procure the preparation and execution of, any documents, and shall perform, or procure the performance of, all other acts and things, in each case as are required or necessary to implement Steps 1 to 8 (inclusive) and Step 14 of the EY Acquisition Steps Paper.

7.8

Immediately prior to First Completion, the Purchaser shall procure that each of US HoldCo A LLC and US HoldCo B LLC (as referred to in the EY Acquisition Steps Paper) and the Parent shall procure that each of WPP Blitz and WPP Dash (as referred to in the EY Acquisition Steps Paper)

prepare and execute any documents, and perform all other acts and things, in each case as are required or necessary in order to implement the mergers pursuant to Step 34 of the EY Acquisition Steps Paper. The Parties agree that the Parent shall, following implementation of Step 34 of the EY Acquisition Steps Paper and in any event prior to First Completion, procure that US HoldCo B LLC, US HoldCo A LLC and other members of the WPP Group, and the Purchaser shall procure that the officers of US HoldCo B LLC and US HoldCo A LLC prepare and execute any documents, and perform all other acts and things, in each case as are required, necessary or desirable in order for US HoldCo B LLC and US HoldCo A LLC to declare, make and pay the distributions pursuant to Steps 35 and 36 of the EY Acquisition Steps Paper, and transfer US HoldCo A LLC as contemplated in Steps 37 and 38 of the EY Acquisition Steps Paper.

7.9

Following the satisfaction of the Conditions in accordance with clause 6 and in any event prior to First Completion, the Parent shall prepare and execute, or procure the preparation and execution of, any documents and shall perform or procure the performance of, all other acts and things, in each case as are required or necessary to implement Steps 26, 28, 30, 31, 32 and 33 of the EY Acquisition Steps Paper.

7.10

The Purchaser undertakes to ensure that each of US HoldCo A LLC and US HoldCo B LLC, and the Parent undertakes to ensure that each of WPP Blitz and WPP Dash (as referred to in the EY Acquisition Steps Paper), in each case will be, at the time of implementation of Step 34 of the EY Acquisition Steps Paper, companies set up for the purposes of the Transaction and its financing in accordance with the EY Acquisition Steps Paper and the Purchaser Finance Documents and, except for the actions contemplated to be taken by them pursuant to the EY Acquisition Steps Paper and the Purchaser Finance Documents, will have undertaken no other activities, acquired no other assets and incurred no other liabilities except as expressly contemplated in the EY Acquisition Steps Paper or which are customary administrative matters in connection with their incorporation.

7.11	Until the First Completion Date (and in respect of any Deferred Target Subsidiary only, until the relevant Deferred Completion Date) the Parent undertakes that it shall:

(a)

procure (in so far as it is able) that subject to applicable law, the Purchaser and its agents and representatives are, during normal business hours and on reasonable notice, given reasonable access to the Senior Employees and the books and records of the Target Group to the extent reasonably required by the Purchaser for the purpose of planning for its investment in the Target Group and on and with effect from First Completion (or Deferred Completion, as applicable) provided that this obligation shall not extend to allow access to information reasonably regarded by the Parent as confidential to the Parent or the Retained Group; and

(b)

cooperate and assist, and shall use commercially reasonable efforts to procure (in so far as it is able) that the Sellers, the Deferred Sellers, the Target Group and their respective directors, officers, employees, accountants and other professional advisers and representatives (at the Purchaser Group’s sole expense) provide relevant information to, and cooperate and assist (in each case to the extent such cooperation and assistance is legally permissible and does not interfere unreasonably with the operation of the Sellers, the Deferred Sellers or the Target Group, as applicable) with, the Purchaser’s Group and with any of its prospective debt financing providers, rating agencies and other professional advisers and representatives in connection with and in order to facilitate the debt financing of the Transaction (which is intended to include loan and debt securities financings) and any related debt syndication, consisting of, but not limited to: (i) participating in a reasonable number of lender, investor and rating agency meetings, road shows, due diligence sessions and drafting sessions; (ii) assisting with the preparation of credit rating agency presentations, bank information memoranda, offering or private placement memoranda, prospectuses and other similar offering documents; (iii) using commercially reasonable efforts in providing customary due diligence materials, ‘know your customer’ (KYC) documents and any other customary documents and certificates; (iv) providing customary audited annual and reviewed interim financial statements (including the Accounts and equivalent accounts for the preceding two financial years) and audit reports (and provided, in each case, that the Purchaser’s Group and any of its prospective debt financing providers, rating agencies and other professional advisers and representatives (as applicable) execute and deliver any hold harmless letters that may be required by the Parent’s or the Target Group’s advisers in respect thereof); (v) providing any other information that is customarily included or provided in an offering of high yield debt securities under Rule 144A and Regulation S under the US Securities Act of 1933 and, with respect to financial statements and other financial information, as may be required to receive SAS 72-style comfort (including negative assurance) from an independent accountant; and (vi) consenting to the use of the Target Group’s logos in connection with the debt financing (provided such logos are used solely in a manner that is not intended to harm the reputation or goodwill of the Target Group).

7.12

The Parent shall procure that each Tax-Consolidated Target Group Company ceases, with effect from a time no later than the First Completion Date or the relevant Deferred Completion Date (as applicable) for that Tax-Consolidated Target Group Company, to be a member of any Tax Consolidation of which it is a member as at the date of this agreement, in each case if and to the extent that the same has not already occurred by that time by operation of law or otherwise.

7.13	With effect from the date of this agreement:

(a)	the Parent shall:

(i)

use all commercially reasonable efforts to procure (in so far as it is able) that each relevant member of the WPP Group obtains all consents, approvals or authorisations from any third parties that are reasonably required so as to allow the relevant members of the Retained Group and the relevant members of the Target Group to each remain in occupation of, and continue to operate their respective business out of, the Co-Location Properties following First Completion;

(ii)

(in obtaining all consents, approvals or authorisations pursuant to clause 7.13(a)(i) above) use all reasonably commercial efforts to procure that the annual rent that will be payable by each member of the Target Group (in respect of their shared occupation of the Co-Location Properties (or any parts of them) with the relevant member of the Retained Group) following First Completion, shall not be materially higher than the annual rent payable by them on the date of this agreement provided that if a third party landlord increases the aggregate rent payable in respect of a Co-Location Property such rent increase shall be apportioned between the relevant member of the Target Group and the Retained Group in accordance with the proportion (in square feet) of the relevant Co-Location Property occupied by each of them; and

(iii)	keep the Purchaser reasonably informed of the status of its efforts to obtain all such consents, approvals, authorisations and similar matters from third parties; and

(b)

the Purchaser and the Parent shall cooperate and work together in good faith to resolve any issue that the WPP Group encounters in attempting to obtain any consent, approval or authorisation pursuant to paragraph (a) above.

8.	FIRST COMPLETION

8.1

First Completion shall take place at the offices of the Parent’s Solicitors on the date falling 20 Business Days after the date on which the last of the Conditions is satisfied (or, in the case of the Condition in clause 6.1(c), satisfied or waived in accordance with clause 6.1), or at such other place and date as agreed in writing between the Parties.

8.2

For the purposes of determining the First Completion Amount to be paid or delivered by the Purchaser to the Parent on First Completion, no later than seven Business Days prior to First Completion, a notification (the Pre-First Completion Statement) shall be delivered to the Purchaser by or on behalf of the Parent setting out (as at the First Completion Date):

(a)	the list of First Completion Target Subsidiaries;

(b)	the Initial Base Consideration; and

(c)	the Initial Profit Amount.

The Parent will use reasonable endeavours to procure that the Pre-First Completion Statement will be signed (without personal liability) by: (i) the Chief Financial Officer of the Kantar Business (but for the avoidance of doubt any failure by him/her to do so shall not prejudice the timing and manner of First Completion hereunder); or (ii) failing him/her, by the Chief Financial Officer or Deputy Chief Financial Officer of the WPP Group.

8.3	At First Completion:

(a)

the Parent shall observe and perform, and (where applicable) procure that the Sellers observe and perform, the provisions of Part 1 of Schedule 4 in connection with the transfer of the Target Company Equity Interests;

(b)

the Purchaser shall observe and perform, and (where applicable) procure that the Designated Purchasers observe and perform, the provisions of Part 2 of Schedule 4 in connection with the transfer of the Target Company Equity Interests; and

(c)

the Parties shall observe and perform, and (where applicable) procure that the Sellers observe and perform or procure that the Designated Purchasers observe and perform (as the case may be), the provisions of Part 3 of Schedule 4 in connection with the transfer of the Target Company Equity Interests in the Dutch Target Companies.

8.4	If:

(a)	the Parent fails to comply with the provisions of Part 1 of Schedule 4 in connection with the transfer of the Target Company Equity Interests; or

(b)	the Purchaser fails to comply with the provisions of Part 2 of Schedule 4 in connection with the transfer of the Target Company Equity Interests; or

(c)	either Party fails to comply with its obligations under the provisions of Part 3 of Schedule 4 in connection with the transfer of the Target Company Equity Interests in the Dutch Target Companies,

the Parent (in the case of non-compliance by the Purchaser) or the Purchaser (in the case of non-compliance by the Parent) may elect (in addition and without prejudice to all other rights and remedies available to it) by notice to the other:

(a)	not to complete (or procure the completion of) the sale and purchase of the Target Company Equity Interests, in which case the provisions of clause 8.5 shall apply; or

(b)

to fix a new date for First Completion (being not more than 20 Business Days after the original date for First Completion) in which case the provisions of clauses 8.3 and Schedule 4 shall apply to First Completion as so postponed but on the basis that such postponement may occur only once.

8.5	If the Parent or the Purchaser (as relevant) elects not to complete the sale of the Target Company Equity Interests under clause 8.4:

(a)	except for this clause 8.5 and the Surviving Provisions, all the provisions of this agreement shall lapse and cease to have effect; and

(b)

neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

8.6

The exact timing of the performance by the Parties of the requirements of clause 8.3 and Schedule 4 may be adjusted by agreement in writing between the Parent and the Purchaser to enable the separation of (1) the completion of the sale and purchase of the relevant Equity Interests in the Target Companies Summer (BC) US JVCo SCSp and Summer (BC) US JVCo GP S.a r.l from (2) the completion of the sale of the relevant Equity Interests in the other Target Companies, in order to:

(a)	manage the international time zones and money flows involved in First Completion; and

(b)

ensure that the pre-sale distribution by US Holdco A LLC pursuant to Step 36 of the EY Acquisition Steps Paper takes place before the completion of the sale and purchase of the relevant Equity Interests in the Target Companies Summer (BC) US JVCo SCSp and Summer (BC) US JVCo GP S.a r.l,

provided always that all of the requirements of clause 8.3 and Schedule 4 are met on the First Completion Date.

8.7

Following First Completion, the Parties shall execute, or procure the execution of, all documents, and perform, or procure the performance of, all other acts and things, in each case as are required or necessary in order to implement Steps 12b, 12c and 17 to 22 (inclusive) of the EY Acquisition Steps Paper.

9.	DEFERRED COMPLETIONS

9.1

The Parent shall use reasonable endeavours to procure that the Deferred Completion Kantar Reorganisation is carried out, and all legal or regulatory approvals or restrictions in connection with the transfer of any Deferred Target Subsidiary Equity Interests including any potential Non-Transferable Target Subsidiary Equity Interests (excluding those set out in paragraph (d) of the definition thereof) (in each case in so far as it is within its power to do so and other than in respect of any Non-Wholly Owned Target Subsidiaries) are obtained or resolved, as soon as reasonably practicable after First Completion and in any event so as to allow any Deferred Completions to occur prior to the Second Long Stop Date.

9.2	The Parent:

(a)	shall (in so far as it is able) procure that the voting rights attaching to any Equity Interests held directly by a member of the WPP Group in a Non-Wholly Owned Target Subsidiary

and (subject to their fiduciary duties and in so far as it is so able) the voting rights of the directors or equivalent appointed by the Parent or any wholly owned member of the WPP Group to the board of directors of a Non-Wholly Owned Target Subsidiary, are exercised; and

(b)	shall provide such assistance as is reasonably necessary (and that it is reasonably able to provide),

in each case so as to facilitate all legal or regulatory approvals or restrictions in connection with the transfer of any Deferred Target Subsidiary Equity Interests in any Non-Wholly Owned Target Subsidiaries being obtained or resolved as soon as reasonably practicable after First Completion and in any event so as to allow any Deferred Completions to occur prior to the Second Long Stop Date.

9.3	The Purchaser shall use reasonable endeavours:

(a)

to co-operate with the Parent and provide such assistance as is reasonably necessary (and that it is reasonably able to provide), and to provide to the Parent or any Regulatory Authority such information as is reasonably necessary (and that it is reasonably able to provide), and in any event all information as is necessary, in order to ensure that the Deferred Completion Kantar Reorganisation is carried out; and

(b)

to obtain any other approvals (not being a Global Competition Approval, a Foreign Investment Approval or an Other Competition Approval) which after the date of this agreement the Purchaser determines (acting reasonably) are required by the Purchaser or any other member of the Purchaser’s Group from a Regulatory Authority in relation to the transfer of the Target Companies or the Target Subsidiary Equity Interests in the Target Subsidiaries pursuant to the terms of this agreement, in each case as soon as reasonably practicable after the date of this agreement and in any event so as to allow any Deferred Completions to occur before the Second Long Stop Date.

9.4

Once all legal or regulatory approvals or restrictions to the transfer of any Deferred Target Subsidiary Equity Interests in a particular Deferred Target Subsidiary pursuant to the terms of this agreement are obtained or resolved, the Parent shall promptly give notice in writing to the Purchaser of the same and, subject to clause 9.5, specify a date, being 20 Business Days after the date the notice is served, on which the Deferred Completion in respect of those Deferred Target Subsidiary Equity Interests is to take place, provided that the Parent shall be entitled to delay specifying a date on which such Deferred Completion is to take place in order to arrange for two or more Deferred Completions to take place on the same date.

9.5	The Parties acknowledge that, unless otherwise agreed in writing by the Parties:

(a)

a Deferred Completion in respect of a particular Deferred Target Subsidiary shall not take place where such Deferred Target Subsidiary is part of a Subsidiary Grouping until such time as all legal or regulatory approvals or restrictions relating to the transfer of all other Deferred Target Subsidiary Equity Interests in the same Subsidiary Grouping pursuant to the Deferred Completion Kantar Reorganisation or pursuant to this agreement are obtained or resolved;

(b)	there shall be no more than: (i) one Deferred Completion Date in any 20 Business Day period; and (ii) four Deferred Completion Dates in total; and

(c)	no Deferred Completion shall take place after the Second Long Stop Date or (save with the prior written consent of the Purchaser) prior to 31 January 2020.

9.6

For the purposes of determining the Deferred Completion Amount to be paid by the Purchaser to the Parent on each Deferred Completion, no later than seven Business Days prior to the relevant Deferred Completion Date, a notification (a Pre-Deferred Completion Statement) shall be delivered to the Purchaser by or on behalf of the Parent setting out (as at the relevant Deferred Completion Date):

(a)	the list of Deferred Target Subsidiaries;

(b)	the Deferred Base Consideration in respect of each Deferred Completion taking place on that Deferred Completion Date; and

(c)	the Deferred Profit Amount in relation to that Deferred Completion.

The Parent will procure that each Pre-Deferred Completion Statement will be signed (without personal liability) by the Chief Financial Officer or Deputy Chief Financial Officer of the WPP Group.

9.7	At each Deferred Completion:

(a)

the Parent shall procure that the Deferred Sellers shall execute and deliver such local law transfer agreements and any other instruments and take such other action as may be required or necessary to transfer the Deferred Target Subsidiary Equity Interests the subject of that Deferred Completion to the Purchaser or its Designated Purchaser;

(b)

the Purchaser shall execute and deliver or procure the execution and delivery by its Designated Purchaser of such local law transfer agreements and any other instruments and shall take or procure the taking of such other action as may be necessary to purchase and acquire the Deferred Target Subsidiary Equity Interests the subject of that Deferred Completion;

(c)

the Purchaser shall make, or procure that the relevant Designated Purchaser shall make, a payment in cash to the Parent (or the relevant Deferred Seller as the Parent directs) of an amount equal to the Deferred Completion Amount, as specified in the relevant Pre-Deferred Completion Statement;

(d)

the Parent shall pay (on behalf of the relevant member of the Retained Group) in cash, to each Deferred Target Subsidiary in which Deferred Target Subsidiary Equity Interests are the subject of that Deferred Completion, an amount equal to any Tax Consolidation Receivable Amount in respect of that Deferred Target Subsidiary, if and to the extent that the entitlement of that Deferred Target Subsidiary to receive such Tax Consolidation Receivable Amount has not been satisfied before that Deferred Completion; and

(e)

the Purchaser shall procure that each Deferred Target Subsidiary in which Deferred Target Subsidiary Equity Interests are the subject of that Deferred Completion pays in cash to the Parent (on behalf of the relevant member of the Retained Group) an amount equal to any Tax Consolidation Payment Amount in respect of each such Deferred Target Subsidiary, if and to the extent that the liability of that Deferred Target Subsidiary to pay such Tax Consolidation Payment Amount has not been discharged before that Deferred Completion.

9.8

Prior to each Deferred Completion, the Purchaser shall execute, or procure the execution of, all documents, and perform, or procure the performance of, all other acts and things, in each case as are required or necessary in order to implement Steps D1 to D3 (inclusive) of the EY Acquisition Steps Paper.

9.9	Intentionally left blank.

9.10

If, in good time before a Deferred Completion is due to take place pursuant to this agreement, either Party considers that there is a more optimum method, in terms of legal steps, for facilitating and effecting such Deferred Completion and positioning the relevant Deferred Target Subsidiaries within the joint venture referred to in Recital (B) to this agreement than Steps D1 to D4 (inclusive) of the EY Acquisition Steps Paper, in a way which is economically better (or at least neutral) for the Parties and which maintains (subject to any permitted issuances or transfers of securities pursuant to the Shareholders’ Agreement between First Completion and such Deferred Completion) the 40 per cent./60 per cent. division of equity interests in such joint venture, the Parties shall discuss the matter in good faith with a view to agreeing alternative steps and implementing such alternative steps prior to, on and following such Deferred Completion.

9.11

The Parties intend that, subject to the terms of this agreement and the Shareholders’ Agreement, immediately following First Completion and (subject to any permitted issuances or transfers of securities pursuant to the Shareholders’ Agreement between First Completion and Deferred Completion) each Deferred Completion, the Parent will hold a direct or indirect equity interest of 40 per cent., and the Purchaser will hold a direct or indirect equity interest of 60 per cent., in the joint venture to be established pursuant to the EY Acquisition Steps Paper and the Shareholders’ Agreement in respect of the Kantar Business. Each Party shall procure the execution of such documents, and perform, or procure the performance of, all further acts and things, in each case as are required, necessary or desirable in order to give effect to this intention.

10.	LEAKAGE

Pre-Signing

10.1	The Parent covenants to the Purchaser that in the period from and including the date immediately following the Locked Box Date up to the date of this agreement:

(a)	there has been no Leakage to a member of the Retained Group; and

(b)

except as expressly contemplated pursuant to the terms of this agreement, no arrangement or agreement has been made or entered into that has resulted or will result in any Leakage to a member of the Retained Group.

Pre-First Completion

10.2

The Parent undertakes to the Purchaser that in the period from and including the date of this agreement up to and including the First Completion Date it shall procure (in so far as it is within its power to do so) that, in respect of any First Completion Target Subsidiary:

(a)	there will be no Leakage to a member of the Retained Group; and

(b)	except as expressly contemplated pursuant to the terms of this agreement, no arrangement or agreement will be made or entered into that will result in any Leakage to a member of the Retained Group.

10.3

Subject to clauses 10.4 and 10.5, in the event of any Leakage from a Target Company or First Completion Target Subsidiary, the Parent shall pay (on a $ for $ and after-Tax basis) an amount in cash equal to: (i) the amount or value of such Leakage received by any member of the Retained Group which is wholly owned directly or indirectly by the Parent; and (ii) the Parent Proportion of the amount or value of such Leakage received by any member of the Retained Group which is not wholly owned directly or indirectly by the Parent:

(a)	to the Target Group immediately prior to the First Completion Date if such Leakage is identified prior to First Completion (the First Completion Settled Leakage); and

(b)	to the Purchaser if such Leakage is identified after the First Completion Date,

in each case plus interest accrued daily at a rate of 4.8 per cent. per annum (the Leakage Interest) from the date of such Leakage to the date of payment hereunder. The Purchaser shall not be entitled to any remedy for a breach of clauses 10.1 or 10.2 other than a payment pursuant to clause 10.3(b) or clause 10.13.

10.4	The Parent shall not have any liability for any Leakage under clauses 10.1, 10.2 or 10.3(b) unless:

(a)	a claim has been notified to the Parent in writing on or before the date which is six months following the First Completion Date; and

(b)

proceedings have been brought against the Parent in respect of its recovery within three months of its being notified of a claim in respect of that Leakage in accordance with clause 10.4(a), unless the relevant claim has been agreed in writing by the Parent before that date.

10.5	The Parent shall have no liability under clauses 10.1, 10.2 or 10.3(b) in respect of any First Completion Settled Leakage.

Pre Each Deferred Completion

10.6

The Parent undertakes to the Purchaser that in the period from and including the date of this agreement up to and including each Deferred Completion Date it shall procure that, in respect of any Deferred Target Subsidiary which is transferred to the Purchaser or its Designated Purchaser on that Deferred Completion Date:

(a)	there will be no Leakage to a member of the Retained Group; and

(b)	except as expressly contemplated pursuant to the terms of this agreement, no arrangement or agreement will be made or entered into that will result in any Leakage to a member of the Retained Group.

10.7

Subject to clauses 10.8 and 10.9, in the event of any Leakage from a Deferred Target Subsidiary, the Parent shall pay (on a $ for $ and after-Tax basis) an amount in cash equal to: (i) the amount or value of such Leakage received by any member of the Retained Group which is wholly owned directly or indirectly by the Parent; and (ii) the Parent Proportion of the amount or value of such Leakage received by any member of the Retained Group which is not wholly owned directly or indirectly by the Parent:

(a)	to the Target Group immediately prior to the relevant Deferred Completion Date (the Deferred Completion Settled Leakage); and

(b)	to the Purchaser if such Leakage is identified after the relevant Deferred Completion Date,

plus interest accrued daily at a rate of 4.8 per cent. per annum from the date of such Leakage to the date of payment hereunder. The Purchaser shall not be entitled to any remedy for a breach of clauses 10.1 or 10.6 in respect of a Deferred Target Subsidiary other than to a payment pursuant to clause 10.7(b) or clause 10.12.

10.8	The Parent shall not have any liability for any Leakage under clauses 10.1, 10.6 or 10.7(b) unless:

(a)	the amount resulting from any such Leakage exceeds $9.4 million in aggregate (in which case the Parent shall be liable for the excess only);

(b)	a claim has been notified to the Parent in writing on or before the date which is six months following the applicable Deferred Completion Date; and

(c)

proceedings have been brought against the Parent in respect of its recovery within three months of its being notified of a claim in respect of that Leakage in accordance with clause 10.9(a), unless the relevant claim has been agreed in writing by the Parent before that date.

10.9	The Parent shall have no liability under clauses 10.1, 10.6 or 10.7(b) in respect of any Deferred Completion Settled Leakage.

10.10	The liability of the Parent under clauses 10.3(b), 10.7(b) and 10.12 shall be limited to:

(a)	the amount of any Leakage actually received by (or attributable to) any member of the Retained Group which is wholly owned directly or indirectly by the Parent; plus

(b)	the Parent Proportion of the amount of any Leakage actually received by (or attributable to) any member of the Retained Group which is not wholly owned directly or indirectly by the Parent; minus

(c)	the aggregate amount of all First Completion Settled Leakage and Deferred Completion Settled Leakage.

10.11	The Parent shall not be liable more than once in respect of the same Leakage, regardless of whether more than one category of Leakage arises in respect of it.

10.11A

The Parent shall be entitled to deduct from the amount of Leakage which it would otherwise be required to pay under clause 10.7 an amount equal to any portion of the €29,144,000 referred to in subparagraph (z) of the definition of Permitted Leakage which has not been paid to members of the Retained Group (whether as part of the First Completion Kantar Reorganisation or the Deferred Completion Kantar Reorganisation or otherwise), provided that the total amount of such deduction shall not exceed €2,798,107.51 being the amount of the €29,144,000 which has not as at the First Completion Date been paid to members of the Retained Group as part of the First Completion Kantar Reorganisation; once so deducted such deducted amount shall no longer be Permitted Leakage within subparagraph (z) of the definition of Permitted Leakage.

Retained Target Entities

10.12

If, as at the Second Long Stop Date, any Deferred Target Subsidiary Equity Interests have not been transferred pursuant to any Deferred Completion (the relevant Deferred Target Subsidiaries being the Retained Target Entities), subject to clause 10.13 in the event of any Leakage (for the avoidance of doubt, reading the definitions of Leakage and Permitted Leakage as if the Retained Target Entities had always been members of the Retained Group for purposes of this agreement) having occurred from a member of the Target Group prior to First Completion or Deferred Completion (as applicable) to any Retained Target Entity, the Parent shall pay to the Purchaser (on a $ for $ and after-Tax basis) an amount in cash equal to: (a) the amount or value of such Leakage received by any Retained Target Entity which is wholly owned directly or indirectly by the Parent; and (b) the Parent Proportion of the amount or value of such Leakage received by any member of the Retained Group which is not wholly owned directly or indirectly by the Parent in each case plus interest accrued daily at a rate of 4.8 per cent. per annum from the date of such Leakage to the date of payment hereunder.

10.13	The Parent shall not have any liability for any Leakage under clause 10.12 unless:

(a)	a claim has been notified to the Parent in writing on or before the date which is six months following the Second Long Stop Date; and

(b)

proceedings have been brought against the Parent in respect of its recovery within three months of its being notified of a claim in respect of that Leakage in accordance with clause 10.14(a), unless the relevant claim has been agreed in writing by the Parent before that date.

General

10.14	Leakage:

(a)	for, or for the benefit of, any person shall be deemed to be to, and received by, that person;

(b)

to or for the benefit of any director, officer or employee of the Parent or any member of the Retained Group shall be deemed to benefit the Parent or the relevant member of the Retained Group (as applicable);

(c)	within paragraph (g) or (i) (and paragraphs (h) and/or (j) as they relate to paragraph (g) or (i)) of the definition of Leakage shall be deemed to benefit the Parent; and

(d)

within paragraph (j) of the definition of Leakage shall be deemed to benefit such of the Parent or other member of the Retained Group which received or benefitted from or is deemed to have benefitted from the Leakage to which it relates.

10.15

The Parent shall not be liable for the payment of any Leakage Interest where the action which has caused Leakage has been carried out in cash and either: (a) at the request of the Purchaser (provided that the Purchaser expressly agrees that Leakage Interest shall not apply in respect thereof); or (b) otherwise pursuant to the terms of this agreement.

10.16

If the Purchaser receives any payment under clauses 10.3(b), 10.7(b) or 10.13, the Purchaser shall (within 10 Business Days of receiving such payment) invest the amount of such payment (net of any fees, costs, expenses and/or Tax incurred by it in connection with the same) in the Company (as defined in the Shareholders’ Agreement) which owns the member of the Target Group from which such Leakage originated, such investment to be made in such a manner as does not result in the Purchaser acquiring any new Securities (as defined in the Shareholders’ Agreement) other than worthless deferred shares and therefore does not result in any dilution of the economic entitlements of the Purchaser and the other holders of such Securities.

10.17

If an amount claimed that would be payable by the Parent under this clause 10 may be subject to Tax in the hands of the recipient, then the Parent and the Purchaser shall consult in good faith for a period of not less than 10 Business Days (or such longer or shorter period as they may agree in writing) with a view to agreeing an acceptable arrangement for satisfying the obligation to pay the amount so claimed in an efficient manner that does not prejudice the interests of any member of the Target Group or any member of the Purchaser’s Group. If the Parent and the Purchaser fail to agree on any particular manner of doing so then the Parent shall satisfy the obligation to pay the amount so claimed under this clause 10 by way of a payment in cash.

10.18	The Parties agree that:

(a)

a misstatement in the Locked Box Accounts, which reported an amount of US$4,406,083 in “Cash and cash equivalents” when in fact it should have been shown in the line items making up total “Net working capital”, (the Misstatement) shall be dealt with (in full and final settlement as between the Parties of any claims relating to or arising from the Misstatement) by the payment immediately prior to First Completion by the Parent or another member of the Retained Group to the Target Group of an amount in cash of US$4,406,083, which amount shall be treated and paid as an additional amount of Leakage notwithstanding that it does not fall within the definition of Leakage in Schedule 5 except that no Leakage Interest shall be payable on such amount; and

(b)

notwithstanding any other provision of this agreement, neither the Parent nor any other member of the Retained Group shall have any liability under any provision of this agreement other than under paragraph (a) above (including, without limitation, the Warranties) in respect of the Misstatement.

10.19	The Parties agree that:

(a)

an amount of Euro 2,347,860 being the cost of a foreign currency hedge entered into by SAP in respect of the future receipt by SAP or CTR of the CSM Payment in Chinese Renminbi (the Hedge) shall be treated as Leakage notwithstanding that it does not fall within the definition of Leakage in Schedule 5, and the Parent shall, or shall procure that another member of the Retained Group shall, make a payment immediately prior to First Completion to the Target Group of an amount in cash of US$ 2,584,433 (being the agreed US dollar equivalent of Euro 2,347,860) plus Leakage Interest thereon from the date the cost of the Hedge was incurred to the date the payment is made under this subclause in an agreed amount of US$89,523, making a total payment of US$2,673,956; and

(b)

notwithstanding any other provision of this agreement, neither the parent nor any other member of the Retained Group shall have any liability under any provision of this agreement other than under paragraph (a) above in respect of the cost of the Hedge.

11.	WRONG POCKETS

11.1

Where between the Locked Box Date and the first anniversary of the First Completion Date (the Wrong Pocket Period), an amount falls to be paid for by a member of the Retained Group in relation to the business or operations of the Kantar Business (but not including, for the avoidance of doubt, any amounts paid under the Tax Deed), with effect from First Completion or Deferred Completion (as applicable) the Purchaser shall procure that a member of the Target Group shall pay such amount provided that such amount, when aggregated with all other such amounts, exceeds £250,000. Any related rights or benefits in respect of the Kantar Business shall vest in such member of the Target Group.

11.2

If, during the Wrong Pocket Period, a member of the Retained Group receives a cash amount from a third party which relates to the business or operations of the Kantar Business, with effect from First Completion or Deferred Completion (as applicable) the Parent shall pay or shall procure that such member of the Retained Group pays such amount (net of any Tax suffered by the Retained Group thereon) to the Purchaser on behalf of the member of the Target Group conducting such operations.

11.3

Where during the Wrong Pocket Period an amount falls to be paid for by a member of the Target Group in relation to the business or operations of a member of the Retained Group, with effect from First Completion or Deferred Completion (as applicable) the Parent shall procure that the relevant member of the Retained Group shall pay such amount provided that such amount, when aggregated with all other such amounts, exceeds £250,000. Any related rights or benefits in respect of the business of the Retained Group shall vest in the relevant member of the Retained Group conducting such business.

11.4

If, during the Wrong Pocket Period, the Purchaser or a member of the Target Group receives a cash amount from a third party which relates to the business or operations of the Retained Group, with effect from First Completion or Deferred Completion (as applicable) the Purchaser shall pay or procure that such member of the Target Group pays such amount (net of any Tax suffered by the Purchaser or any member of the Target Group thereon) to the Parent on behalf of such member of the Retained Group conducting such operations.

11.5

To the extent that the Parent or another member of the Retained Group has any interest in any asset, Intellectual Property Right, business, agreement or right exclusively or predominantly used in the Kantar Business, the Purchaser and the Parent, acting together, shall procure that transfers of such interests are effected by the Parent or other relevant member of the Retained Group (as the case may be) to the user for, to the extent permitted by law, £1 or, if not so permitted, for a price equivalent to market value payable by the relevant transferee which amount shall be deemed to have been taken into account in the calculation of the Total Headline Base Consideration (which accordingly, for tax purposes, shall be adjusted commensurately) so that no actual payment is required.

11.6

To the extent that any member of the Target Group has any interest in any asset, Intellectual Property Right, business, agreement or right exclusively or predominantly used in the business of the Retained Group, the Purchaser and the Parent, acting together, shall procure that transfers of such interests are effected by the relevant member of the Target Group to the user for, to the extent permitted by law, £1 or, if not so permitted, for a price equivalent to market value payable by the relevant transferee which amount shall be deemed to have been taken into account in the calculation of the Total Headline Base Consideration (which accordingly, for tax purposes, shall be adjusted commensurately) so that no actual payment is required.

12.	GUARANTEES AND INDEMNITIES

12.1

The Parent shall procure that on First Completion each Target Company and each First Completion Target Subsidiary is released from all guarantees, letters of comfort, indemnities or any other obligation akin to the foregoing (together, Group Commitments) given by that member of the Target Group in respect of any liability or obligation of any member of the Retained Group, and pending such release the Parent shall indemnify that member of the Target Group against all liabilities arising under those Group Commitments following First Completion.

12.2

The Purchaser shall procure that as from First Completion the Parent and each member of the Retained Group is released from all Group Commitments given by the Parent or any member of the Retained Group in respect of any liability or obligation of any Target Company or any First Completion Target Subsidiary, and pending such release, the Purchaser shall procure that the members of the Target Group transferred at First Completion indemnify the Parent or that member of the Retained Group against all liabilities arising under those Group Commitments following First Completion.

12.3

The Parent shall procure that on each Deferred Completion each relevant Deferred Target Subsidiary is released from all Group Commitments given by that member of the Target Group in respect of any liability or obligation of any member of the Retained Group, and pending such release the Parent shall indemnify that member of the Target Group against all liabilities arising under those Group Commitments following the relevant Deferred Completion.

12.4

The Purchaser shall procure that as from each Deferred Completion the Parent and each member of the Retained Group is released from all Group Commitments given by the Parent or any member of the Retained Group in respect of any liability or obligation of any relevant Deferred Target Subsidiary, and pending such release, the Purchaser shall procure that the Deferred Target Subsidiaries transferred at the relevant Deferred Completion indemnify the Parent or that member of the Retained Group against all liabilities arising under those Group Commitments following the relevant Deferred Completion.

12.5

To the extent that, following First Completion or a Deferred Completion (as the case may be), the Parent or any member of the Retained Group (as applicable) has not been released from all Group Commitments given by the Parent or any member of the Retained Group (as applicable) in respect of any liability or obligation of any Target Company or any First Completion Target Subsidiary or Deferred Target Subsidiary (as applicable):

(a)

the Purchaser shall use reasonable endeavours to procure that the Parent or any member of the Retained Group (as applicable) is released from all such Group Commitments as soon as reasonably practicable after First Completion or such Deferred Completion (as applicable); and

(b)

until such release is effective, the Purchaser shall procure that any Target Company or any First Completion Target Subsidiary or Deferred Target Subsidiary (as applicable) shall indemnify the Parent or the relevant member of the Retained Group (as applicable) against all liabilities arising under those Group Commitments.

12.6

To the extent that, following First Completion or a Deferred Completion (as the case may be), any Target Company, First Completion Target Subsidiary or Deferred Target Subsidiary (as applicable) has not been released from all Group Commitments given by that Target Company,First Completion Target Subsidiary or Deferred Target Subsidiary (as applicable) in respect of any liability or obligation of any member of the Retained Group:

(a)

the Parent shall use reasonable endeavours to procure that the Target Company, First Completion Target Subsidiary or Deferred Target Subsidiary (as applicable) is released from all such Group Commitments as soon as reasonably practicable after First Completion or such Deferred Completion (as applicable); and

(b)

until such release is effective, the Parent shall indemnify the Target Company, First Completion Target Subsidiary or Deferred Target Subsidiary (as applicable) against all liabilities arising under those Group Commitments.

12.7

Clauses 12.1, 12.3 and 12.6 may be enforced by the relevant member of the Target Group (with, where that member is not the Purchaser, the Purchaser’s prior written consent) against the Parent under the Contracts (Rights of Third Parties) Act 1999. The provisions of clauses 12.1, 12.3 and 12.6 may be varied by agreement between the Parent and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clauses 12.1, 12.3 or 12.6) without the consent of any other member of the Target Group.

12.8

Clauses 12.2, 12.4 and 12.5 may be enforced by each relevant member of the Retained Group (with, where that member is not the Parent, the Parent’s prior written consent) against the Purchaser under the Contracts (Rights of Third Parties) Act 1999. The provisions of clauses 12.2, 12.4 and 12.5 may be varied by agreement between the Parent and the Purchaser (and the Parent may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clauses 12.2, 12.4 or 12.5) without the consent of any other member of the Retained Group.

13.	INTRA-GROUP LOANS AND TRADE DEBTS ON FIRST COMPLETION

13.1	The provisions of this clause 13 shall apply to all Intra-Group Payables and Intra-Group Receivables excluding those balances falling within First Completion KR Net Debt.

13.2	The Parent shall procure (in so far as it is able) that:

(a)

all Intra-Group Payables owed by a Target Company or a First Completion Target Subsidiary to the Parent or a member of the Retained Group are repaid and settled before the First Completion Date using any cash held by the Target Companies and First Completion Target Subsidiaries; and

(b)

all Intra-Group Receivables owed by the Parent or a member of the Retained Group to a Target Company or a First Completion Target Subsidiary are repaid and settled before the First Completion Date in cash.

13.3

To the extent that the Parent is unable to procure the matters set out in clause 13.2(a) and/or (b), the Parent shall notify the Purchaser thereof and the Parties shall use reasonable endeavours to agree in good faith an alternative mechanism which is economically equivalent for them and cash-neutral for the Purchaser’s Group at First Completion.

13.4

The Parent shall procure that the Trade Debts owing by any member of the Retained Group to a Target Company or First Completion Target Subsidiary as at First Completion shall be settled after First Completion when due in the ordinary course of business.

13.5

The Purchaser shall procure that the Trade Debts owing by any Target Company or First Completion Target Subsidiary to a member of the Retained Group as at First Completion shall be settled after First Completion when due in the ordinary course of business.

14.	INTRA-GROUP LOANS AND TRADE DEBTS ON DEFERRED COMPLETIONS

14.1	The provisions of this clause 14 shall apply to all Intra-Group Payables and Intra-Group Receivables excluding those balances falling within Deferred Completion KR Net Debt.

14.2	The Parent shall procure (in so far as it is able) that:

(a)

all Intra-Group Payables owed by a Deferred Target Subsidiary to the Parent or a member of the Retained Group are repaid and settled before the Deferred Completion Date using any cash held by the Deferred Target Subsidiaries; and

(b)	all Intra-Group Receivables owed by the Parent or a member of the Retained Group to a Deferred Target Subsidiary are repaid and settled before the Deferred Completion Date in cash.

14.3

To the extent that the Parent is unable to procure the matters set out in clause 14.2(a) and/or 14.2(b), the Parent shall notify the Purchaser thereof and the Parties shall use reasonable endeavours to agree in good faith an alternative mechanism which is economically equivalent for them and cash-neutral for the Purchaser’s Group at Deferred Completion.

14.4

The Parent shall procure that the Trade Debts owing by any member of the Retained Group to a Deferred Target Subsidiary as at Deferred Completion shall be settled after Deferred Completion when due in the ordinary course of business.

14.5

The Purchaser shall procure that the Trade Debts owing by any Deferred Target Subsidiary to a member of the Retained Group as at Deferred Completion shall be settled after Deferred Completion when due in the ordinary course of business.

15.	KANTAR REORGANISATION INTRA-GROUP LOANS

The Parties shall agree in good faith a method for dealing with any First Completion KR Net Debt and Deferred Completion KR Net Debt which is economically equivalent for them and cash-neutral for the Purchaser’s Group at First Completion and each Deferred Completion as if any such First Completion KR Net Debt and Deferred Completion KR Net Debt had never existed.

16.	DEFERRED VALUE PAYMENTS

16.1	If during the Claim Limitation Period, there is a Final Claim Determination in respect of any Litigation Claim or any Contingent Tax Liability:

(a)

where such Final Claim Determination occurs prior to First Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion Target Subsidiary) or the relevant Deferred Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary), the Parent shall notify UK Bidco of such Final Claim Determination and the relevant Final Claim Amount; or

(b)

where such Final Claim Determination occurs after First Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion Target Subsidiary) or the relevant Deferred Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary), but in any event while the relevant member of the Target Group is a JV Group Company, UK Bidco shall, or shall procure that the relevant Target Subsidiary shall, notify the Parent of such Final Claim Determination and the relevant Final Claim Amount, in each case as soon as practicable and in any event within five Business Days of the later of: (i) becoming aware of the occurrence of such Final Claim Determination; and (ii) the First Completion Date or the relevant Deferred Completion Date (as applicable) (the Final Claim Notice).

16.2

If in respect of any Litigation Claim or (as applicable) Contingent Tax Liability the subject of a Final Claim Notice, the Final Claim Amount is less than the Estimated Claim Amount (the relevant Pre-Sale Proportion of the difference being the Estimate Excess), then:

(a)

following the delivery of the relevant Final Claim Notice, UK Bidco shall pay to the Parent or (as directed by the Parent) the relevant Seller, or procure payment to the Parent or the relevant Seller of, an amount in cash equal to the Estimate Excess, by wire transfer in immediately available funds, on the later of the date falling: (i) 10 Business Days after delivery of the Final Claim Notice to the Parent; and (ii) 10 Business Days after First Completion or Deferred Completion (as applicable to the member of the Target Group the subject of the relevant Litigation Claim or (as applicable) Contingent Tax Liability); and

(b)	in each case, the Total Estimated Claim Amount shall be reduced by the Estimated Claim Amount in respect of such Litigation Claim or (as applicable) Contingent Tax Liability.

16.3

If in respect of any Litigation Claim or (as applicable) Contingent Tax Liability the subject of a Final Claim Notice, the Final Claim Amount is the same as or exceeds the Estimated Claim Amount (the difference being the Estimate Shortfall) whether:

(a)

the relevant Final Claim Notice is delivered prior to the First Completion Date (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion Target Subsidiary) or the relevant Deferred Completion Date (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary); or

(b)	the relevant Final Claim Notice is delivered after the First Completion Date (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion

Target Subsidiary) or the relevant Deferred Completion Date (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary),

in neither case shall the Parent be liable to the Purchaser, UK Bidco (including any subsidiary of UK Bidco) or any member of the Target Group or the Purchaser’s Group in respect of all or any part of such Estimate Shortfall and in each case, the Total Estimated Claim Amount shall be reduced by the Estimated Claim Amount.

16.4	If during the Claim Limitation Period, there is an Interim Claim Reduction in respect of any Litigation Claim or any Contingent Tax Liability:

(a)

where such Interim Claim Reduction occurs prior to First Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion Target Subsidiary) or the relevant Deferred Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary), the Parent shall notify UK Bidco of such Interim Claim Reduction and the relevant Interim Claim Reduction Amount; or

(b)

where such Interim Claim Reduction occurs after First Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion Target Subsidiary) or the relevant Deferred Completion (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary), but in any event while the relevant member of the Target Group is a JV Group Company, UK Bidco shall, or shall procure that the relevant Target Subsidiary shall, notify the Parent of such Interim Claim Reduction and the relevant Interim Claim Reduction Amount, in each case as soon as practicable and in any event within five Business Days of the later of: (i) becoming aware of such Interim Claim Reduction; and (ii) the First Completion Date or the relevant Deferred Completion Date (as applicable) (the Interim Claim Reduction Notice).

16.5	Following the delivery of the relevant Interim Claim Reduction Notice:

(a)

UK Bidco shall pay to the Parent or (as directed by the Parent) the relevant Seller, or procure the payment to the Parent or the relevant Seller of, an amount in cash equal to the relevant Pre-Sale Proportion of the Interim Claim Reduction Amount, by wire transfer in immediately available funds, on the later of the date falling: (i) 10 Business Days after delivery of the Interim Claim Reduction Notice to the Parent; and (ii) 10 Business Days after First Completion or Deferred Completion (as applicable to the member of the Target Group the subject of the relevant Litigation Claim or (as applicable) Contingent Tax Liability); and

(b)	in each case, the Total Estimated Claim Amount shall be reduced by the Interim Claim Reduction Amount in respect of such Litigation Claim or (as applicable) Contingent Tax Liability.

16.6

If a member of the Target Group ceases following First Completion (in respect of a Target Company or a First Completion Target Subsidiary) or the relevant Deferred Completion (in respect of a Deferred Target Subsidiary), to be a JV Group Company: (i) the Final Claim Amount in respect of all Litigation Claims or (as applicable) Contingent Tax Liabilities to which that member of the Target Group is then subject shall be deemed to be equal to the Estimated Claim Amount thereof; and (ii) the Total Estimated Claim Amount shall be reduced by the Estimated Claim Amount of all Litigation Claims or (as applicable) Contingent Tax Liabilities to which such member of the Target Group is then subject.

16.7

If an Exit has not then occurred, as soon as practicable after, and in any event within 5 Business Days of, the date of the third anniversary of the final Deferred Completion Date, UK Bidco shall pay, or procure the payment of, the balance of the Total Estimated Claim Amount (as adjusted: (i) in accordance with clauses 16.2, 16.3, 16.5 and 16.6; (ii) to reflect the relevant Pre-Sale Proportion in respect of each relevant Estimated Claim Amount; and (iii) less any amount of the Total Estimated Claim Amount which relates to any Litigation Claim(s) against Target Subsidiaries or (as applicable) Contingent Tax Liabilities of Target Subsidiaries in which there are Non-Transferable Target Subsidiary Equity Interests) to the Parent or the relevant Seller by wire transfer in immediately available funds.

16.8

The provisions of Part 1 of Schedule 9 shall apply to all Litigation Claims until the earlier of, in relation to each Litigation Claim: (i) a Final Claim Notice being served; and (ii) the expiry of the Claim Limitation Period.

16.9

The provisions of Clause 8 (Conduct of tax claims) of the Tax Deed shall apply to all Contingent Tax Liabilities (except any Contingent Tax Liabilities within paragraphs (g) to (m) (inclusive) of the definition of that term) until the earlier of, in relation to each Contingent Tax Liability: (i) a Final Claim Notice being served; and (ii) the expiry of the Claim Limitation Period.

16.10	The provisions of paragraph 8 (Third Party Claims) of Schedule 3 shall not apply to any Litigation Claim.

16.11	Notwithstanding anything to the contrary in this agreement, the maximum aggregate amount payable under this clause 16 to the Parent and the relevant Sellers shall not exceed $65,000,000.

16.12	In relation to all amounts payable under this clause 16:

(a)

amounts payable or payments procured by UK Bidco shall be paid by way of an adjustment of the consideration payable by UK Bidco or its subsidiaries for the Target Company Equity Interests in respect of which any of them is the Designated Purchaser; and

(b)

where requested by either Party, the Parties shall use reasonable endeavours to agree in good faith an alternative mechanism, pursuant to which the relevant direct or indirect Designated Purchaser of the member of the Target Group to which the relevant Litigation Claim or Contingent Tax Liability relates makes any payment due to be made to the Parent under this clause 16, provided that such mechanism is in accordance with applicable law, economically equivalent and cash-neutral as between the Parent and the Purchaser.

16.13

Clauses 16.2, 16.5 and 16.7 may be enforced by the relevant Seller against UK Bidco and/or its relevant subsidiaries under the Contracts (Rights of Third Parties) Act 1999. The provisions of clauses 16.2, 16.5 and 16.7 may be varied by agreement between the Parent and the Purchaser (and the Parent may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clauses 16.2, 16.5 and 16.7) without the consent of any such Seller.

17.	DEFERRED PAYMENTS IN RESPECT OF CERTAIN ASSETS[1]

17.1

If, following First Completion and prior to any Exit, a member of the Target Group which is at that time a JV Group Company receives any cash proceeds from any voluntary sale or other voluntary disposal (whether in whole or in part and directly or indirectly) of any shares, preferred shares, loan notes or other securities in Affectiva held by such member of the Target Group as at the date of this agreement (any cash amounts received by the Target Group in respect of the foregoing, net of all

[1]	Note: subject to update to reflect agreed position on Argentinian land.

fees, costs, expenses and Tax incurred by it in connection therewith, an Affectiva Payment), then UK Bidco shall:

(a)	promptly give notice of the receipt of such Affectiva Payment to the Parent; and

(b)

pay to the Parent or (as directed by the Parent) the relevant Seller, or procure payment to the Parent or the relevant Seller of, an amount in cash equal to the Pre-Sale Proportion (with the relevant member of the Target Group for the purposes of that definition being the member of the Target Group that has received the Affectiva Payment in question) of the Affectiva Payment, by wire transfer in immediately available funds, on the date falling 10 Business Days after receipt of such Affectiva Payment, and for the purposes of this clause 17.1, any voluntary sale by one JV Group Company of another JV Group Company, all or substantially all of the assets of which are comprised of shares, preferred shares, loan notes or other securities in Affectiva held by any member of the Target Group as at the date of this agreement, shall be deemed to be a direct voluntary sale of such shares, preferred shares, loan notes or other securities in Affectiva.

17.2	In respect of any member of the Target Group which receives all or part of the Argentinian Land Consideration:

(a)

if the Argentinian Land Consideration is received prior to the First Completion Date (if such member of the Target Group is a First Completion Target Subsidiary) or the relevant Deferred Completion Date (if such member of the Target Group is a Deferred Target Subsidiary), the Parent shall procure that the relevant member of the Target Group shall pay to the Parent an amount in cash equal to the relevant Pre-Sale Proportion of the Argentinian Land Consideration on or prior to the First Completion Date or the relevant Deferred Completion Date (as the case may be), and the amount so paid shall be Permitted Leakage within paragraph (p) of the definition of Permitted Leakage, provided that;

(i)

any Argentinian Land Consideration received prior to the First Completion Date by each of TNS Gallup Argentina SA, IBOPE Argentina SA and Monitor de Medios Publicitarios SA shall be deemed to have been received by such entity following First Completion and shall be dealt with in accordance with clause 17.2(b) below; and

(ii)

to the extent that any other member of the Target Group is not able to pay all or part of its portion of the Argentinian Land Consideration to the Parent on or prior to the First Completion Date or the relevant Deferred Completion Date, any such unpaid amounts shall be deemed to have been received by a JV Group Company following First Completion or the Relevant Deferred Completion (as applicable) and shall be dealt with in accordance with clause 17.2(b) below; or

(b)

if the Argentinian Land Consideration is received by a JV Group Company following First Completion or the relevant Deferred Completion (as applicable), but prior to any Exit, UK Bidco shall promptly give notice of such receipt to the Parent and shall pay to the Parent or the relevant Seller, or procure payment to the Parent or the relevant Seller of, an amount in cash equal to the relevant Pre-Sale Proportion of the Argentinian Land Consideration on the date which is ten Business Days after the later to occur of: (i) the date on which the Argentinian Land Consideration is received; and (ii) the date on which the Argentinian Land Consideration is freely payable (including by way of a distribution, loan or otherwise), directly or indirectly, by the relevant JV Group Company that received it to UK Bidco, and for the purposes of 17.2(b) above, any sale by one JV Group Company of another JV Group Company, all or substantially all of the assets of which are comprised of the Argentinian Land, shall be deemed to be a direct sale of the Argentinian Land.

17.3	In respect of all amounts payable under this clause 17:

(a)

amounts payable or payments procured by UK Bidco shall be paid by way of an adjustment of the consideration payable by UK Bidco or its subsidiaries for the Target Company Equity Interests in respect of which any of them is the Designated Purchaser; and

(b)

where requested by either Party, the Parties shall use reasonable endeavours to agree in good faith an alternative mechanism, pursuant to which the relevant member of the Target Group which receives the relevant Affectiva Payment or the Argentinian Land Consideration, or the relevant direct or indirect Designated Purchaser of such entity, makes any payment due to be made to the Parent under this clause 17, provided that such mechanism is in accordance with applicable law, economically equivalent and cash-neutral to the Parties.

17.4

Clauses 17.1 and 17.2 may be enforced by the relevant Seller against UK Bidco and/or its relevant subsidiaries under the Contracts (Rights of Third Parties) Act 1999. The provisions of clauses 17.1 and 17.2 may be varied by agreement between the Parent and the Purchaser (and the Parent may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clauses 17.1 and 17.2) without the consent of any such Seller.

18.	DEFERRED PAYMENTS IN RESPECT OF THE CSM MATTER

18.1

If during the Deferred Consideration Period, SAP or CTR receives, while it is a JV Group Company, all or a part of the CSM Payment (such amount net of all fees, costs, expenses and Tax incurred by the Target Group in connection with such payment except the costs of the Hedge referred to in clause 10.19(a), the CSM Payment Receipt):

(a)

where such CSM Payment Receipt occurs prior to First Completion (where SAP or CTR, as applicable, is a First Completion Target Subsidiary) or the relevant Deferred Completion (where SAP or CTR, as applicable, is a Deferred Target Subsidiary), the Parent shall notify UK Bidco of such CSM Payment Receipt; or

(b)

where such CSM Payment Receipt occurs after First Completion (where SAP or CTR, as applicable, is a First Completion Target Subsidiary) or the relevant Deferred Completion (where SAP or CTR, as applicable, is a Deferred Target Subsidiary), UK Bidco shall, or shall procure that the relevant Target Subsidiary shall, notify the Parent of such CSM Payment Receipt, in each case as soon as practicable and in any event within five Business Days of becoming aware of the CSM Payment Receipt (a CSM Notice).

18.2

If a CSM Notice is delivered prior to the First Completion Date (where SAP or CTR, as applicable, is a First Completion Target Subsidiary) or the relevant Deferred Completion Date (where SAP or CTR, as applicable, is a Deferred Target Subsidiary), the Parent shall, subject to clause 18.4(a), procure that SAP or CTR, as applicable, shall pay to the Parent an amount in cash equal to the Pre-Sale Proportion relevant to SAP or CTR (as applicable) of the relevant CSM Payment Receipt (the CSM Pre-Completion Payment) prior to the First Completion Date or the relevant Deferred Completion Date (as the case may be) and the CSM Pre-Completion Payment shall be deemed to be Permitted Leakage.

18.3

If a CSM Notice is delivered after the First Completion Date (where SAP or CTR, as applicable, is a First Completion Target Subsidiary) or the relevant Deferred Completion Date (where SAP or CTR, as applicable, is a Deferred Target Subsidiary), UK Bidco shall, subject to clause 18.4(a), pay to the Parent or (as directed by the Parent) the relevant Seller, or procure payment to the Parent or the relevant Seller of, an amount in cash equal to the Pre-Sale Proportion relevant to SAP or CTR (as applicable) of the relevant CSM Payment Receipt, by wire transfer in immediately available funds, on the date falling 10 Business Days after delivery of the CSM Notice (the CSM Post-Completion Payment).

18.4	Notwithstanding anything to the contrary:

(a)	the first $5,000,000 per calendar year of CSM Dividend Payments will not be included within the calculation of any CSM Pre-Completion Payment or CSM Post-Completion Payment;

(b)	the maximum aggregate amount payable to the Parent and the relevant Sellers under this clause 18 shall not exceed the CSM Cap;

(c)

the maximum aggregate amount payable to the Parent and the relevant Sellers under this clause 18 in respect of CSM Sale Payments shall be $60,000,000 minus all fees, costs, expenses and Tax incurred by the Target Group in connection with any and all CSM Sale Payments;

(d)

the maximum aggregate amount payable to the Parent and the relevant Sellers under this clause 18 in respect of CSM Dividend Payments shall be $35,000,000 minus all fees, costs, expenses and Tax incurred by the Target Group in connection with any and all CSM Sale Payments; and

(e)

any CSM Dividend Payment received by CTR will only be deemed to be a CSM Payment Receipt once the relevant amount has become, directly or indirectly, freely payable (including by way of a distribution, loan or otherwise) by CTR to the Parent or the relevant Seller (in the case of a CSM Pre-Completion Payment) or UK Bidco (in the case of a CSM Post-Completion Payment).

18.5	The provisions of Part 2 of Schedule 9 shall apply to the CSM Matter until the earlier of: (i) the CSM Notice being served; and (ii) the expiry of the Deferred Consideration Period.

18.6	The provisions of paragraph 8 (Third Party Claims) of Schedule 3 shall not apply to this clause 18.

18.7	In respect of all amounts payable under this clause 18:

(a)

amounts payable or payments procured by UK Bidco shall be paid by way of an adjustment of the consideration payable by UK Bidco or its subsidiaries for the Target Company Equity Interests in respect of which any of them is the Designated Purchaser; and

(b)

where requested by either Party, the Parties shall use reasonable endeavours to agree in good faith an alternative mechanism, pursuant to which the relevant member of the Target Group which receives the relevant CSM Payment, or the relevant direct or indirect Designated Purchaser of such entity, makes any payment due to be made to the Parent under this clause 18, provided that such mechanism is in accordance with applicable law, economically equivalent and cash-neutral to the Parties.

18.8

Clause 18.3 may be enforced by the relevant Seller against UK Bidco and/or its relevant subsidiaries under the Contracts (Rights of Third Parties) Act 1999. The provisions of clause 18.3 may be varied by agreement between the Parent and the Purchaser (and the Parent may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by clause 18.3) without the consent of any such Seller.

19.	PARENT’S WARRANTIES

19.1	The Parent warrants to the Purchaser that, except as Disclosed to the Purchaser in the Disclosed Information, each of the statements set out in:

(a)	Schedule 2 is, subject to clauses 19.2 and 19.3, true and accurate in all material respects at the date of this agreement; and

(b)

the Fundamental Warranties are at the date of this agreement, and (in respect of the First Completion Target Subsidiaries) will at First Completion be and (in respect of any Deferred Target Subsidiaries) will at the relevant Deferred Completion Date be, true and accurate.

19.2

Where the Target Subsidiary Equity Interests in a Non-Wholly Owned Target Subsidiary are less than 51 per cent. of the total Equity Interests in such Non-Wholly Owned Target Subsidiary, each statement set out in Schedule 3 shall be qualified by the expression “so far as the Parent is aware” in so far as such statement relates to such Non-Wholly Owned Target Subsidiaries.

19.3	Clause 19.1 shall apply as if:

(a)	none of the Warranties, other than those set out in sub-paragraph 1.15 of Schedule 2, relate in any way to the Properties or any of them;

(b)

none of the Warranties, other than those set out in sub-paragraph 1.16 of Schedule 2, relate in any way to any Intellectual Property Right or any agreement or other arrangement in connection with any Intellectual Property Right;

(c)	none of the Warranties, other than those set out in paragraph 1.24 of Schedule 2, relate in any way to employees or employment matters;

(d)	none of the Warranties, other than those set out in paragraph 3 of Schedule 2, relate in any way to pension matters or retirement benefits; and

(e)	none of the Warranties, other than those set out in paragraph 2 of Schedule 2, relate in any way to Taxation,

provided however that the Warranties set out in paragraphs 1.9 (Accounts and Total FY18 Baseline EBITDA Statement), 1.10 (Locked Box Accounts and Management Accounts), 1.11 (Position since the Locked Box Date), 1.13 (Compliance with laws) and 1.21 (Litigation) shall also apply in respect of all such matters.

19.4

Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited by reference to any other of the Warranties or by any other provision of this agreement.

20.	LIMITATIONS ON LIABILITY

20.1

All Claims (but not, unless expressly provided to the contrary, Leakage claims pursuant to clause 10.3, clause 10.7 or clause 10.13) shall be subject to the limitations and other provisions set out in Schedule 3.

20.2

None of the limitations contained in this clause shall apply to any Claim to the extent that such Claim arises as a result of fraud by the Parent or where such Claim would not have arisen but for fraud or wilful default by the Parent.

20.3

Each of the Purchaser and UK Bidco shall not be liable in respect of, and there shall be disregarded for all purposes, any claim under this agreement (other than a claim under clauses 16, 17, 18 or 21.1) or under Clause 6 (Purchaser’s Covenant) of the Tax Deed unless the aggregate amount for which it would, but for this subclause, be liable as a result of that claim exceeds (when aggregated with all other relevant claims that arise out of the same or substantially similar facts or circumstances) £250,000. The limitation contained in this subclause shall not apply to any claim to the extent that such claim arises as a result of fraud by the Purchaser or UK Bidco (as applicable) or where such claim would not have arisen but for fraud or wilful default by the Purchaser or UK Bidco (as applicable).

21.	PURCHASER’S WARRANTIES AND UNDERTAKINGS

21.1	The Purchaser warrants to the Parent that:

(a)	it, and each Designated Purchaser, is a company validly existing under the laws of its jurisdiction of incorporation and has been in continuous existence since its incorporation;

(b)

it, and each Designated Purchaser, has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)

this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser and each Designated Purchaser in accordance with its terms;

(d)

the execution and delivery by the Purchaser and each Designated Purchaser of this agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser and each Designated Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Purchaser or any Designated Purchaser is a party; or

(ii)	the constitutional documents of the Purchaser or each Designated Purchaser; or

(iii)

any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser and each Designated Purchaser is bound;

(e)

except as otherwise contemplated by this agreement, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser and each Designated Purchaser to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with; and

(f)	subject to the parties to the Purchaser Finance Documents who are not members of the Purchaser’s Group complying with their obligations thereunder, the Purchaser has subject only to the conditions set out in the Purchaser Finance Documents and the Equity Commitment Letter (and at First Completion and each Deferred Completion will on an unconditional basis have) immediately available the necessary cash resources to meet its obligations in full under this agreement and each of the other Transaction Documents to which it is or will be a party.

21.2

The Purchaser undertakes to the Parent that it and each Designated Purchaser shall not take any action which would cause it to not have sufficient available financial resources: (i) at the First Completion Date and on each Deferred Completion Date to meet its obligations under this agreement; (ii) to meet any of its other obligations under this agreement; and (iii) to pay any and all fees and expenses required to be paid by the Purchaser in connection with the Transaction (including any fees and expenses in connection with the Purchaser Finance Documents).

21.3

The Purchaser warrants to the Parent that it and each Designated Purchaser has made available to the Parent accurate and complete copies of the Equity Commitment Letter and the Purchaser Finance Documents and that none of the Purchaser Finance Documents has been amended, modified or supplemented except for such amendments, modifications or supplements that have been provided to the Parent in writing prior to the date of this agreement or which do not have an adverse effect on the Purchaser’s ability to comply with its obligations under the Transaction Documents.

21.4

The Purchaser undertakes to the Parent that it shall not agree to change, amend, terminate, waive or fail to enforce any rights it has under the Equity Commitment Letter or the Purchaser Finance Documents in a manner which would have an adverse effect on the Purchaser’s ability to comply with its obligations under the Transaction Documents without the prior written consent of the Parent or to use the amounts to be received under the Equity Commitment Letter or the Purchaser Finance Documents for any purpose other than the financing of the Purchaser’s obligations under this agreement and each of the other Transaction Documents to which it is a party.

21.5

The Purchaser shall keep the Parent reasonably informed of material developments in respect of its debt and equity financing arrangements in connection with the Transaction and shall give the Parent prompt notice (and in any event within one Business Day) of:

(a)

any breach or default by any party of the Equity Commitment Letter or any Purchaser Finance Document (or any circumstances which could give rise to such breach or default) of which any member of the Purchaser’s Group becomes aware; and

(b)

the receipt of any written notice or other written communication by any member of the Purchaser’s Group with respect to any material breach, default, termination or repudiation by any party of the Equity Commitment Letter or any Purchaser Finance Document or any definitive document related to the debt or equity financing of the Purchaser or any material dispute or disagreement between any parties to the Equity Commitment Letter or any Purchaser Finance Document.

21.6

The Purchaser shall comply with all of its obligations under the Equity Commitment Letter and the Purchaser Finance Documents and undertakes to the Parent that it shall take all action required and within its control under the Equity Commitment Letter and the Purchaser Finance Documents to obtain on or before the First Completion Date and each Deferred Completion Date the amount which, when taken together with all amounts available to the Purchaser, is necessary to meet its payment obligations to the Parent on First Completion and each Deferred Completion under this agreement, including taking all steps necessary to satisfy any conditions to obtaining such amount.

21.7	Until First Completion: (A) the Purchaser shall not and shall procure that UK Bidco, US HoldCo B LLC, US Holdco A LLC and each other entity formed by the Purchaser or any other member of the Purchaser’s Group as contemplated by the EY Acquisition Steps Paper shall not, without the prior written consent of the Parent; and (B) the Parent shall procure that New US JVCo and each entity formed by it or any other member of the WPP Group pursuant to the EY Acquisition Steps Paper shall not, without the prior written consent of the Purchaser, in each case undertake any of the following actions (except where such action is required to give effect to the EY Acquisition Steps Paper or the Purchaser Finance Documents):

(a)

create, allot, issue, sell, repurchase or otherwise transfer or acquire any shares or loan capital or other security or grant any option over or right to subscribe for any share or loan capital or other security;

(b)	declare or pay any dividend or other distribution;

(c)

enter into any agreement for the sale, purchase or disposal of any interest in any share or loan capital or other security of UK Bidco, US HoldCo B LLC or US Holdco A LLC or any of the entities incorporated pursuant to the EY Acquisition Steps Paper;

(d)	initiate any procedure for its solvent winding up;

(e)	trade or engage in any business activities;

(f)	enter into any joint venture, partnership or other similar profit sharing arrangement;

(g)	enter into any loans or other financial facilities or debt obligations;

(h)

be treated as resident for tax purposes in any other jurisdiction (including under any double taxation arrangement) other than its jurisdiction of incorporation and will not become subject to Taxation in any other jurisdiction by virtue of having a permanent establishment or other place of business in that jurisdiction; or

(i)	authorise, agree or commit to do any of the foregoing.

22.	EMPLOYEES

22.1

The employment of each Employee shall not terminate upon First Completion or a Deferred Completion (as the case may be) but shall continue with the relevant member of the Target Group on the Employee’s existing terms and conditions that exist immediately before First Completion or Deferred Completion (as the case may be).

22.2

Subject to clause 22.3, the Parent shall procure that any relevant member of the Target Group and/or the Retained Group shall satisfy the Employment Obligations and shall keep the Purchaser reasonably informed of the status and shall not (save with the prior written consent of the Purchaser) agree to any commitments, undertakings, agreements or similar matters with any Employees and/or the relevant trade unions, works councils, staff associations or other employee representative bodies.

22.3	The Purchaser shall, and shall procure that its Designated Purchasers shall, co-operate in good faith and in a timely manner and use all reasonable endeavours to:

(a)

provide such information to, or consult, discuss or negotiate with, the relevant trade unions, works councils, staff associations or other employee representative bodies as may be required, necessary or desirable in order for the Parent and any relevant member of the Target Group and/or the Retained Group to satisfy the Employment Obligations; and

(b)

provide reasonable assistance to the Parent and any relevant member of the Target Group and/or the Retained Group to allow it or them to comply with any employment-related filing or notification obligation (or similar obligation) in respect of any Regulatory Authority as a result of the Kantar Reorganisation and the Transaction.

23.	SEPARATION MATTERS

Transitional	Services Agreement

23.1

Until the First Completion Date, the Parent shall (at its own cost) use all commercially reasonable efforts, and shall procure (in so far as it is able) that each other relevant member of the WPP Group shall (at the Parent’s cost) use all commercially reasonable efforts to obtain all consents, approvals, authorisations and similar matters from any third parties (including Regulatory Authorities) which are required for it and the other members of the Retained Group to be able to provide the services to be provided or procured by them under the Transitional Services Agreements with effect from First Completion. The Parent shall keep the Purchaser reasonably informed of the status of its efforts to obtain all such consents, approvals, authorisations and similar matters from third parties.

23.2

To the extent requested by the Purchaser, the Parent shall use (and shall procure (in so far as it is able) that each relevant member of the Group uses) all commercially reasonable efforts to facilitate discussions relating to service levels between the Purchaser, the Target Group and the third parties which will be providing information technology-related services to the Target Group under the Transitional Services Agreements.

23.3

The Parent shall use all commercially reasonable efforts to procure that, with effect from First Completion, the Target Group will be able to operate its business in all material respects on a standalone basis without reliance on the Retained Group (save in respect of those services to be provided pursuant to the Transitional Services Agreements).

23.4

The Parties shall, as soon as reasonably practicable after the date of this agreement and in any case by no later than 30 September 2019 (or such later date as the Parties may in writing agree), negotiate with each other to agree:

(a)	the final form of services schedules (including service descriptions, service terms and service charges) to the Non-IT Transitional Services Agreement; and

(b)	the Reverse Transitional Services Agreement and the services schedules (including service descriptions, service terms and services charges) thereto.

23.5

Subject to clause 23.6, the Parties acknowledge and agree that the final form of services schedules (including service descriptions, service terms and service charges) to the Non-IT Transitional Services Agreement shall be:

(a)

in the same form as, and negotiated on the basis of, the current drafts of the services schedules to the Non-IT Transitional Services Agreement (as contained in the Non-IT Transitional Services Agreement) as at the date of this agreement, save for any provisions which are in square-brackets or marked as requiring further discussion (or similar); and

(b)	negotiated and agreed on the basis of the principles set out in clause 23.6(a)-(c) below.

23.6

The Parties acknowledge and agree that additional services schedules (including service descriptions, service terms and service charges) not currently set out in the Non-IT Transitional Services Agreement (Additional Non-IT TSA Services Schedules) may be required and, if so, those Additional Non-IT TSA Services Schedules shall be negotiated and agreed on the following bases:

(a)	the scope of the additional services, including the descriptions of those services, shall be:

(i)	consistent with the scope of the equivalent Pre-First Completion Equivalent Non-IT TSA Service; and

(ii)	no wider than is necessary to address the reasonable commercial needs of the Kantar Business;

(b)	the duration of the service terms for each additional service shall be no longer than is necessary to address the reasonable commercial needs of the Kantar Business; and

(c)

the charges for each additional service shall be calculated on the same basis, and at the equivalent charge, as per the relevant FY19PF intercompany recharge as captured in the file ‘VDD Flat File database_100519’ at 8.7.1 of the Data Room.

For the avoidance of doubt, no Additional Non-IT TSA Services Schedule shall be agreed with respect to any Excluded Service.

23.7

The Parties acknowledge and agree that the Reverse Transitional Services Agreement shall, in all material respects, be on terms and conditions equivalent to the Non-IT Transitional Services Agreement (for the avoidance of doubt, including provisions relating to obtaining relevant third party consents), and the services schedules to the Reverse Transitional Services Agreement shall be negotiated and agreed on the following bases:

(a)	the scope of the services, including the descriptions of those services, shall:

(i)	be consistent with the scope of the equivalent Pre-First Completion Equivalent RTSA Service; and

(ii)	be no wider than is necessary to address the reasonable commercial needs of the business of the Retained Group;

(b)	the duration of the service terms for each service shall be no longer than is necessary to address the reasonable commercial needs of the business of the Retained Group; and

(c)

the charges for each service shall be calculated on the same basis, and at the equivalent charge, as per the relevant FY19PF intercompany recharge as captured in the file ‘VDD Flat File database_100519’ at 8.7.1 of the Data Room.

23.8	In negotiating and agreeing:

(a)

the final form of the services schedules (including service descriptions, service terms and service charges) to the Non-IT Transitional Services Agreement pursuant to clauses 23.5 and 23.6 above, each Party shall act reasonably and in good faith, having due regard to the need for the Non-IT Transitional Services Agreement to enable continuity of services to the Kantar Business and a smooth, efficient and timely separation of the Kantar Business from the WPP Group; and

(b)

the Reverse Transitional Services Agreement and the services schedules thereto pursuant to clause 23.7 above, each Party shall act reasonably and in good faith, having due regard to the need for the Reverse Transitional Services Agreement to enable continuity of services to the business of the Retained Group and a smooth, efficient and timely separation of the business of the Retained Group from the Target Group.

23.9	If the Parties are unable to agree, prior to 30 September 2019 (or such later date as the Parties may agree in writing):

(a)	the final form of one or more of the relevant services schedules to the Non-IT Transitional Services Agreement; or

(b)	the final form of the Reverse Transitional Services Agreement or one or more of the relevant services schedules to the Reverse Transitional Services Agreement,

then the Separation Committee shall escalate the matter to the Chief Operating Officer of the Parent (or such other senior executive of the Parent nominated by her or him) in the case of the Parent, and the Chief Executive Officer in the case of the Purchaser, or such other person as either Party may nominate who shall each in good faith seek to resolve the dispute by 11 October 2019 (or such later date as the Parties may agree in writing) of the date of that escalation. If notwithstanding such efforts the dispute has not been resolved by 11 October 2019, then either the Parent or the Purchaser shall be entitled to refer the matter(s) which remain to be agreed to an independent expert for determination. The Parties shall agree on the appointment of the expert and shall agree with the expert the terms of his appointment. If the Parties are unable to agree on the identity of the expert, the terms of the expert’s appointment or if the person proposed is unable or unwilling to act, then, within 7 days of either Party serving details of a suggested expert on the other or the proposed expert declining to act, either Party shall then be entitled to request the President for the time being of the Centre for Effective Dispute Resolution (or a successor to that body from time to time) to appoint an expert and to agree with the expert the terms of appointment on the application of either Party. If appointed, the expert shall determine the matter(s) which remain to be agreed in accordance with the principles set out above (the Matter for Separation Expert Determination).

23.10

All costs of and associated with the request for the appointment of an expert by the President for the time being of the Centre for Effective Dispute Resolution (or a successor to that body from time to time) shall be borne as determined by the expert.

23.11

The expert appointed may be an individual, partnership, association or body corporate and shall be generally recognised as an expert in the Matter for Separation Expert Determination. The expert shall act on the following basis:

(a)	on his appointment, the expert shall confirm his neutrality, independence and the absence of conflicts in determining the Matter for Separation Expert Determination;

(b)

no person shall be appointed as an expert who at the time of appointment (or at any time before he gives his determination under such appointment) is a director, officeholder, employee or former employee of the Target Group, the WPP Group, the Purchaser’s Group or Bain Capital Private Equity (Europe), LLP and/or its affiliates;

(c)	the expert shall act as an expert and not as an arbitrator;

(d)

the expert shall determine the Matter for Separation Expert Determination which may include any issue involving the interpretation of any provision of this agreement, the expert’s jurisdiction to determine the matters and issues referred to the expert and/or the expert’s terms of reference;

(e)	the expert’s determination shall (in the absence of manifest error) be final and binding on the Parties and not subject to appeal;

(f)

the expert shall decide the procedure to be followed in the determination in accordance with this agreement and in consultation with the Parties and shall be requested to make his determination in writing, with reasons, within 30 days after his appointment;

(g)

in determining the Matter for Separation Expert Determination, the expert shall take into account any matters that the expert, in its professional judgment, considers relevant as well as any matters that this agreement expressly requires the expert to take into account;

(h)

any amount payable by one Party to another as a result of the expert’s determination shall be due and payable within seven days of the expert’s determination being notified to the Parties or as specified within the determination;

(i)	any action required by the expert determination shall be implemented within 7 days following the expert determination being notified to the Parties or as specified within the determination;

(j)

the costs of the determination, including the fees and expenses of the expert (but excluding the Parties’ own costs which shall be borne by the Party incurring those costs), shall be borne as determined by the expert; and

(k)	the expert shall have no liability to the Parties for any act or omission in relation to this appointment, save in the case of bad faith.

23.12	The expert determination and all matters connected with it shall be confidential information and shall be subject to the restrictions in clause 25 (Announcements and Confidentiality).

23.13

The final form of the Reverse Transitional Services Agreement, once agreed in writing between the Parties pursuant to this clause, or determined in accordance with the Separation Expert Determination Process, shall become the Agreed Form of the Reverse Transitional Services Agreement.

23.14

The final form of the services schedules (including service descriptions, service terms and service charges) to the Non-IT Transitional Services Agreement and the Reverse Transitional Services Agreement, once agreed in writing between the Parties pursuant to this clause, or determined in accordance with the Separation Expert Determination Process, shall become part of the Non-IT Transitional Services Agreement or the Reverse Transitional Services Agreement (as applicable).

23.15

If and to the extent that the final form of any of the services schedules to the Non-IT Transitional Services Agreement have not been agreed between the Parties or determined by the expert pursuant to this clause prior to the First Completion Date, WPP 2005 Limited shall nonetheless continue to provide the Pre-First Completion Equivalent Non-IT TSA Services, in respect of the service(s) covered by the relevant services schedule(s) or the Additional Non-IT TSA Services Schedules which has yet to be agreed or determined, from the First Completion Date in the same manner and for the same service charges as the equivalent activities were performed and charged for immediately prior to the First Completion Date until such time as the final form of the relevant services schedule(s) to the Non-IT Transitional Services Agreement(s) has been so agreed or determined.

23.16

If and to the extent that the final form of the Reverse Transitional Services Agreement or any of the services schedules (including service descriptions, service terms and services charges) to the Reverse Transitional Services Agreement have not been agreed between the Parties or determined by the expert pursuant to this clause prior to the First Completion Date, the Target Group shall nonetheless continue to provide the Pre-First Completion Equivalent RTSA Services, in respect of the service(s) covered by the relevant services schedule(s) which has yet to be agreed or determined, from the First Completion Date in the same manner and for the same service charges as the equivalent activities were performed and charged for immediately prior to the First

Completion Date until such time as the final form of the Reverse Transitional Services Agreement or the relevant services schedule(s) to the Reverse Transitional Services Agreement has been so agreed or determined.

23.17	For the avoidance of doubt, notwithstanding any other clause of this agreement:

(a)	finalising the final form of services schedules (including service descriptions, service terms and service charges) to the Non-IT Transitional Services Agreement;

(b)	finalising the final form of the Reverse Transitional Services Agreement; and

(c)	finalising the final form of services schedules (including service descriptions, service terms and service charges) to the Reverse Transitional Services Agreement,

are, neither individually nor collectively, Conditions.

23.18	Notwithstanding any other clause of this agreement, if and to the extent that the final form of:

(a)	any of the services schedules to the Non-IT Transitional Services Agreement;

(b)	the Reverse Transitional Services Agreement; or

(c)	any of the services schedules to the Reverse Transitional Services Agreement,

have not been agreed between the Parties or determined by the expert pursuant to this clause prior to the First Completion Date, it shall not delay or have any effect on First Completion.

23.19

The Parties acknowledge and agree that the IT Transitional Services Agreement and the services schedules to the IT Transitional Services Agreement (as contained in the IT Transitional Services Agreement) are in Agreed Form and, notwithstanding any other clause of this agreement, the IT Transitional Services Agreement and the services schedules to the IT Transitional Services Agreement (as contained in the IT Transitional Services Agreement) are, neither individually nor collectively, Conditions.

23.20

The Parties shall through the Separation Committee as soon as reasonably practicable after the date of this agreement and in any case by no later than 30 September 2019 (the Verification Period), work together, acting reasonably and in good faith, to:

(a)

agree a definitive list of Third Party Suppliers (i) on whom the Target Group has an operational dependency and (ii) from whom, goods and services (other than information technology services) are reasonably required for the operational needs of the Kantar Business. The list shall be based on Schedule 8 and the Parties shall act reasonably in determining whether each Third Party Supplier listed in Schedule 8 should be retained on the list and/or whether any additional Third Party Suppliers should be added to the list; and

(b)

in relation to the Services (as defined in the IT Transitional Services Agreement) provided under Schedules 2, 3 and 5 of the IT Transitional Services Agreement, agree the Third Party Contracts (as defined in the IT Transitional Services Agreement) between Parent (or a member of the Retained Group) and the subcontractors of the applicable Services:

(i)	in respect of which Parent (or a member of the Retained Group) will seek to negotiate an extension of the term of the Third Party Contract in accordance with Clause 23.22; and

(ii)

in respect of which Parent (or a member of the Retained Group) will assist the Purchaser (or member of the Target Group) to enter a new agreement for services equivalent to those provided under the Third Party Contract in accordance with Clause 23.21.

For the avoidance of doubt a Third Party Contract may fall under Clause 23.20(b)(i) or 23.20(b)(ii) but not both.

23.21

The Parties acknowledge and agree that (i) the Third Party Suppliers included on the list referred to in Clause 23.20(a) at the conclusion of the Verification Period (or at such earlier date as the list is agreed between the Parties), (ii) the subcontractors under the Third Party Contracts to which Clause 23.20(b)(ii) applies, (iii) IBM, in respect of the Applications MSA and Infrastructure MSA and (iv) Sophos, in respect of Antivirus and Anti-Ransomware licences, together shall be the Agreed Third Party Suppliers. Parent (or a member of the Retained Group) shall provide reasonable assistance to the Purchaser, and use reasonable endeavours to facilitate discussions between the Purchaser and each Agreed Third Party Supplier (but, in respect of (A) subcontractors under the Third Party Contracts to which Clause 23.20(b)(ii) applies, only in relation to such Third Party Contracts, (B) IBM, only in respect of the Applications MSA and Infrastructure MSA and (C) Sophos, only in respect of Antivirus and Anti-Ransomware licences), with a view to a member of the Target Group entering into an agreement with each Agreed Third Party Supplier pursuant to which, following Completion, the Agreed Third Party Supplier shall provide goods or services to the Target Group that are equivalent to those goods or services provided to the Target Group prior to Completion pursuant to the relevant Shared Supplier Contract.

23.22

In circumstances where Clause 23.20(b)(i) applies or where Clause 23.23 applies, Parent (or a member of the Retained Group) shall seek to negotiate the extension of the term of the Third Party Contract. Prior to finalising an extension of the term of the Third Party Contract, Parent (or a member of the Retained Group) shall advise the Purchaser of the proposed charges payable under the Third Party Contract and any additional terms and conditions of the Third Party Contract that will apply during the extended term. The Purchaser shall inform Parent (or a member of the Retained Group) within a reasonable time of receiving such information if it wishes to proceed to extend the term of the Services under the IT Transitional Services Agreement to which the Third Party Contract relates, and, if so, Parent (or a member of the Retained Group) shall use reasonable endeavours to finalise the extension of the term of the Third Party Contract on terms that are materially the same as advised to the Purchaser and shall advise the Purchaser when the extension of the term of the Third Party Contract has been agreed.

23.23

If, with respect to any Third Party Contract included on the list referred to in Clause 23.20(a) and on which the Target Group has a material operational dependency, the Purchaser has failed to enter into its own arrangements (having used reasonable endeavours to do so), the Purchaser may, by written notice to the Parent, request that the Parent seeks an extension to that Third Party Contract (such extension to be no longer than is necessary to address the reasonable commercial needs of the Kantar Business). Following receipt of any such extension request, the Parent shall consider the extension request in good faith. If, having considered any such extension request in good faith, the Parent agrees to seek to negotiate such extension to the relevant Third Party Contract, Clause 23.22 shall apply.

23.24	In relation to Sophos:

(a)	the Parties acknowledge that:

(i)	the Parent (or a member of the Retained Group) has entered into an agreement with Sophos (Sophos Agreement) for licences of Antivirus and Anti-

Ransomware products for users (including 30,682 Target Group users) for the period up to and including 31 March 2021 (Sophos Agreement Term); and

(ii)

Sophos has notified Parent (or a member of the Retained Group) that it will not permit Target Group to continue its use of the Antivirus and Anti-Ransomware under the Sophos Agreement post First Completion, but will transfer the 30,682 Target Group user licences to the Purchaser (or member of the Target Group) in the circumstances set out in Clause 23.24(b) and Clause 23.24(c); and

(b)	the Purchaser agrees that:

(i)

the Target Group must pay to Parent (or a member of the Retained Group) the licence fees of £330,248 (plus any applicable taxes) in advance for use of the Anti-Ransomware up to the end of the Sophos Agreement Term; and

(ii)

it will execute a licence transfer agreement with Sophos prior to First Completion in order to have ongoing use of the Antivirus and Anti-Ransomware for 30,682 users up to the end of the Sophos Agreement Term (Sophos Transfer Agreement). The Purchaser and the Target Group shall have no right to use the Antivirus and Anti-Ransomware under the Sophos Agreement from First Completion; and

(c)

if the Purchaser (or member of the Target Group) has complied with Clause 23.24(b), licences for Antivirus and Anti-Ransomware with a term ending on 31 March 2021 for 30, 682 users will be transferred under the Sophos Transfer Agreement to the Purchaser or member of the Target Group, as applicable.

23.25

The Parties shall through the Separation Committee as soon as reasonably practicable after the date of this agreement and in any case by no later than 30 September 2019 undertake to use reasonable endeavours to simplify the invoicing procedures in relation to the services to be provided under the IT Transitional Services Agreement to the extent practicable.

Separation Committee

23.26

Within 10 Business Days of the date of this agreement, the Parties will establish a separation committee (the Separation Committee) comprising an equal number of representatives of each of the Parent, the Target Group and the Purchaser, each of sufficient seniority and expertise regarding the matters within the remit of the Separation Committee. The Separation Committee will meet regularly until First Completion and for so long thereafter as is reasonably necessary. The main purpose of the Separation Committee will be to consult with regard to the preparation, approval and oversight of the implementation of a plan to separate the Target Group from the Retained Group as updated and amended by mutual agreement of the Parent and the Purchaser (each acting reasonably and in good faith) from time to time. For the avoidance of doubt: (i) the Separation Committee will be a consultative body, the decisions of which will not be binding on the Parties unless and until documented in writing and signed by and on behalf of the Parties; and (ii) the remit of the Separation Committee will not include the finalisation, approval or implementation of the Kantar Reorganisation, which will be finalised, approved and implemented by the Parent in accordance with this agreement.

Separation Costs

23.27

Unless otherwise agreed by the Parties, any separation costs and expenses incurred by the Target Group which are properly costs of the Target Group in connection with any matters required to separate the Target Group from the Retained Group (and/or any related migration of services as provided for in each Transitional Services Agreement) shall be borne by the Target Group. Both parties shall use reasonable endeavours to minimise and mitigate the costs and expenses incurred in respect of those separation matters.

Intellectual Property Rights

23.28

The Parent shall procure that, on or prior to First Completion, the right, title and interest in and to each of the registered trade marks set out in Schedule 7 (the Transferring Registered IP) shall be assigned from the relevant member of the Retained Group to a First Completion Target Subsidiary.

23.29

The Parent shall not, and shall procure (in so far as it is able) that each other member of the WPP Group shall not, use the Transferring Registered IP, for any reason or purpose, without the prior written consent of the Purchaser, except for the purpose of ensuring that such Transferring Registered IP is corrected registered in the name of a Target Group member.

Acquisitions of Target Group members

23.30

In respect of any acquisition of any member of the Target Group where the relevant acquisition agreements were entered into by a member of the Retained Group (the Acquisition Agreements), the Parent shall procure that:

(a)

the Retained Group does not terminate, waive, amend, settle or compromise any rights or claims (including in respect of any warranties, representations, indemnities, restrictive covenants or otherwise) under the Acquisition Agreements without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed); and

(b)

the Retained Group takes (at the cost of the Target Group) all reasonable action as the Purchaser requests to enforce such rights and claims and accounts to the Target Group for the benefit thereof (net of any Tax payable by the Retained Group on any amounts recovered).

Cash Pooling Arrangements

23.31	With effect from First Completion or Deferred Completion (as applicable), the relevant Target Group members shall cease to participate in the Cash Pooling Arrangements and:

(a)	the Parent shall procure that all amounts standing to the credit of the relevant Target Group members pursuant to the Cash Pooling Arrangements shall be paid to them; and

(b)	the Purchaser shall procure that all amounts standing to the debit of the relevant Target Group members pursuant to the Cash Pooling Arrangements shall be paid by them.

Insurance

23.32

The Parent shall procure that, following First Completion or (if applicable) Deferred Completion, the members of the Target Group shall continue to have the benefit of any insurance policies of the WPP Group which are on a: (a) “claims occurring” basis in respect of all claims arising prior thereto (whether or not notified to the relevant insurers); and (b) “claims made” basis but only in respect of claims notified to the relevant insurers as at First Completion or (if applicable) Deferred Completion.

23.33	Subject to clause 23.32, the Target Group shall be required to put in place its own insurances with effect from First Completion or (if applicable) Deferred Completion.

Kantar Reorganisation

23.34

The Parent shall keep the Purchaser reasonably informed of the status of the Kantar Reorganisation but, for the avoidance of doubt, the Purchaser’s approval for any documents relating to the Kantar Reorganisation will not be required.

Directors

23.35

To the extent that, after First Completion and each relevant Deferred Completion, any WPP personnel remain as directors or officers of any relevant member of the Target Group, the Purchaser shall procure that the relevant members of the Target Group will provide all reasonable assistance and information required by the Parent or any member of the Retained Group to enable those personnel to cease to hold such offices as soon as practicable after the relevant completion.

Novated IT Contracts

23.36

In respect of each Novated IT Contract, with effect on and from First Completion the Parent shall procure that the member of the Retained Group that is a party to that Novated IT Contract enters into, UK Bidco shall procure that a member of the Target Group enters into, and both the Parent and UK Bidco shall co-operate to procure, in so far as each of them is able, that the third party to such Novated IT Contract enters into, a novation agreement under which that member of the Target Group assumes all liabilities and obligations, obtains the benefit of all rights, and fully releases all members of the Retained Group from all liabilities and obligations, of such member(s) of the Retained Group under that Novated IT Contract (in each case whether arising or due for performance before, on or after First Completion).

23.37

With effect on and from First Completion, UK Bidco shall perform the obligations of the relevant member of the Retained Group under each Novated IT Contract and shall indemnify the Parent (for itself and on behalf of each member of the Retained Group) from and against all liabilities that are, or that arise out of any failure to perform any obligations that are, in accordance with Clause 23.36 above, to be assumed by a member of the Target Group.

23.38

Pending completion of the novation referred to in 23.36 above, with effect on and from First Completion the Parent shall procure that the members of the Retained Group (in each case to the extent permitted by such Novated IT Contract): (a) hold the benefit of (including all of their rights under) the Novated IT Contracts on trust for the benefit of UK Bidco; (b) promptly account to UK Bidco for all benefits members of the Retained Group receive or benefit from under the Novated IT Contracts (if any); and (c) exercise their rights under the Novated IT Contracts as directed by UK Bidco (acting reasonably).

Assistance with information

23.39

The Purchaser shall procure that relevant members of the Target Group shall provide all information which is within their possession or control and which is reasonably requested by members of the Retained Group from time to time in relation to the historic trading and/or financial position of companies within the Retained Group which historically were part of the Kantar business but which have been retained within the Retained Group as they are dormant and in dissolution or identified by the Parent for future dissolution.

New York State sales tax reimbursement

23.40

The Parent undertakes to the Purchaser that, following a favourable Final Determination of the NY Sales Tax Claim, the Parent shall, or shall procure that the relevant member of the Retained Group shall, pay to the Target Group an amount in cash received by the Retained Group from the relevant New York State sales tax authority in respect of the NY Sales Tax Claim, to the extent that the monies received relate to NY Sales Tax paid (directly or indirectly) by members of the Target Group, up to a maximum amount to be paid to the Target Group under this subclause of $1,500,000.

For purposes of this subclause 23.40:

(a)

“Final Determination” means finally determined by the New York State sales tax authority of competent jurisdiction in relation to the NY Sales Tax Claim (and where no appeal is possible or permitted or where no appeal is lodged within the applicable time limit);

(b)	“NY Sales Tax Claim” means the claim made by one or more members of the Retained Group for a refund of NY Sales Tax; and

(c)

“NY Sales Tax” means New York State sales tax paid (directly or indirectly) by members of the Retained Group and the Target Group on amounts invoiced for services provided to them by Microsoft and Adobe.

24.	EMPLOYEE WORKS COUNCILS

Transfer of the Dutch Put Option Equity Interests

24.1

The Parties acknowledge that the execution of a binding agreement to sell the Dutch Put Option Equity Interests is subject to the prior completion of an information and consultation procedure under the Dutch Works Councils Act (Wet op de ondernemingsraden) (the Dutch Works Council Process) and the completion of an information and consultation process under the SER Merger Code 2015 (SER Fusiegedragsregels 2015) with any relevant trade unions (the SER Merger Process) in accordance with the terms of the Dutch Put Option Letter. Accordingly, and notwithstanding any other provisions of this agreement, this agreement shall not constitute a binding agreement to sell the Dutch Put Option Equity Interests but only an undertaking by the Parties to procure the execution of the Dutch Put Option Letter and in accordance with its terms, among others, the initiation and conduct of the Dutch Works Council Process and the SER Merger Process.

24.2

The Purchaser hereby irrevocably undertakes to acquire or procure that its Designated Purchaser acquires directly or indirectly the Dutch Put Option Equity Interests on the terms and conditions of this agreement subject only to the Purchaser receiving a notice from the relevant member of the WPP Group setting forth its decision on its behalf or on behalf of any relevant member of the WPP Group to sell the Dutch Put Option Equity Interests pursuant to the Kantar Reorganisation and the Transaction, in accordance with the provisions of the Dutch Put Option Letter.

24.3

If the Dutch Works Council Process and the SER Merger Process are completed and the option under the Dutch Put Option Letter is exercised (the Dutch Put Option Exercise), the Parent shall procure that the relevant member of the WPP Group shall sell, and the Purchaser shall or shall procure that one or more of its Designated Purchasers shall, directly or indirectly, purchase and acquire all right, title and interest in and to the Dutch Put Option Equity Interests on the First Completion Date or the relevant Deferred Completion Date (as the case may be).

24.4

Without prejudice to paragraph 1.3 of the Dutch Put Option Letter, the Parties acknowledge that, upon the Dutch Put Option Exercise, the sale and purchase of the Dutch Put Option Equity Interests shall be deemed to be part of, and undertaken on the same terms and conditions as, the sale and purchase of the other Target Subsidiaries under the provisions of this agreement.

Transfer of the French Put Option Equity Interests

24.5	The Parties acknowledge that the execution of a binding agreement to sell the French Put Option Equity Interests is subject to:

(a)	the employees’ representative bodies of Kantar TNS-MB SAS being informed of and consulted in connection with the proposed sale in accordance with the provisions of the French Labour Code; and

(b)

all the employees of Kantar Consulting SAS having duly waived in writing their right to make an offer to purchase respectively the shares of Kantar Consulting SAS in accordance with articles L.23-10-1 et seq. of the French Commercial Code or in the absence of any such waivers, the date of expiration of the applicable period provided under the French Commercial Code (the Hamon Law Information Process).

24.6

Notwithstanding any other provisions of this agreement, this agreement shall not constitute a binding agreement to sell the French Put Option Equity Interests but only an undertaking by the Parent to procure that (in so far as it is within their power to do so): (i) the employees’ representative body of Kantar TNS-MB SAS shall be informed of and consulted in connection with the proposed sale of the French Put Option Equity Interests; and (ii) the waivers of all the employees of Kantar Consulting SAS to their right to make an offer to purchase respectively the shares of Kantar Consulting SAS shall be obtained (in the absence of such waivers, the Parent undertakes not to transfer such entities until the date of expiration of the applicable period provided under the French Commercial Code).

24.7

The Purchaser hereby irrevocably undertakes to acquire or procure that its Designated Purchaser acquires directly or indirectly the French Put Option Equity Interests on the terms and conditions of this agreement subject only to the Purchaser receiving a notice from the relevant member of the WPP Group setting forth its decision on its behalf or on behalf of any relevant member of the WPP Group to sell the French Put Option Equity Interests pursuant to the Kantar Reorganisation and the Transaction, in accordance with the provisions of the French Put Option Letter.

24.8

If the consultation of the employees’ representative bodies and the Hamon Law Information Process are completed and the option under the French Put Option Letter is exercised (the French Put Option Exercise), the Parent shall procure that the relevant member of the WPP Group shall sell, and the Purchaser shall or shall procure that one or more of its Designated Purchasers shall, directly or indirectly, purchase and acquire all right, title and interest in and to the French Put Option Equity Interests on the First Completion Date or the relevant Deferred Completion Date (as the case may be).

24.9

Without prejudice to paragraph 1.3 of the French Put Option Letter, the Parties acknowledge that, upon the French Put Option Exercise, the sale and purchase of the French Put Option Equity Interests shall be deemed part of and undertaken on the same terms and conditions as the sale and purchase of the other Target Subsidiary Equity Interests under the provisions of this agreement.

25.	ANNOUNCEMENTS AND CONFIDENTIALITY

25.1

Subject to clauses 25.4 and 25.5, the Parent shall (and shall procure that each other member of the Retained Group, and, in respect of the period up to First Completion and each Deferred Completion (as applicable), each member of the Target Group and each of such person’s advisers and connected persons, shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group, shall):

(a)	not make any announcement concerning the Transaction or any related or ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

25.2

Subject to clauses 25.4 and 25.5, the Parent undertakes to the Purchaser that it will not (and will procure that no other member of the Retained Group will) communicate or disclose to any person any Confidential Information or any information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement or any other Transaction Document which relates to any member of the Purchaser’s Group.

25.3	Subject to clauses 25.4 and 25.5, the Purchaser:

(a)

shall (and shall procure that each other member of the Purchaser’s Group shall) keep confidential all information provided to it by or on behalf of the Parent or otherwise obtained by it in connection with this agreement or any other Transaction Document which relates to the Parent or any other member of the Retained Group;

(b)

shall procure that, if after First Completion any member of the Purchaser’s Group holds confidential information relating to the Parent or any other member of the Retained Group, such member or person shall after First Completion keep that information confidential and shall return that information to the Parent or destroy it, in either case without retaining copies save as required by law or regulation;

(c)

shall not (and shall procure that each other member of the Purchaser’s Group shall not) use any confidential information relating to the Parent, any other member of the Retained Group or their respective customers and suppliers (other than such confidential information which relates solely to the business of the Target Group) except for the purposes of executing the actions contemplated by this agreement and the other Transaction Documents; and

(d)

shall not (and shall procure that each other member of the Purchaser’s Group and the Purchaser’s and their respective directors, officers, employees or agents shall not) in respect of the period up to First Completion and each Deferred Completion (as applicable) contact or attempt to contact (directly or indirectly) any Non-Wholly Owned Target Subsidiary or any third party shareholder of any Non-Wholly Owned Target Subsidiary except at the written request of, or with the prior written consent of, the Parent.

25.4	Nothing in clauses 25.1, 25.2 or 25.3 prevents any announcement being made or any confidential information being disclosed:

(a)

in the Parent’s Circular, the AUNZ Circular or the Scangroup Circular or where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other Party, which in the case of any announcement shall not be unreasonably conditioned, withheld or delayed; or

(c)

to the extent required by applicable law, any court of competent jurisdiction or any competent regulatory body (including, without limitation, any relevant stock exchange or listing authority), but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other Party, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other Party regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

25.5	Nothing in clauses 25.1, 25.2 or 25.3 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document and/or the Purchaser Financing Documents or for the purpose of any judicial proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to the Retained Group or its professional advisers, auditors or bankers or those of a member of the Purchaser’s Group;

(c)

that the information is disclosed by the Parent on a strictly confidential and need to know basis to another member of the Retained Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group;

(d)	that the information is in or comes into the public domain other than as a result of the provisions of this clause 25;

(e)

that the information is disclosed by the Purchaser or any other member of the Purchaser’s Group to: (i) any other member of the Purchaser’s Group; (ii) actual or prospective investors in funds managed and/or advised by Bain Capital Private Equity (Europe), LLP and/or its affiliates; or (iii) the extent required in connection with any financing of the Transaction, including to the counterparties to the Purchaser Financing Documents or any other debt financing providers or prospective debt financing providers or ratings agencies and customary disclosure in connection with an offering of high yield debt securities under Rule 144A and Regulation S of the U.S. Securities Act of 1933; or

(f)	required to be disclosed to a Tax Authority in connection with the Tax affairs of the disclosing party or any of its affiliates.

25.6

With effect from First Completion and, with respect to any Deferred Target Subsidiary Equity Interests only, with effect from the applicable Deferred Completion Date, the confidentiality agreement relating to the Transaction between the Parent and Bain Capital Private Equity (Europe), LLP shall be terminated and parties to it shall be released from their obligations under that agreement, except in relation to any antecedent breach. Pending First Completion, if there is a conflict between the terms of that agreement and the terms of this agreement, the provisions of this agreement shall prevail.

26.	NOTICES

26.1

Any notice or other communication to be given under this agreement or the Tax Deed must be in writing (which does not include an Electronic Communication) and must be delivered or sent by post to the party to whom it is to be given as follows:

(a)	to the Parent at:

Sea Containers

18 Upper Ground

London SE1 9GL

United Kingdom

marked for the attention of the Chief Operating Officer and the General Counsel

with a copy (which will not constitute notice) to:

Allen & Overy LLP

One Bishops Square

London E1 6AD

United Kingdom

marked for the attention of Gillian Holgate and Annabelle Croker; and

(b)	to the Purchaser at:

4, rue Lou Hemmer

L-1748 Luxembourg-Findel

Grand Duchy of Luxembourg

marked for the attention of The Board of Managers

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London EC4A 1AY

United Kingdom

marked for the attention of Marco Compagnoni,

or at any such other address of which it shall have given notice for this purpose to the other Party under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin). UK Bidco hereby appoints the Purchaser as its agent for purposes of receiving notices under this agreement or the Tax Deed.

26.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post.

26.3

In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail, as the case may be.

26.4

This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

27.	ASSIGNMENTS

27.1	The Parent may, upon giving a notice to the Purchaser, assign all or any part of the benefit of this agreement and/or the Tax Deed to any member of the Retained Group.

27.2

The Purchaser and UK Bidco may, upon giving a notice to the Parent assign all or any part of the benefit of this agreement and/or the Tax Deed: (i) to any member of the Purchaser’s Group and/or the Target Group and/or any purchaser of the Purchaser’s Securities in the Companies (each as defined in the Shareholders’ Agreement) pursuant to the Shareholders’ Agreement; or (ii) by way of security, to the counterparties to the Purchaser Finance Documents and/or any replacement and/or refinancing thereof.

27.3

Except as permitted by this clause, none of the rights or obligations under this agreement or the Tax Deed may be assigned or transferred by either Party without the prior written consent of the other Party and any such purported assignment or transfer shall be void.

27.4

Where an assignment is made by either Party under this clause 27, the other Party shall not be under any greater obligation or liability thereby than if such assignment had never occurred and that the amount of any loss or damage or other amount recoverable by the assignee shall be calculated as if that person had been originally named as the assignor in this agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the assignor in respect of the relevant fact, matter or circumstance).

28.	PAYMENTS

28.1

Subject to clause 4.6 and unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Parent or the Purchaser under this agreement or the Tax Deed shall be made in US Dollars by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. The relevant account for a given payment is:

(a)	if that payment is to the Parent, the account of the Parent at:

bank:	CITIBANK
account name:	WPP PLC
account number:	13663043
SWIFT:	CITIGB2L
IBAN number:	GB49CITI18500813663043
account currency:	USD,

or such other account as the Parent shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)

if that payment is to the Purchaser, such account of the Purchaser as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Parent for the purpose of that payment.

28.2

If a party defaults in making any payment when due of any sum payable under this agreement or under the Tax Deed, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 3 per cent. above SOFR, which interest shall accrue from day to day and be compounded monthly.

28.3

All sums payable under this agreement shall be paid free and clear of any deductions or withholdings, except those required by law. Subject to clause 28.4 and except in relation to any payment of interest, if a party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, the party making that payment (referred to in this clause 28.3 as the Payer) shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the party entitled to that sum (referred to in this clause 28.3 as the Payee) of such additional amount as shall be required to ensure that the net amount received by the Payee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made. If the Payer makes an increased payment under this clause 28.3 and the Payee obtains and utilises a Relief in respect of the deduction or withholding that gave rise to such increased payment, then the Payee shall reimburse the Payer with such sum as the Payee, acting reasonably, certifies to the Payer will leave the Payee (after such reimbursement) in no better and no worse position than it would have been in had that deduction or withholding not been required.

28.4

The Purchaser shall not be required to make an increased payment under clause 28.3 in relation to any deduction or withholding of tax that it is required by law to make from the Aggregate Consideration to the extent that such deduction or withholding:

(a)

is in respect of capital gains tax (or similar tax) imposed under the laws of China relating to the direct or indirect transfer of any asset situated or company incorporated or tax resident, in China; or

(b)

other than in respect of any tax described in subclause (a), would not have been required but for the coming into force of any law, rule or regulation after the date of this agreement, and is not required by reason of a connection (other than a connection arising as a result of the entry into any transaction under or contemplated by this agreement) between the Purchaser and the jurisdiction imposing the relevant tax; or

(c)	is required to be so made from any amount in respect of the Aggregate Consideration (or any part thereof) payable in relation to a Deferred Completion.

28.5

The Parties intend to take the position for all Tax purposes that no requirement to withhold or deduct Tax from the Aggregate Consideration shall apply and, accordingly, the parties shall, between the date of this agreement and First Completion (and, where applicable, any Deferred Completion) co-operate (acting reasonably and in good faith) with a view to: (a) determining whether any deduction or withholding is required by law from the Aggregate Consideration (or any part of it) payable in accordance with this agreement (taking into account in particular any steps taken by any member of the Retained Group in accordance with appropriate advice, which may include steps taken to pay the tax in question); and (b) complying with any procedural formalities which are necessary in order to ensure that any legal requirement to make any such withholding or deduction is reduced or extinguished to the fullest extent reasonably practicable.

28.6

The Parent agrees to do all things necessary to: (i) duly report, or cause to be duly reported, the sales of Equity Interests contemplated under this agreement to the competent Taxation Authority in China; and (ii) promptly settle any and all Taxes payable under the applicable laws and regulations and pursuant to Bulletin 7 (the Bulletin 7 Tax).

28.7

Upon the Parent’s request, the Purchaser shall provide the Parent with all reasonable assistance and information in connection with the filings, registrations, discussion or negotiation with the competent Taxation Authority in China relating to the Bulletin 7 Tax. The Parent shall, promptly after the making of any such Tax filing, provide to the Purchaser either a copy of the acknowledgement receipt issued by the competent Taxation Authority in China, or if no such acknowledgement receipt was issued, a written confirmation that the Bulletin 7 Tax filing has been duly submitted and a copy of such submission.

28.8

Subject to clause 4.6 and where lawful to do so, where any amount to be paid by one Party to another under this agreement is denominated in a currency other than USD, it shall be converted into USD at the applicable Exchange Rate.

29.	GENERAL

29.1

The receipt by the Purchaser’s Solicitors or the Parent’s Solicitors of any document to be delivered at First Completion or at any Deferred Completion (as applicable) to the Purchaser or the Parent (as applicable) shall discharge the Parent’s or the Purchaser’s (as applicable) obligation to deliver it (or procure the delivery of it, as the case may be) to the Purchaser or the Parent (as applicable).

29.2

Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at First Completion or the relevant Deferred Completion (as applicable)) shall continue in force after First Completion or the relevant Deferred Completion (as applicable) and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

29.3	Time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)

one party fails to perform an obligation by the time specified in this agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

29.4

Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement. If First Completion occurs in accordance with this agreement, the Parties agree that (to the fullest extent permissible under applicable law) the Group (as defined in the Shareholders’ Agreement) shall pay or reimburse (as applicable) all costs and expenses (not exceeding $135 million in aggregate) incurred or paid by the Purchaser and/or the other members of the Purchaser’s Group in connection with:

(a)	the Due Diligence Investigation;

(b)

the negotiation, entering into and/or completion of this agreement and (other than the Shareholders’ Agreement, the US JVCo LPA, the US GPCo Articles and the RoW Articles) the other Transaction Documents; and/or

(c)	the financing of the Transaction.

29.5

This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

29.6	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

29.7

Except as expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and their consent is not required to any amendment to this agreement.

29.8

The Dutch Notary is a civil law notary with the Parent’s Solicitors. In relation to the transfer of the Target Company Equity Interests, the Purchaser acknowledges on behalf of itself, and on behalf of its Designated Purchasers, that it is aware of the provisions of the Ordinance Interdisciplinary Cooperation (Verordening Interdisciplinaire Samenwerking) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Purchaser acknowledges and agrees on behalf of itself, and on behalf of its Designated Purchasers, that the Parent’s Solicitors may advise and act on behalf of the Parent and the Sellers with respect to this agreement, and any agreements and/or any disputes related to or resulting from this agreement.

29.9

The Purchaser and the Parent agree that the sale of the interests in New US JVCo shall be treated for all United States federal, state, and local income Tax purposes as a sale of a partnership interest to the Purchaser, and Purchaser and the Parent shall treat such transaction in such manner for purposes of all Tax, accounting, and regulatory filings.

30.	AGENCY STRUCTURE

30.1

The Parent is entering into this agreement on the basis that any covenant, obligation, warranty or undertaking given by the Parent under this agreement is given, and any covenant, obligation, warranty or undertaking given by the Purchaser or UK Bidco under this agreement is received, by the Parent as principal and in addition, to the extent that the relevant covenant, obligation, warranty or undertaking relates to a particular Target Company, Target Subsidiary or Deferred Target Subsidiary, as agent for the relevant Seller or (as applicable) Deferred Seller which is selling Target Company Equity Interests or (as applicable) Deferred Target Subsidiary Equity Interests in the relevant Target Company or Deferred Target Subsidiary.

30.2

The Purchaser is entering into this agreement on the basis that any covenant, obligation, warranty or undertaking given by the Purchaser under this agreement is given, and any covenant, obligation, warranty or undertaking given by the Parent under this agreement is received, by the Purchaser as principal and in addition, to the extent that the relevant covenant, obligation, warranty or undertaking relates to a particular Target Company, Target Subsidiary or Deferred Target Subsidiary, as agent for the relevant Designated Purchaser which is purchasing Target Company Equity Interests or (as applicable) Deferred Target Subsidiary Equity Interests in the relevant Target Company or Deferred Target Subsidiary.

30.3

To the extent that any payment is made by the Purchaser or UK Bidco to the Parent under this agreement in respect of the Aggregate Consideration or by way of adjustment to the Aggregate Consideration (including the proportion of the Aggregate Consideration allocated to particular Target Company Equity Interests or Target Subsidiary Equity Interests), such payment is received by the Parent as agent for and on behalf of the relevant Seller or (as applicable) Deferred Seller which is selling Target Company Equity Interests or (as applicable) Deferred Target Subsidiary Equity Interests in that particular Target Company or Deferred Target Subsidiary (unless the Parent is itself the relevant Seller or Deferred Seller, in which case it is received by the Parent as principal), and made by the Purchaser as agent for and on behalf of the relevant Designated Purchaser purchasing the relevant Target Company Equity Interests or Deferred Target Subsidiary Equity Interests under this agreement (unless the Purchaser is itself the Designated Purchaser, in which case it is received by the Purchaser as principal).

30.4	To the extent that any payment is made by the Parent under this agreement by way of adjustment to the Aggregate Consideration (including the proportion of any price allocated to particular Target

Company Equity Interests or Target Subsidiary Equity Interests), such payment is made by the Parent as agent for and on behalf of the relevant Seller or (as applicable) Deferred Seller which is selling Target Company Equity Interests or (as applicable) Deferred Target Subsidiary Equity Interests in that particular Target Company or Deferred Target Subsidiary (unless the Parent is itself the relevant Seller or Deferred Seller, in which case it is made by the Parent as principal), and received by the Purchaser as agent for and on behalf of the relevant Designated Purchaser purchasing the relevant Target Company Equity Interests or Deferred Target Subsidiary Equity Interests under this agreement (unless the Purchaser is itself the relevant Designated Purchaser, in which case it is received by the Purchaser as principal).

30.5

For the purposes of this clause 30, a covenant, obligation, warranty or undertaking relates to a particular Target Company, Target Subsidiary or Deferred Target Subsidiary if the relevant provision relates to or applies in respect of that Target Company, Target Subsidiary or Deferred Target Subsidiary regardless of whether or not the relevant provision refers to it by name or applies in respect of more than one Target Company, Target Subsidiary or Deferred Target Subsidiary.

30.6

If the Purchaser wishes to make a claim under this agreement against the Parent or a Seller or a Deferred Seller, the Purchaser shall procure that any such claim shall only be made by the Purchaser against the Parent.

30.7	If the Parent or a Seller wishes to make a claim under this agreement against the Purchaser, the Parent shall procure that any such claim shall only be made by the Parent against the Purchaser.

30.8

For the purposes of this clause 30, whichever of the Parent or the Purchaser is bringing a claim (whether as agent or otherwise) in accordance with clause 30.6 or clause 30.7, as the case may be, is termed the Claimant Party and the other of them is termed the Defendant Party. The Parties agree that:

(a)

the Defendant Party shall not raise any defence or objection to any such claim on the basis that it is made in the name of the Claimant Party acting as agent and/or made against the Defendant Party acting as agent pursuant to the provisions of this clause 30 and shall be deemed to have waived the right to raise and to be estopped from raising any such defence or objection;

(b)

where a claim cannot, as a matter of law, be made by the Claimant Party in its own name as agent pursuant to this clause 30, any such claim may and shall be assigned to the Claimant Party (provided that the liability of the person claimed against shall be no greater and no less than such liability would have been if the assignment had not occurred); and

(c)

where a claim is made by the Claimant Party against the Defendant Party and the claim results in a payment being required to be made to the Claimant Party, the payment shall be made by the Defendant Party (as principal and/or, if applicable, as agent) to the Claimant Party (as principal and/or, if applicable, as agent).

31.	WHOLE AGREEMENT

31.1

This agreement as amended from time to time, the other agreements and instruments to be entered into pursuant to this agreement (including those required to implement the EY Acquisition Steps Paper and any side agreement to this agreement that may be entered into between the Parties) and the confidentiality agreement relating to the Transaction between the Parent and Bain Capital Private Equity (Europe), LLP contain the whole agreement between the Parties relating to the transactions contemplated by the Transaction Documents and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

31.2	Each Party:

(a)

acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)

waives all rights and remedies which, but for this clause 31.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)

acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

31.3	Nothing in this clause limits or excludes any liability for fraud.

32.	GOVERNING LAW AND JURISDICTION

32.1	This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

32.2

The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the Parties submit to the exclusive jurisdiction of the English courts.

32.3

The Purchaser irrevocably appoints Bain Capital Private Equity (Europe), LLP of Devonshire House, 1 Mayfair Place, London W1J 8AJ (marked for the attention of Bart Gombert) as its agent in England for service of process.

32.4

The Parent irrevocably appoints WPP 2005 Limited of Sea Containers House, 18 Upper Ground, London, United Kingdom, SE1 9GL, marked for the attention of the Chief Operating Officer and the General Counsel, as its agent in England for service of process.

32.5	The Parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

32.6

Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other Party have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

33.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

THE SELLERS AND DESIGNATED PURCHASERS

(1) SELLERS	(2) SELLER ADDRESS	(3) TARGET COMPANIES	(4) NATURE OF EQUITY INTERESTS TO BE TRANSFERRED	(5) PERCENTAGE OF EQUITY INTERESTS IN TARGET COMPANY TO BE TRANSFERRED	(6) DESIGNATED PURCHASERS
WPP 2005 Limited	The registered office of the Seller	Kantar Square Two B.V.	All classes of Equity Interests	Purchased Percentage	Purchaser
WPP 2005 Limited	The registered office of the Seller	Research SA B.V.	All classes of Equity Interests	Purchased Percentage	Summer (BC) Dutch BidCo B.V.
WPP France Holdings SAS	The registered office of the Seller	Kantar TNS- MB SAS	All classes of Equity Interests	Purchased Percentage	Summer (BC) France BidCo SAS
WPP France Holdings SAS	The registered office of the Seller	Kantar Consulting SAS	All classes of Equity Interests	Purchased Percentage	Summer (BC) France BidCo SAS
York Merger Square 2009 LLC	The registered office of the Seller	Summer (BC) US JVCo SCSp	All classes of Equity Interests	Purchased Percentage	Summer (BC) US BlockerCo Corp.
WPP Diamond Head LLC	The registered office of the Seller	Summer (BC) US JVCo GP S.à r.l	All classes of Equity Interests	Purchased Percentage	Summer (BC) US BlockerCo Corp.

SCHEDULE 2

PARENT’S WARRANTIES

1.	GENERAL

1.1	Incorporation and capacity of Parent

The Parent is a company validly existing under the laws of Jersey with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under the Transaction Documents.

1.2	Incorporation and capacity of the Sellers and the Deferred Sellers

(a)

Each Seller and Deferred Seller is a company validly existing under the laws of its jurisdiction of incorporation or organisation, and has been in continuous existence since its incorporation or organisation.

(b)

Each Seller and each Deferred Seller will at the relevant time have the power to execute and deliver the Wider Transaction Documents to which it will be party, and to perform its obligations under each of them, and will have taken all action necessary to authorise such execution and delivery and the performance such obligations.

(c)	Each of the other Wider Transaction Documents to which each Seller and each Deferred Seller will be a party will, when executed by it, constitute legal, valid and binding obligations of it.

1.3	Valid obligations

(a)

This agreement constitutes, and each of the other Wider Transaction Documents to which the Parent is or will be a party will, when executed by the Parent, constitute legal, valid and binding obligations of the Parent.

(b)

The execution and delivery by the Parent of this agreement and of each of the other Wider Transaction Documents to which it is or will be a party and the performance of the obligations of the Parent under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Parent is a party; or

(ii)	the constitutional documents of the Parent; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Parent is bound.

1.4	Target Subsidiaries

The particulars relating to the Target Subsidiaries set out in the Master Entity Spreadsheet are true and accurate in all material respects.

1.5	Incorporation of members of the Target Group

Each member of the Target Group:

(a)	is a company validly existing under the laws of its place of incorporation or organisation;

(b)	has been in continuous existence since the date of its incorporation or organisation; and

(c)	has full power and authority to conduct its business as presently conducted.

1.6	Constitutional documents

The constitutional documents that are located in section 1.6 of the Data Room in respect of members of the Target Group are true and accurate in all material respects.

1.7	Equity Interests

(a)	The Equity Interests described in columns E and F of the Master Entity Spreadsheet constitute the whole of the issued and allotted equity interests of the Target Subsidiaries and are fully paid up.

(b)

On First Completion each Seller will be entitled to transfer, and the Parent will be entitled to procure the transfer by each Seller of, the full legal and beneficial ownership in the Target Company Equity Interests listed next to its name in columns 3, 4 and 5 of Schedule 1 on the terms and subject to the conditions set out in this agreement.

(c)

On each Deferred Completion, each relevant Deferred Seller will be entitled to transfer, and the Parent will be entitled to procure the transfer by such Deferred Seller of, the full legal and beneficial ownership in the relevant Deferred Target Subsidiary Equity Interests on the terms and subject to the conditions set out in this agreement.

(d)	There is no Encumbrance on, over or affecting any of the Target Company Equity Interests or any of the Target Subsidiary Equity Interests.

(e)	So far as the Parent is aware, no person holds any option, warrant or other right to subscribe for or acquire any equity securities in any Target Company or Target Subsidiary.

1.8	Subsidiaries and associates

Other than as set out in the Master Entity Spreadsheet, no member of the Target Group is the holder or beneficial owner of, nor has agreed in writing to acquire, any shares of or interest in any other undertaking.

1.9	Accounts and Total FY18 Baseline EBITDA Statement

(a)	The Accounts:

(i)

have been prepared in accordance with International Financial Reporting Standards, as adopted by the European Union, modified by application of the Annexure to SIR 2000 Investment Reporting Standards Applicable to Public Reporting Engagements on Historical Financial Information issued by the UK Financial Reporting Council, as at the Accounts Date;

(ii)	have been prepared by aggregating all legal entities within the Target Group as of 25 June 2019, applying the principles of consolidation to eliminate any intra-group transactions;

(iii)	include the allocation of central income and expenses from the Parent and its subsidiaries to the extent Disclosed in the Accounts;

(iv)	give a true and fair view of the state of affairs of the Target Group as at the Accounts Date and of its profits, cash flows and changes in equity for the year then ended; and

(v)	have been prepared on a basis consistent, in all material respects, with the basis employed in such accounts for the immediately preceding financial period.

(b)

The Total FY18 Baseline EBITDA Statement has been properly compiled from the total management EBITDA (earnings before interest, taxation, depreciation and amortisation) as reported by the Target Group in the WPP financial reporting system (SAP BFC) for the financial year ended 31 December 2018 at the WPP 2018 Constant Currency Rates.

1.10	Locked Box Accounts and Management Accounts

(a)	The Locked Box Accounts:

(i)	are not materially misleading and represent as at the Locked Box Date all legal entities within the Target Group;

(ii)	have been prepared from the same accounting records and source data from the Parent’s financial reporting system (SAP BFC) for the Kantar Business as the Accounts as at the Locked Box Date; and

(iii)	have been prepared in accordance with the accounting policies and financial reporting practices used in the preparation of the Accounts.

(b)

The Management Accounts were prepared on a basis consistent with the Locked Box Accounts (except that the Management Accounts have adopted IFRS 16) and give a fair view of the financial position of the Kantar Business and the profit or loss of the Kantar Business for the periods/at the date to which they relate (having regard to the purpose for which they were prepared and the fact that they were not prepared to an audit standard).

1.11	Position since the Locked Box Date

Since the Locked Box Date:

(a)	there has been no material adverse change in the financial position of the Target Group, except as a result of market conditions and other factors generally affecting similar businesses;

(b)	the business of the Target Group has been carried on in the ordinary course;

(c)

except for any dividends provided for in the Locked Box Accounts and any dividends or distributions paid as part of the Kantar Reorganisation, no dividend or other distribution has been declared, paid or made by a member of the Target Group;

(d)	except as part of the Kantar Reorganisation, no member of the Target Group has repaid, repurchased or reduced any of its issued share capital;

(e)	except as part of the Kantar Reorganisation, no share or loan capital has been issued or agreed in writing to be issued by a member of the Target Group; and

(f)	other than in the ordinary course of business, no material capital commitment has been entered into by a member of the Target Group.

1.12	Licences

Each member of the Target Group has all material licences, permissions, authorisations and consents required for the carrying on of the business now carried on by it in the places and in the manner in which that business is now carried on and no member of the Target Group has, since the Relevant Date, received written notice that it is, as at the date of this agreement, materially in default under any material licence, permission or authorisation or that such material licence, permission or authorisation is being withdrawn or conditioned, in each case where such default, withdrawal or condition would have a material adverse effect on the assets or financial position of the Target Group.

1.13	Compliance with laws

(a)

No member of the Target Group has, since the Relevant Date, received written notice from any Regulatory Authority that it is in violation of, or in default with respect to, any statute, legislation, regulation, order, decree or judgment of any Regulatory Authority of the jurisdiction in which it is incorporated, where such violation or default would reasonably be expected to have a material adverse effect on the assets or financial position of the Target Group.

(b)

So far as the Parent is aware, no member of the Target Group has, since the Relevant Date, done or omitted to do anything, the doing or omission of which amounts to a contravention of any statute, legislation, order, regulation or the like giving rise, or which would reasonably be expected to give rise, to any material fine, penalty or other material liability or sanction on the part of that member of the Target Group.

(c)

So far as the Parent is aware, no member of the Target Group, nor any director, officer or employee of any member of the Target Group, or any agent or representative acting on the Target Group’s behalf:

(i)

has engaged or engages, since the Relevant Date, in any activity, practice or conduct (or failure to act) which is an offence under the UK Bribery Act 2010, any other Anti-Corruption Law or any Anti-Money Laundering Law; or

(ii)

is or has, since the Relevant Date, been the subject of any pending or threatened investigation, formal inquiry or enforcement proceedings by, or received any written notification from, any governmental, administrative or regulatory body alleging an offence under Anti-Corruption Laws or Anti-Money Laundering Laws.

(d)	The Target Group maintains policies and procedures which are designed to ensure compliance by it and its directors, officers and employees with all Anti-Corruption Laws and Anti-Money Laundering Laws.

1.14	Sanctions

(a)	No member of the Target Group nor any director, officer or employee of any member of the Target Group, nor any agent or representative acting on the Target Group’s behalf:

(a)	is a Sanctioned Person;

(b)	has engaged in any activity, practice or conduct with a Sanctioned Person (since the Relevant Date) in breach of Sanctions; and/or

(c)	is currently in breach of any Sanctions;

(d)

is or has, since the Relevant Date, been the subject of any pending or threatened investigation, subpoena or enforcement proceedings (in all cases, to which it has been verified in writing) by, or received any written notification from, any governmental, administrative or regulatory body alleging an offence under Sanctions.

(b)	The Target Group maintains policies and procedures which are designed to ensure compliance by it and its directors, officers and employees with Sanctions.

1.15	Properties

(a)

The Properties are the only real property owned, controlled, used or occupied by any member of the Target Group and all deeds and documents necessary to prove title to them, or a right to occupy them, are in the possession of a member of the Target Group.

(b)	The particulars of, and copy documents relating to, the Properties in section 15 of the Data Room and Schedule 6 are true and accurate in all material respects.

(c)	The relevant member of the Target Group has a valid legal title to, or a right to, occupy each of the Properties and is in occupation of the relevant Property free from all Encumbrances.

(d)	So far as the Parent is aware, there are no material disputes affecting any of the Properties.

(e)	With respect to each of the leases (which expression includes underleases), licences or other occupation agreements under which the Properties are held:

(i)	all rents and all other sums payable by each tenant, licensee or occupier have been paid as and when they became due and the last demand (or last receipt if issued) for rent was unqualified; and

(ii)

the relevant Target Group member has complied with all of its material obligations (including covenants, restrictions, stipulations and other encumbrances) under such lease and there has been no waiver of any of them; and

(iii)	no written notice of breach of any of the material terms of such lease, licence or other occupation agreement has been received by a Target Group member.

1.16	Intellectual Property Rights

(a)

The list of all patents, registered trade marks, registered service marks, registered designs or other registered Intellectual Property Rights of which a member of the Target Group is the sole registered proprietor (and sole beneficial owner) or for which application has been made by a member of the Target Group, located in sections 14.1 and 14.2 of the Data Room, is true and accurate in all material respects.

(b)

All material Intellectual Property Rights used by any member of the Target Group for the purpose of carrying on its business as currently carried on are vested solely and beneficially in or are licensed to a member of the Target Group.

(c)

So far as the Parent is aware, there is no outstanding infringement or breach claim or threat of any claim for infringement or breach of any Intellectual Property Rights referred to in subclause (b) above by or against a member of the Target Group and, so far as the Parent is aware, there are no facts or circumstances existing which might reasonably be expected to give rise to such claim or threat.

(d)

So far as the Parent is aware, no use of any Intellectual Property Rights by the Target Group or any operation of the business by the Target Group infringes or breaches the Intellectual Property Rights of any third party.

1.17	Information Technology

(a)

Since the Relevant Date, there have been no performance reductions or breakdowns of any Business IT, losses of data or, so far as the Parent is aware, cyber attacks or unauthorised disclosure of, or access to, data, in each case which have had (or are having) a material adverse effect on the operations of the Target Group as a whole.

(b)

Save for the Material Contracts, the services to be provided under the Transitional Services Agreements and any Information Technology licences, agreements or services used in the delivery of services to be provided under the Transitional Services Agreements, the Target Group does not require any other material Information Technology licences, agreements or services in order to operate its business in the ordinary course and as it has been operated in the 12 month period prior to the date of this Agreement.

1.18	Data Protection

(a)	So far as the Parent is aware, the Target Group has complied in all material respects with all Data Protection Legislation.

(b)

No member of the Target Group has in the three years preceding the date of this agreement received any written notice, complaint or other written communication from any individual, data protection authority or organisation asserting that any member of the Target Group is in material breach of any Data Protection Legislation.

1.19	Contracts

(a)	No member of the Target Group is a party to any subsisting Material Contract which:

(i)	was entered into otherwise than in the ordinary course of business; or

(ii)	has an outstanding term of more than three years without provision to terminate on six months’ notice or less; or

(iii)	involves the supply of goods or services the aggregate sales value of which will represent in excess of 10 per cent. of the turnover for the current financial year of the Target Group; or

(iv)	restricts its freedom to carry on the whole or any material part of its business as it does at present.

(b)

So far as the Parent is aware, no member of the Target Group has, since the Relevant Date, received written notice that it is in default under any agreement, mortgage, charge, lien or pledge which is material to the financial position of the Target Group and no member of the Target Group has received written notification from any counterparty to a Material Contract that it is terminating its business relationship with the Target Group.

(c)

There are no subsisting Material Contracts to which a member of the Target Group is a party and in which any member of the Retained Group has a material interest (other than, in the case of the Parent, its interest in the Target Subsidiary Equity Interests).

(d)

No member of the Target Group is, or has agreed in writing to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

(e)	So far as the Parent is aware, all Shared Contracts are in section 12 of the Data Room and all Material Contracts are in section 12 of the Data Room.

1.20	Indebtedness

(a)	So far as the Parent is aware, no member of the Target Group has, since the Relevant Date, received any written notice:

(i)

to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) (other than any borrowing or indebtedness owed to a member of the Retained Group or the Target Group) in each case in excess of £500,000 and which are repayable on demand; or

(ii)

that an event of default has occurred and is outstanding under any agreement relating to any such borrowing (or indebtedness in the nature of borrowing) or other credit facility of a member of the Target Group.

(b)	The total amount borrowed by each member of the Target Group does not exceed its overdraft and other working capital and/or trade credit facilities.

(c)

Other than any borrowing or indebtedness owed to a member of the Retained Group or the Target Group, no member of the Target Group has outstanding any loan capital or any money borrowed or raised (other than under its overdraft and other working capital or normal trade credits).

(d)

No member of the Target Group has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no member of the Target Group owns the benefit of any debt, other than debts accrued in the ordinary course of its business.

1.21	Litigation

Except as claimant in the collection of debts arising in the ordinary course of business, no member of the Target Group, nor so far as the Parent is aware any person for whom it is vicariously liable, is a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Target Group or where the amount claimed exceeds $500,000 nor, so far as the Parent is aware, has any such proceeding been expressly threatened in writing by or against any member of the Target Group since the Relevant Date.

1.22	Insurances

The Parent has taken out insurances on behalf of the Target Group on the bases and in respect of the risks referred to in the list of insurance cover contained in section 16 of the Data Room and:

(a)	so far as the Parent is aware, such insurances are in full force and effect;

(b)	so far as the Parent is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)	since the Relevant Date no material claims which remain outstanding have been made under any such insurances.

1.23	Solvency

(a)	No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of any member of the Target Group.

(b)	No order has been made and no resolution has been passed for the winding-up of any member of the Target Group and, so far as the Parent is aware, no petition has been presented for that purpose.

(c)

No member of the Target Group is insolvent (within the meaning of the UK Insolvency Act 1986) or unable to pay its debts and no member of the Target Group has stopped paying its debts as they fall due.

(d)	So far as the Parent is aware, no voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed in writing or sanctioned in respect of a member of the Target Group.

(e)	Outside the United Kingdom, no event or circumstance has occurred or exists analogous to those described in paragraphs (a) to (d) above.

1.24	Employees

(a)	The Parent has Disclosed to the Purchaser:

(i)	the employment contracts of all Senior Employees and details of remuneration payable and other principal benefits provided to Senior Employees;

(ii)	approximate numbers of Employees that are employed by each member of the Target Group and in what country such Employees are working;

(iii)

the current standard employment contracts and contracts for services under which Employees are employed or engaged in the Principal Countries and details of the material employment benefits (including any material profit-sharing, bonus or other incentive arrangements) provided by any member of the Target Group (or which any member of the Target Group has agreed to provide in the future) to Employees; and

(iv)	brief details of current securities awards and options held by Employees of any member of the Target Group and awarded or granted by the Parent.

(b)

Except as Disclosed under paragraph 1.24(a), there is not outstanding any agreement or arrangement to which a member of the Target Group is a party for profit-sharing or for payments to any Senior Employee of bonuses or for incentive payments or other similar matters and there are no other material payments to any Senior Employee which have not been Disclosed.

(c)	No Senior Employee has, at the date of this agreement, given or been given written notice to terminate his or her employment.

(d)

No dispute has arisen since the Relevant Date between a member of the Target Group and a material number or category of its Employees or with any trade union, works council or employee representative group.

(e)

The Parent has Disclosed to the Purchaser material details relating to all trade unions, works councils and other employee representative groups which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Employees.

(f)

Section 7.14 of the Data Room contains all material trade union recognition agreements, material collective agreements and material works council agreements (other than national collective bargaining agreements and/or industry-wide collective agreements) between any member of the Target Group and trade unions, works councils and other employee representative groups relevant to the Employees.

(g)	The Parent has Disclosed to the Purchaser details of any ongoing or pending material redundancy and/or restructuring programmes affecting Employees.

2.	TAX

2.1	Taxation liabilities

So far as the Parent is aware, all Taxation for which a member of the Target Group is liable and which has fallen due for payment has been duly paid within applicable time limits and no member of the Target Group is, or has been, liable to pay a penalty, surcharge, fine or interest in respect of Tax.

2.2	Taxation returns

So far as the Parent is aware, all computations and returns which ought to have been submitted to a Tax Authority by a member of the Target Group (excluding for the avoidance of doubt any tax return, computation or filing in respect of any consolidated filing group of which that member of the Target Group was a member where such tax return, computation or filing was required to be submitted by a member of the Retained Group) since the Relevant Date have been properly and duly so submitted and all such computations and returns were, and remain, true, accurate and complete in all material respects. So far as the Parent is aware, no computation or return has been disputed by a Tax Authority.

2.3	Investigations

So far as the Parent is aware, no member of the Target Group has since the Relevant Date been subject to or is currently subject to any non-routine investigation, audit or visit by any Tax Authority and no Tax Authority has indicated in writing to any member of the WPP Group that it intends to investigate the Tax affairs of any member of the Target Group.

2.4	Deductions and withholdings

So far as the Parent is aware, each member of the Target Group has made all deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged to make and has accounted in full to the appropriate Tax Authority for all amounts so deducted.

2.5	Tax residence

No member of the Target Group is (or, so far as the Parent is aware, has been) treated for any Taxation purpose as resident in, or (so far as the Parent is aware) has, or has had, a taxable presence in, a country other than the country of its incorporation or, so far as the Parent is aware, is liable to Tax in any other country by reason of having a branch, agency or permanent establishment in that other country.

2.6	Stamp duties

So far as the Parent is aware, all documents which establish or are necessary to establish the rights or title of any member of the Target Group to any asset or in the enforcement of which any member of the Target Group is or may be interested, and which are, or would be, required to have been duly stamped in order to establish that right or title or to be enforced, have been duly stamped.

2.7	UK Criminal Finances Act 2017

So far as the Parent is aware, each relevant member of the Target Group has implemented reasonable prevention procedures to mitigate the risk of facilitating a tax evasion offence as required for the purposes of the defence set out in section 45(2) and section 46(3) of the Criminal Finances Act 2017.

2.8	Anti-avoidance

So far as the Parent is aware, no member of the Target Group has entered into any arrangement or transaction (or series of arrangements or transactions) which are notifiable for the purposes of Part 7 of the Finance Act 2004, the National Insurance Contribution Regulations 2007 (SI 2007/185), Schedule 11A to the Value Added Tax Act 1994, Schedule 17F to the Finance (No. 2) Act 2017, or in each case any similar or equivalent rules or law outside the United Kingdom, excluding for the avoidance of doubt any disclosure required pursuant to Council Directive (EU) 2018/822.

3.	PENSIONS

(a)

So far as the Parent is aware, and excluding any mandatory, statutory or state pension arrangements, no member of the Target Group is under any material obligation to provide, in respect of its current or former employees in the Principal Countries, access to any employer funded pension scheme or plan or provide funding for any such plan in the Principal Countries other than a scheme or plan that has been Disclosed in the Data Room and, so far as the Parent is aware, since the Relevant Date the Target Group is in material compliance with its legal obligations under such Disclosed schemes and plans in the Principal Countries.

(b)	So far as the Parent is aware, all amounts that have become due and payable from a member of the Target Group to a pension scheme have been paid when they have fallen due.

(c)	Save as Disclosed and so far as the Parent is aware, there are no material disputes to which the Target Group is a party in respect of the provision of pensions to its employees or former employees.

SCHEDULE 3

CLAIMS

1.	Acknowledgement

The Purchaser acknowledges and agrees that:

(a)

the Purchaser has performed, with the assistance of professional advisers, a due diligence investigation with respect to the members of the Target Group and their respective businesses, operations, assets, liabilities and financial condition on the basis of the information provided by the Parent, the management of the Target Group and (where applicable) their advisers (the Due Diligence Investigation);

(b)	in the Due Diligence Investigation, the Purchaser and its advisers have had sufficient opportunity to review any and all information made available to them;

(c)

the Purchaser is not actually aware of any matter or circumstance which is inconsistent with any of the Warranties or makes any of them untrue or inaccurate (with the Purchaser’s actual awareness having the meaning set out in paragraph 4.1(f) below); and

(d)

in the Due Diligence Investigation, the Purchaser and its advisers have obtained all information and raised all questions that they deemed proper and necessary for the purposes of entering into this agreement and the Transaction Documents, through interviews, presentations and questions submitted to the Parent, the Target Group and their advisers or, where appropriate, through searches or by means of other enquiries.

2.	Disclosed Information

The Data Room (which includes the Information Memorandum, all vendor due diligence reports (however named) prepared by the Parent’s advisers for review by the Purchaser and made available to the Purchaser, the Management Presentations and the information made available to the Purchaser and its advisers in written answers to questions raised by the Purchaser or its advisers during the course of their due diligence investigations), the EY Due Diligence Reports and the Disclosure Letter (together, the Disclosed Information), to the extent that the matters set out therein are Disclosed, shall qualify the Warranties.

3.	Notice

If the Purchaser or any member of the Target Group becomes aware of a matter or circumstance which could reasonably be expected to give rise to a Non-Tax Claim, the Parent shall not be liable in respect of it unless the Purchaser gives notice to the Parent specifying that matter or circumstance in reasonable detail (including, without limitation and to the extent that the Purchaser is reasonably able, the Purchaser’s estimate, on a without prejudice basis, of the amount of such claim) as soon as reasonably practicable (and in any event within 30 days) after it or the relevant member of the Target Group (as the case may be) becomes aware of that matter or circumstance. The Parent shall not be liable for any losses in respect of a Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph.

4.	Exclusions

4.1	The Parent shall not be liable in respect of any Warranty Claim to the extent that the matter or circumstance giving rise to the Warranty Claim:

(a)	was actually known to the Purchaser (within the Purchaser’s actual awareness having the meaning set out in paragraph 4.1(f) below) at the date of this agreement;

(b)	was Disclosed in this agreement including the schedules and/or annexes hereto;

(c)

was specifically provided for in the Accounts or Locked Box Accounts (including, without limitation, by way of provision, accrual, liability or a note or a statement in any report forming part of the Accounts or the Locked Box Accounts) or the enterprise to equity value bridge relating to the Transaction in the Agreed Form;

(d)	is the subject of a claim under the Tax Deed and the Purchaser receives a payment in respect thereof under the Tax Deed;

(e)	is or arises directly or indirectly from any matter or circumstance Disclosed in the Disclosed in the Disclosed Information;

(f)

is a matter or circumstance of which the Purchaser has actual knowledge at the date of this agreement (and, for the purpose of this Schedule 3, the Purchaser’s actual awareness and/or actual knowledge means the actual awareness of any one or more of Luca Bassi, Christophe Jacobs van Merlen, Giovanni Camera and William Bhirle, Soren Haefcke, Tom Meacher, Jake Kaminer, Alberto de Antoni and Fatima Porras Olalla who shall be deemed to have actual knowledge of the contents of the Disclosed Information to the extent Disclosed and any due diligence report (in draft or final form) prepared by or for any member of the Purchaser’s Group and made available to any member of the Purchaser’s Group on or before the date of this agreement); or

(g)	has been or is made good or is otherwise compensated for without cost to the Purchaser or any member of the Target Group.

4.2	The Parent shall not be liable in respect of a Non-Tax Claim to the extent the relevant liability would not have arisen but for:

(a)

any liability for Tax arising as a result of any Event or Events (as defined in the Tax Deed) occurring, or any profits earned, accrued or received, in each case in the ordinary course of business of a member of the Target Group in the period from the Locked Box Date until First Completion or (in relation to a Deferred Target Subsidiary) the relevant Deferred Completion;

(b)

a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(c)

any change after First Completion (or in the case of any Deferred Target Subsidiaries, the relevant Deferred Completion) of the date to which any member of the Target Group makes up its accounts or in the bases, methods, principles or policies of accounting of any member of the Target Group other than a change which is necessary because such bases, methods, principles or policies of accounting as at the First Completion Date (or in the case of any Deferred Target Subsidiaries, the relevant Deferred Completion Date) are not in accordance with any published accounting practice or principle then current; or

(d)

any act or omission of any member of the Target Group on or before First Completion (or in the case of any Deferred Target Subsidiary, on or before the relevant Deferred Completion) carried out at the written request of the Purchaser or any act or omission of the Purchaser, any member of the Purchaser’s Group or any member of the Target Group after First Completion (or in the case of any Deferred Target Subsidiary, on or before the relevant Deferred Completion) but, in each case, excluding any act or omission taken by the Purchaser or any member of the Purchaser’s Group or any member of the Target Group in compliance with any legal obligations it incurred prior to: (i) the date of this agreement in the case of the Purchaser or any member of the Purchaser’s Group; or (ii) First Completion or the relevant Deferred Completion (as applicable) in the case of any member of the Target Group; or to bring it into compliance with applicable law or regulation; or (iii) in the ordinary course of business; or (iv) carried out at the written request of the Parent; or

(e)

any failure or omission by any member of the Target Group to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after First Completion (or in the case of any Deferred Target Subsidiary, after the relevant Deferred Completion), the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Accounts or the Locked Box Accounts and was notified to the Purchaser in writing a reasonable period in advance of the date on which such claim, election, surrender, disclaimer, notice or consent is required to be made or given; or

(f)

any claim, election, surrender, revocation, amendment, withdrawal or disclaimer made or notice or consent given after First Completion (or in the case of any Deferred Target Subsidiary, after the relevant Deferred Completion) by any member of the Target Group or any member of the Purchaser’s Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, amendment, withdrawal, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts or the Locked Box Accounts or which is made at the prior request of the Parent pursuant to its rights under the Tax Deed; or

(g)

a cessation, or any change in the nature or conduct, of any trade carried on by any member of the Target Group at First Completion (or in the case of any Deferred Target Subsidiary, at the relevant Deferred Completion), being a cessation or change occurring on or after First Completion (or in the case of any Deferred Target Subsidiary, on or after the relevant Deferred Completion).

5.	Financial limits

The liability of the Parent under or in respect of any Claim and any claim under the Tax Deed shall be limited as follows:

(a)

the Parent shall not be liable in respect of, and there shall be disregarded for all purposes, any Claim and any claim under the Tax Deed (other than a Fundamental Warranty Claim) unless the amount of the damages (in the case of a Claim) or the amount (in the case of a claim under the Tax Deed) to which the Purchaser would, but for this subparagraph, be entitled as a result of Claim or claim under the Tax Deed (as the case may be) exceeds (when aggregated with all other relevant claims that arise out of the same or substantially similar facts or circumstances) £250,000;

(b)

the Parent shall not be liable in respect of any Warranty Claim (other than a Fundamental Warranty Claim) or any claim under the Tax Deed unless the amount of damages resulting from any and all Warranty Claims when aggregated with the amounts resulting from any and all claims under the Tax Deed (other than any Non-Tax Claims or claims under the Tax Deed disregarded as contemplated by subparagraph (a) above) exceed in aggregate £2.5 million (in which case the Parent shall, subject to the other provisions of this Schedule 3 be liable for the whole amount and not just the excess);

(c)	the maximum aggregate liability of the Parent in respect of any and all Warranty Claims (other than a Fundamental Warranty Claim) shall not exceed $25 million;

(d)

the maximum aggregate liability of the Parent in respect of any and all Warranty Claims (other than a Fundamental Warranty Claim) and any and all claims under the Tax Deed (other than Outside-Perimeter Tax Claims and Kantar Reorganisation/CCD Tax Claims) shall not exceed $140 million; and

(e)

the maximum aggregate liability of the Parent in respect of any and all Fundamental Warranty Claims, Outside-Perimeter Tax Claims and Kantar Reorganisation/CCD Tax Claims (with Fundamental Warranty Claims, Outside-Perimeter Tax Claims and Kantar Reorganisation/CCD Tax Claims being taken together for this purpose and not separately) shall not exceed an amount equal to 100% of the Aggregate Consideration, provided that the maximum aggregate liability of the Parent under or in respect of this agreement and all other Transaction Documents shall not exceed an amount equal to the Aggregate Consideration received by the Parent pursuant to this agreement.

6.	Time limits

The liability of the Parent in respect of the Warranty Claims shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Deed):

(a)

on the fourth anniversary of the date of First Completion (or, if the Warranty Claim relates to a Deferred Target Subsidiary, the applicable Deferred Completion) in respect of any Tax Warranty Claim or Fundamental Warranty Claim; and

(b)

on the date which falls 18 months after the date of First Completion (or, if the Warranty Claim relates to a Deferred Target Subsidiary, the applicable Deferred Completion) in respect of any other Warranty Claim, except in respect of any Warranty Claim of which notice is given to the Parent as contemplated by paragraph 3 of this Schedule 3 before the relevant date. The liability of the Parent in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Warranty Claim as contemplated by paragraph 3 of this Schedule 3 (or, if the Warranty Claim is based on a liability which is contingent only, within three months after such contingent liability gives rise to an obligation to make a payment).

7.	Waiver of rights

The Parent agrees with the Purchaser, each Seller, each Deferred Seller and each employee and director of a member of the Target Group, in the absence of fraud, dishonesty or wilful concealment by or on behalf of any member of the Target Group or any of its employees or directors, to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Target Group or any of its employees or directors in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

8.	Third party claims

8.1

If a Non-Tax Claim arises as a result of, or in connection with, a liability or alleged liability of a member of the Target Group to a third party (a Third Party Claim), then the Parent may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)

the Parent shall indemnify the Purchaser and each relevant member of the Target Group against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Parent may request pursuant to subparagraphs (b) and (c) below;

(b)

the Purchaser shall procure that each relevant member of the Target Group makes available to the Parent such persons and all such information as the Parent may request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

(c)

the Purchaser shall procure that each relevant member of the Target Group takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Parent may request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Parent; and

(d)

the Parent shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably), provided that, in the case of subparagraph (c) above, the Parent shall not be entitled to cause any member of the Target Group to take any action which the Purchaser reasonably considers to be disproportionately adverse to the interests of the Kantar Business.

8.2

If a Non-Tax Claim arises as a result of, or in connection with, a Third Party Claim, the Purchaser shall, until the earlier of such time as the Parent shall give any notice as contemplated by paragraph 8.1 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)

procure that each relevant member of the Target Group consults with the Parent, and takes account the reasonable requirements of the Parent, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)

keep, or procure that each relevant Target Company keeps, the Parent promptly informed of the progress of the Third Party Claim and provide, or procure that each relevant Target Company provides, the Parent with copies of all relevant documents and such other information in the Purchaser’s or a member of the Target Group’s possession as may be requested by the Parent; and

(c)

procure that no relevant member of the Target Group shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Parent.

8.3

Nothing in this paragraph 8 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party. If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to this paragraph 8:

(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and clause 25 of this agreement shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)

if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Parent or the Purchaser, the Recipient shall or, if the Recipient is a member of the Target Group, the Purchaser shall procure that the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

8.4	The provisions of clause 8 (Conduct of Tax Claims) of the Tax Deed shall have effect as if expressly incorporated into this paragraph 8, so that those provisions shall apply to a Tax Warranty Claim.

9.	Mitigation

Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it as a result of any matter or circumstance giving rise to a Claim.

10.	Recovery from third parties

If:

(a)	the Parent makes a payment in respect of a Non-Tax Claim (the Damages Payment);

(b)

at any time after the making of such payment any member of the Target Group or the Purchaser receives any sum which would not have been received but for the matter or circumstance giving rise to that Non-Tax Claim (the Third Party Sum);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Non-Tax Claim in question (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it or the relevant member of the Target Group, repay to the Parent an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the relevant member of the Target Group in recovering the Third Party Sum and any Tax incurred on the Third Party Sum by the Purchaser or the relevant member of the Target Group.

11.	Insurance

Without prejudice to paragraph 9 above, if in respect of any matter which would otherwise give rise to a Warranty Claim, any member of the Target Group actually recovers (and the Purchaser shall cause the relevant member(s) of the Target Group to use all reasonable endeavours to recover) under any policy of insurance which is actually in place at the relevant time in respect of that member of the Target Group, the amount of insurance monies which that Target Company so recovers (net of all fees, costs, expenses and Tax incurred in connection therewith) shall reduce pro tanto or extinguish that Warranty Claim.

12.	Target Companies and Target Subsidiaries

The Purchaser shall refrain from doing, and with effect from First Completion or the relevant Deferred Completion (as applicable) shall procure that the Target Companies and Target Subsidiaries shall refrain from doing, any voluntary act or thing (other than in the ordinary course of business of the Target Group and excluding anything required to be done pursuant to a liability or obligation incurred by the Target Group prior to First Completion or the relevant Deferred Completion (as applicable)) which could reasonably be expected to give rise to a Warranty Claim which would not otherwise arise (other than, for the avoidance of doubt, the Purchaser, any member of the Purchaser’s Group or any member of the Target Group exercising its rights under this agreement and/or the other Transaction Documents).

13.	Contingent liabilities

If any Claim is based upon a liability which is contingent only, the Parent shall have no obligation to make a payment in respect thereof unless (and until) such contingent liability gives rise to an obligation to make a payment before:

(a)	the fifth anniversary of the date of First Completion or Deferred Completion (as applicable) for any Tax Warranty Claim or Fundamental Warranty Claim; or

(b)	the third anniversary of the date of First Completion or Deferred Completion (as applicable) for any other Warranty Claim.

14.	No double recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss whether under this agreement, a Transaction Document or otherwise.

15.	Waiver of set off rights

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

16.	Remedy of breaches

If the matter or circumstance giving rise to a Claim is capable of remedy, the Parent shall have no liability in respect of that Claim unless the relevant matter or circumstance is not remedied within 30 days after the date on which the Parent is given notice as contemplated by paragraph 3 of this Schedule 3 in relation to that matter or circumstance. The Purchaser shall procure that the Parent is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and shall, without prejudice to paragraph 9 of this Schedule 3, provide, and shall procure that each relevant member of the Target Group shall provide, all reasonable assistance to the Parent to remedy the relevant matter or circumstance.

17.	Assessment of damages

Any damages in respect of a Warranty Claim shall be assessed on the basis of the diminution in value of the Target Company Equity Interests and the Deferred Target Subsidiary Equity Interests taken as a whole (which value shall not be taken to be greater than the aggregate of the Initial Base Consideration and the Deferred Base Consideration) directly attributable to the matter or circumstance giving rise to that Warranty Claim (after taking into account all compensating factors) and not on any other basis.

18.	Consequential loss

The Parent shall have no liability under or in respect of any loss of business or profits, or in connection with any indirect or consequential loss or any punitive or aggravated damages, arising out of any matter or circumstance giving rise to a Claim.

SCHEDULE 4

COMPLETION

PART 1

PARENT’S OBLIGATIONS WITH REGARD TO TARGET COMPANY EQUITY INTERESTS

At First Completion the Parent shall procure:

(a)	the delivery to the Purchaser of:

(i)

written evidence that each of the steps in the EY Acquisition Steps Paper which are required pursuant to this agreement and the EY Acquisition Steps Paper to be undertaken or procured by it prior to First Completion (other than Steps 0.1 to 0.8 (inclusive)) have been implemented;

(ii)

where applicable, duly executed transfers in favour of the Purchaser or the relevant Designated Purchaser of the Relevant Target Company Equity Interests together with (in the case of any company incorporated in England and Wales) a power of attorney in a form reasonably acceptable to the Purchaser in respect of all voting and other rights attached thereto pending the Purchaser’s registration as the holder thereof;

(iii)

where applicable, the share certificate(s) and equivalent documents representing the relevant Target Company Equity Interests (or an express indemnity in a form reasonably acceptable to the Purchaser in the case of any found to be missing);

(iv)

where applicable, such waivers or consents as may be necessary to enable the Purchaser or the relevant Designated Purchaser to become the registered holder of the Relevant Target Company Equity Interests;

(v)

to the extent not already in the possession or control of a Target Company, where applicable, the certificate of incorporation, certificate of formation, common seal, minute books, statutory registers and share certificate books of each Target Company;

(vi)

counterparts of the Tax Deed, the Shareholders’ Agreement and the Transitional Services Agreements and each of the other Transaction Documents, in each case duly executed by the Parent, the Sellers or other relevant members of the Retained Group;

(vii)	a copy of the resolution(s) contemplated by clause 6.1(b) as passed at a Parent General Meeting;

(viii)	resignation letters (including an indemnity and release of claims and otherwise in a form reasonably acceptable to the Purchaser) of the directors of the relevant Target Companies;

(ix)

a copy of the resolutions of the board of directors of each of the Parent, the Sellers or other relevant members of the Retained Group authorising the execution of this agreement, the Tax Deed, the Shareholders’ Agreement, the Transitional Service Agreements and each of the other Transaction Documents to which it is or will be a party;

(x)	a copy of the resolutions of the boards of directors of each Seller authorising the transfer by it of the Relevant Target Company Equity Interests; and

(xi)

a non-foreign affidavit from each Seller of Equity Interests in Summer (BC) US JVCo SCSp dated as of the First Completion Date, sworn under penalties of perjury and in form and substance required under the U.S. Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller of Equity Interests in Summer (BC) US JVCo SCSp is not a “foreign person” as defined in Code Section 1445;

(xii)	copies of such additional documents as the Parties have agreed to provide at First Completion;

(b)

that a board meeting of each Target Company is held at which it is resolved that, to the extent applicable and required, the transfers referred to in paragraph (a)(ii) (subject only to completion of any local legal formalities including the payment of any local transfer taxes) are approved for registration;

(c)	in respect of the transfers of the Dutch Target Companies:

(i)	the delivery to the Dutch Notary of the original shareholders’ registers of the Dutch Target Companies;

(ii)

the delivery to the Dutch Notary of powers of attorney duly executed on behalf of the relevant Seller and the relevant Dutch Target Company, legalised and apostilled, as and where required by the Dutch Notary, authorising the Dutch Notary (and each deputy civil law notary (notaris) of Allen & Overy LLP, Amsterdam) to attend to and execute the Dutch Deeds of Transfer; and

(d)

the payment in cash (by or on behalf of the relevant member of the Retained Group) to each relevant Target Company and First Completion Target Subsidiary of an amount equal to any Tax Consolidation Receivable Amount in respect of that Target Company or (as applicable) First Completion Target Subsidiary, if and to the extent that the entitlement of that Target Company or (as applicable) First Completion Target Subsidiary to receive such Tax Consolidation Receivable Amount has not been satisfied before First Completion.

PART 2

PURCHASER’S OBLIGATIONS WITH REGARD TO TARGET COMPANY EQUITY INTERESTS

At First Completion the Purchaser shall:

(a)

deliver to the Parent written evidence that each of the steps in the EY Acquisition Steps Paper which are required pursuant to this agreement and the EY Acquisition Steps Paper to be undertaken or procured by the Purchaser prior to First Completion have been implemented;

(b)

make a payment in cash to the Parent of an amount equal to the First Completion Amount (as specified in the Pre-First Completion Statement delivered pursuant to clause 8.2, as may be subsequently amended by agreement between the Parties) minus the amount represented by the Non-Cash Proceeds plus the amount of $9,000 referred to in clause 4.1A, in accordance with clause 4;

(c)

procure that the relevant member of the Purchaser’s Group shall issue or assign (as the case may be) the WPP Fees receivable and the MIP receivable as referred to in and in accordance with Steps 15 and 16 of the EY Acquisition Steps Paper (in each case in the form agreed between the Parent and the Purchaser prior to First Completion);

(d)

procure that each relevant Target Company and each First Completion Target Subsidiary makes a payment in cash to the Parent (as agent for the relevant member of the Retained Group) of an amount equal to any Tax Consolidation Payment Amount in respect of that Target Company or (as applicable) First Completion Target Subsidiary, if and to the extent that the liability of that Target Company or (as applicable) First Completion Target Subsidiary to pay such Tax Consolidation Payment Amount has not been discharged before First Completion;

(e)

deliver to the Parent a copy of the resolutions of the board of directors of the Purchaser and each Designated Purchaser authorising the execution of this agreement, the Tax Deed, the Shareholders’ Agreement, the Transitional Services Agreements and each of the other Transaction Documents to which it is or is to be a party and the issue or assignment (as the case may be) of the receivables referred to in paragraph (c) above;

(f)

deliver to the Parent counterparts of the Tax Deed, the Shareholders’ Agreement, the Transitional Services Agreements and each of the other Transaction Documents, in each case duly executed by the Purchaser or the Designated Purchasers;

(g)	copies of such additional documents as the Parties have agreed to provide at First Completion; and

(h)

in respect of the transfer of the Dutch Target Companies, deliver to the Dutch Notary powers of attorney duly executed on behalf of the Purchaser or its Designated Purchaser (as the case may be), legalised and apostilled, as and where required by the Dutch Notary, authorising the Dutch Notary (and each deputy civil law notary (notaris) of Allen & Overy LLP Amsterdam) to attend to and execute the Dutch Deeds of Transfer.

PART 3

GENERAL

At First Completion the Purchaser and/or its Designated Purchaser(s) (as the case may be) shall execute in respect of each Dutch Target Company the relevant Dutch Deed of Transfer before the Dutch Notary, at the office of the Dutch Notary and shall procure that the Dutch Notary shall execute such Dutch Deed of Transfer and the Parent shall procure that the relevant Dutch Target Company shall acknowledge the transfer of its Equity Interests by signing such Dutch Deed of Transfer.

SCHEDULE 5

INTERPRETATION

1.	In this agreement:

Accounts means the audited combined carve-out financial statements of the Target Group as at the Accounts Date, in the Agreed Form;

Accounts Date means 31 December 2018;

Additional Non-IT TSA Services Schedules has the meaning given to it in clause 23.6;

Affectiva means Affectiva, Inc. a company incorporated in Delaware with registered office at 108 West 13th Street, Wilmington DE 19801;

Affectiva Payment has the meaning given to it in clause 17.1;

Aggregate Consideration has the meaning given to it in clause 4.1;

Agreed Allocations means the agreed allocations of the Total Consideration to each Target Company and Target Subsidiary, being:

(a)	in the case of New US JVCo, consolidated with all of its Target Subsidiaries, being the US part of the Target Group, $666,710,585; and

(b)	otherwise, such amount as is agreed pursuant to clause 5.2;

Agreed Dividends means those dividends and distributions paid, made or declared by the Target Group since the Locked Box Date totalling $865.1 million in aggregate;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Parent and the Purchaser or otherwise expressly agreed in writing by or on behalf of the Parent and the Purchaser to be in the agreed form, with such changes (if any) to such document as the Parent and the Purchaser may agree in writing before First Completion;

Agreed Third Party Suppliers has the meaning given to it in clause 23.21;

Anti-Corruption Law means all applicable local and international laws relating to bribery, corruption and/or fraud including the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977;

Anti-Money Laundering Law means all applicable laws and regulations relating to money laundering and/or terrorist financing;

Applications MSA has the meaning given to it in the IT Transitional Services Agreement;

Argentinian Land means the following plot of land: Av. Del Libertador No. 5723/5729/5733/5737/5741/5747 at the corner of Pampa No. 1445/1449/1471/1481/1485, Buenos Aires, Argentina (Land Description: District 16, Section 25, Block 67, Plot 15C);

Argentinian Land Consideration means the cash amount of up to $11,000,000 received by any relevant member of the Target Group from the sale of its interest in the Argentinian Land to any member of the Retained Group (net of any: (i) Tax payable or incurred by such member of the Target Group in respect of such receipt; and (ii) fees, costs and expenses payable or incurred by such member of the Target Group in respect of such sale);

AUNZ means WPP AUNZ Limited (registered number ACN 001 657 370), a public limited company incorporated in Australia and whose registered office is at 1 Kent Street, Millers Point, NSW 2000, Australia;

AUNZ Circular means the circular to be despatched by AUNZ to its shareholders in connection with the transfer of the Target Subsidiary Equity Interests in the Target Subsidiaries held directly or indirectly by AUNZ;

AUNZ Majority Shareholder Deed means the majority shareholder deed between AUNZ and Cavendish Square Holdings B.V. dated 8 April 2016 located in section 1.5.2 of the Data Room;

Bulletin 7 means Bulletin [2015] No. 7 – the PRC Income Tax Treatment of an Indirect Transfer of Assets by a Non-resident Enterprise issued by the State Administration of Taxation （《国家税务总局《关于非居民企业间接转让财产企业所得税若干问题的公告》（国家税务总局公告 2015年第7号））on 3 February 2015, as may be amended or supplemented from time to time and including any similar or replacement law, notice, regulations, rules, circulars in respect of the same subject matter issued by the competent Taxation Authority in China and including any similar or replacement law, notice, circular or bulletin on the Tax treatment of the indirect transfer of China taxable assets by non-Chinese tax residents;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London, New York and Luxembourg for normal business;

Business IT means all Information Technology which is owned or used primarily by the Target Subsidiaries and which is material to the business of the Target Group as presently conducted;

Cash Pooling Arrangements has the meaning given to it in the definition of Permitted Leakage below;

Claim means any claim against the Parent under or for any breach of this agreement including any Warranty Claim but excluding any claim for Leakage in accordance with clause 10;

CITV means China International Television Corporation, an enterprise duly incorporated and existing under the laws of the PRC;

Claim Limitation Period means the period commencing on the date of this agreement and expiring on the earlier to occur of: (i) an Exit; and (ii) the date which is the third anniversary of the First Completion Date (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a First Completion Target Subsidiary) or the relevant Deferred Completion Date (in respect of a Litigation Claim or (as applicable) Contingent Tax Liability relating to a Deferred Target Subsidiary);

Co-Location Properties means those properties in respect of which members of the Retained Group and members of the Target Group are sharing occupation and Co-Location Property means any of them;

Conditions means the conditions precedent to the sale and purchase of the Target Company Equity Interests and any Deferred Target Subsidiary Equity Interests set out in clause 6.1;

Confidential Information means all information not in the public domain which relates to the Kantar Business and which the Parent shall have received or obtained at any time by reason of or in connection with its relationship with the Target Group;

Contingent Tax Liability means:

(a)

any liability of Kantar IBOPE Pesquisa de Midia Ltda. or Millward Brown do Brasil Ltda. to make a payment of corporate income tax imposed in Brazil in respect of any of the tax years ending 31 December 2016, 31 December 2017 or 31 December 2018 arising in the event that deductions claimed in respect of the amortisation of goodwill recognised in respect of or in connection with the group reorganisation carried out during 2016 are completely or partially disallowed, in respect of which, in aggregate, the Estimated Claim Amount is $6,800,000;

(b)

any liability of Kantar LLC to make a payment of sales and use tax imposed in the state of New York, USA in respect of the periods from (and including) March 2017 to (and including) December 2018 arising in the event that supplies of services in respect of the Dynamic Logic AdIndex product or Millward Brown products are determined to be taxable supplies, rather than non-taxable or exempt supplies, in respect of which, in aggregate, the Estimated Claim Amount is $7,000,000;

(c)

any liability of any member of the Target Group to make a payment of corporate income (or equivalent) tax imposed in any jurisdiction in respect of any period ended on or before the Locked Box Date arising in the event that any adjustment is made under transfer pricing legislation to the treatment of any provision of services by a member of the Target Group to a member of the Retained Group (or vice versa) in connection with: (i) the recharging of advisors’ fees for audit or Sarbanes-Oxley review services; (ii) the development or use of the “BrandZ” platform; (iii) the use of software; (iv) services provided by “Coretech”; or (v) the use of shared premises and associated facilities, any provision of services by one member of the Target Group to another member of the Target Group in connection with: (a) fees for services provided by the global or network headquarters of the Kantar business; or (b) royalties paid for the use of the TNS brand, in respect of which, in aggregate, the Estimated Claim Amount is $3,400,000;

(d)	any liability of:

(i)

Infratel GmbH or Emnitel GmbH to pay any regulatory fine or other amounts in connection with the potential indictment proceedings against a former managing director in respect of the alleged evasion of payment of social insurance contributions by those two companies in breach of Section 266a of the German Criminal Code, in respect of which, in aggregate, the Estimated Claim Amount is $12,700,000; or

(ii)

Kantar Media GmbH arising from the partially-completed social security audit that it is undergoing, in relation to the treatment of certain wage surcharges, , in respect of which, in aggregate, the Estimated Claim Amount is $4,500,000;

(e)

any liability of any of Kantar LLC, Kantar Consulting LLC, Kantar Retail LLC, or Kantar Health LLC to make a payment of sales and use tax imposed in the states of California, Connecticut, Massachussetts, New Jersey, New York, Ohio, Pennsylvania, Texas, USA or

the District of Columbia, USA in each case in respect of any period ending on or before the Locked Box date arising in the event that supplies made by any of those entities of electronically delivered software or online database services are determined to be taxable supplies, rather than non-taxable or exempt supplies, in respect of which, in aggregate, the Estimated Claim Amount is $3,000,000;

(f)

any liability of Kantar LLC for sales tax imposed in the state of New York, USA in respect of the periods from (and including) December 2011 to (and including) August 2014 which arises in the event that supplies of services in respect of the Millward Brown products are determined to be taxable supplies, rather than non-taxable or exempt supplies, in respect of which a pre-payment has been made, in respect of which , in aggregate, the Estimated Claim Amount is $2,000,000;

(g)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in Australia for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $1,700,000;

(h)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in Colombia for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $1,900,000;

(i)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in Japan for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $1,800,000;

(j)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in Mexico for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $1,300,000;

(k)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in Singapore for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $1,500,000;

(l)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in Spain for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $1,500,000; and

(m)

any liabilities of any member of the Target Group for corporate income (or equivalent) tax imposed in any country not referred to in paragraphs (g) to (l) (inclusive) of this definition for the year ended on the Locked Box Date, in respect of which the Estimated Claim Amount is $2,200,000;

CSM means CSM Media Research Co., Ltd, a company duly incorporated and existing under the laws of the PRC;

CSM Cap means $95,000,000 minus all fees, costs, expenses and Tax incurred by the Target Group in connection with any and all CSM Payments;

CSM Equity Transfer Agreement means the sale by SAP of a 25 per cent. interest in CSM to CITV and certain other parties pursuant to an equity transfer agreement dated 30 December 2015 between, among others, SAP and CITV;

CSM Matter means all communications and negotiations (whether oral or in writing) with: (i) the parties to the CSM Equity Transfer Agreement; (ii) CSM (iii) MOFCOM; and (iv) any other Regulatory Authority in the PRC, in each case in relation to the CSM Equity Transfer Agreement and any and all ancillary documents, the CSM Payment and any matters related thereto;

CSM Payment means:

(a)

all cash sums due and payable to SAP in respect of the sale by SAP of a 25 per cent. interest in CSM to CITV and certain other parties pursuant to the CSM Equity Transfer Agreement (each, a CSM Sale Payment); and

(b)

any cash income, dividend, bonus or other distribution or return of capital, howsoever structured, declared made or paid by CSM to SAP or CTR (each, a CSM Dividend Payment) including, for the avoidance of doubt, the payment of the Undistributed Profits (as defined in the CSM Equity Transfer Agreement);

CSM Post-Completion Payment has the meaning given to it in clause 18.3;

CSM Pre-Completion Payment has the meaning given to it in clause 18.2;

CTR means CTR Market Research Co Ltd., a company duly incorporated and existing under the laws of the PRC;

Data Protection Legislation means all applicable data protection and privacy legislation in force from time to time in all relevant jurisdictions including without limitation, the General Data Protection Regulation 2016/679/EC; the Data Protection Act 2018; the Privacy and Electronic Communications Directive 2002/58/EC (as updated by Directive 2009/136/EC); the Privacy and Electronic Communications Regulations 2003; the Freedom of Information Act 2000; and the guidance and codes of practice issued by relevant data supervisory authorities;

Data Room means the information and documents contained in an electronic data room entitled ‘Summer VDR’ as available to the Purchaser’s Group and its representatives on 10 July 2019 and hosted by Merrill Corporation (including the Q&A section of that electronic data room) as contained on the USB key initialled by or on behalf of the Parent and the Purchaser, the contents of which are detailed in the document entitled “Data Room Index” in the Agreed Form;

Deferred Base Consideration means the amount calculated by the following formula:

(TC –IBC–DBC–DIV–REIN) x (A/B)

Where:

•	TC = Total Consideration;

•	IBC = Initial Base Consideration;

•	DBC = the aggregate Deferred Base Consideration of any prior Deferred Completions;

•	DIV = the amount referred to in clause 4.1(e);

•	REIN = the amount specified in clause 4.1(d) as at immediately following the relevant Deferred Completion;

•	A = the Agreed Allocations for all Deferred Target Subsidiaries which are delivered on the relevant Deferred Completion; and

•

B = (a) the Agreed Allocations for all Target Companies and Target Subsidiaries; less (b) the Agreed Allocations for all Target Companies, First Completion Target Subsidiaries and Deferred Target Subsidiaries which were delivered pursuant to First Completion or any prior Deferred Completion;

Deferred Completion means each completion of the sale and purchase of any Deferred Target Subsidiary Equity Interests in accordance with this agreement;

Deferred Completion Amount has the meaning given to it in clause 4.3;

Deferred Completion Date means each date on which a Deferred Completion occurs;

Deferred Completion Kantar Reorganisation means the group reorganisation to be implemented by the Parent after the First Completion Date in respect of the Deferred Target Subsidiaries to enable such Deferred Target Subsidiaries to be transferred to the Purchaser or a Designated Purchaser (as the case may be) pursuant to the terms of this agreement, including any mergers, dissolutions or liquidations and name changes required, necessary or desirable to implement the group reorganisation, with the exception of: (i) certain Target Subsidiary Equity Interests in Kantar South Africa (Pty) Limited which are held by a third party shareholder in which a member of the Retained Group has a minority stake; and (ii) any Non-Transferable Target Subsidiary Equity Interests, and any and all actions required, necessary or desirable in connection with the foregoing;

Deferred Completion KR Net Debt means the aggregate net intra-group indebtedness of the relevant Deferred Target Subsidiaries arising between the Locked Box Date and the particular Deferred Completion Date, being:

(a)

the aggregate amount of indebtedness (other than Trade Debts) arising between the relevant Deferred Target Subsidiaries to members of the Retained Group (Deferred Completion KR Intra-Group Payables) (whether or not then presently payable and for the avoidance of doubt, including all indebtedness arising in the period regardless of whether it has been settled prior to the applicable Deferred Completion Date), including interest accrued thereon, but only to the extent such indebtedness has not been waived and excluding any amount where a payment to settle such indebtedness has been made and included within (c) below (for the avoidance of doubt to prevent a double count of both the recognition of the liability under (a) and the payment to settle under (c)); less

(b)

the aggregate amount of indebtedness (other than Trade Debts) arising between members of the Retained Group to the relevant Deferred Target Subsidiaries (Deferred Completion KR Intra-Group Receivables) (whether or not then presently payable and for the avoidance of doubt, including all indebtedness arising in the period regardless of whether it has been settled prior to the applicable Deferred Completion Date), including interest accrued thereon, but only to the extent such indebtedness has not been waived and excluding any amount where a payment to settle such indebtedness has been made and included within (d) below (for the avoidance of doubt to prevent a double count of both the recognition of the receivable under (b) and the payment under (d)); plus

(c)

the aggregate amount of cash or in kind payments actually paid or made (and not, for the avoidance of doubt, merely declared) by the relevant Deferred Target Subsidiaries to members of the Retained Group (but for the avoidance of doubt excluding any cash or in kind payments to settle any Deferred Completion KR Net Debt subsequent to the relevant Deferred Completion Date); less

(d)

the aggregate amount of cash or in kind payments actually received (and not, for the avoidance of doubt, merely agreed, undertaken or otherwise committed to be received), including for any share capitalisation or capital contribution by the relevant Deferred Target Subsidiaries from members of the Retained Group (but for the avoidance of doubt excluding any cash or in kind receipts to settle any Deferred Completion KR Net Debt subsequent to the relevant Deferred Completion Date); plus

(e)

the excess of the total aggregate cash received through the Kantar Reorganisation (under paragraph (d) above), over the total amount of cash paid through the Kantar Reorganisation (under paragraph (c) above), in each case which is attributable solely and exclusively, to or has been incurred, paid or received as a result of, the Kantar Reorganisation or any cash injection for any share capitalisation, and where applicable, converted into US Dollars at the Exchange Rate. For the avoidance of doubt: (i) any balances reported in the Locked Box Accounts and any Agreed Dividends shall be excluded from Deferred Completion KR Net Debt; and (ii) if (a) less (b) plus (c) less (d) plus (e) is a negative number the balance is a net receivable in favour of the Target Group payable by the Retained Group and if a positive number is a net receivable in favour of the Retained Group payable by the Target Group;

Deferred Consideration Period means the period commencing on the date of this agreement and expiring upon the date of any Exit;

Deferred Cross-held Equity Interests means such proportion of the total Equity Interests in each Target Subsidiary which are held (directly or indirectly) by the Parent but not transferred (indirectly) by the Sellers on First Completion due to one or more outstanding legal or regulatory approvals or restrictions;

Deferred Profit Amount means, in relation to each Deferred Completion, an amount equal to X where X = the Total Headline Base Consideration x (A/B(a)) x C/365 x 4.8 per cent.; where “A” and “B(a)” have the meaning given thereto in the definition of Deferred Base Consideration as applicable to that Deferred Completion and “C” is the number of days in the period beginning on (and including) the day after the Locked Box Date and ending on (and including) that Deferred Completion Date;

Deferred Sellers means the relevant members of the WPP Group which own any Deferred Target Subsidiary Equity Interests at the time of the relevant Deferred Completion at which such Deferred Target Subsidiary Equity Interests are sold to the Purchaser or a Designated Purchaser pursuant to this agreement, and Deferred Seller means any of them;

Deferred Target Subsidiary means any Target Subsidiary in which there are Deferred Target Subsidiary Equity Interests;

Deferred Target Subsidiary Equity Interests means:

(a)

the Purchased Percentage of any Target Subsidiary Equity Interests that, due to any legal or regulatory approval or restriction not being obtained or resolved, cannot be transferred as part of the First Completion Kantar Reorganisation so as to be held directly or indirectly by one of the Sellers at the First Completion Date and which therefore cannot transfer directly or indirectly to the Purchaser or a Designated Purchaser at First Completion, but not including any Non-Transferable Target Subsidiary Equity Interests; and

(b)	any Deferred Cross-held Equity Interests;

Designated Purchasers means, in respect of each Target Company, the company indicated opposite its name in column 6 of Schedule 1 and, in respect of each Deferred Target Subsidiary, the Purchaser, any Target Company, any First Completion Target Subsidiary or such other entity designated by the Purchaser, in each case, to be agreed in writing between the Purchaser and the Parent both acting reasonably, and Designated Purchaser means any of them;

Disclosed means fairly disclosed to the Purchaser in the Disclosed Information (with sufficient details to identify the nature and scope of the matter disclosed);

Disclosed Information has the meaning given to it in paragraph 2 of Schedule 3;

Disclosure Letter means the letter of the same date as this agreement from the Parent to the Purchaser together with any documents attached or annexed to it or otherwise incorporated in it;

Due Diligence Investigation has the meaning given to it in paragraph 1 of Schedule 3;

Dutch Deeds of Transfer means the notarial deeds to be executed by the Dutch Notary in respect of the transfer of the Dutch Target Companies, in a form reasonably acceptable to both Parties;

Dutch Notary means a civil law notary (notaris) of Allen & Overy LLP of Apollolaan 15, 1077AB, Amsterdam, The Netherlands;

Dutch Put Option Equity Interests means the Equity Interests in Kantar Netherlands B.V. to be transferred under the Dutch Put Option Letter;

Dutch Put Option Letter means the letter dated the same date as this agreement relating to the Dutch Put Option Equity Interests;

Dutch Target Companies means those Target Companies which are incorporated in The Netherlands and Dutch Target Company means either of them;

Dutch Works Council Process has the meaning given to it in clause 24.1;

Electronic Communication means an electronic communication as defined in the UK Electronic Communications Act 2000;

Emergency Situation means a situation which: (i) is an emergency or disaster; or (ii) has or could reasonably be expected to have a material adverse effect on any member of the Target Group;

Employees means those individuals employed by any member of the Target Group, including, for the avoidance of doubt, the Senior Employees, and Employee means any one of them;

Employment Obligations means any and all information and consultation obligations required, necessary or desirable by applicable law or pursuant to any applicable agreement with any trade union, works council or other employee representative group arising out of or in connection with the Kantar Reorganisation and the Transaction in any of the jurisdictions in which the Employees are currently employed (including those referred to in clause 22);

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Equity Commitment Letter means the equity commitment letter dated on or about the date of this agreement from certain funds managed and/or advised by Bain Capital Private Equity (Europe), LLP and/or its affiliates to the Parent and the Purchaser;

Equity Interests means issued shares, shares of capital stock, quotas, membership units and interests, partnership interests, limited partnership interests and limited liability company interests;

Estimate Excess has the meaning given to it in clause 16.2;

Estimate Shortfall has the meaning given to it in clause 16.3;

Estimated Claim Amount means:

(a)	in respect of each Litigation Claim, the amount set out against each Litigation Claim in the Estimated Claims Schedule; and

(b)	in respect of a Contingent Tax Liability, the amount specified as such in the definition of “Contingent Tax Liability”;

Estimated Claims Schedule means the document entitled “Estimated Claims Schedule”, in the Agreed Form;

EU Merger Regulation means Council Regulation (EC) No. 139/2004;

Exchange Rate means the closing rate of US Dollars as compared to the relevant other currency provided by Bloomberg two Business Days prior to the applicable date or dates, or as otherwise required by applicable law;

Excluded Services means each service defined as an ‘Excluded Service’ in either the IT Transitional Services Agreement or the Non-IT Transitional Services Agreement;

Exit has the meaning given to it in the Shareholders’ Agreement;

EY Acquisition Steps Paper means the steps paper entitled “WPP – Project Summer – Acquisition Steps” prepared by EY dated 11 July 2019 in the Agreed Form or in such amended form as may be agreed in writing by the Parties after the date of this agreement;

EY Due Diligence Reports means the vendor financial due diligence report and the vendor tax due diligence report dated 8 March 2019 prepared by EY in connection with the Transaction;

Final Claim Amount means:

(a)

in respect of a particular Litigation Claim, the aggregate of all damages, fines, penalties, liabilities, losses, actions, demands, costs and reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel and all other fees and expenses incurred in connection with the compliance by the Target Group with the terms of Schedule 9 in respect of such Litigation Claim, including in each case any irrecoverable VAT incurred thereon, but excluding any amount previously taken into account in calculating any Interim Claim Reduction Amount in respect of such Litigation Claim)

incurred by or on behalf of the relevant member of the Target Group in respect of the relevant Litigation Claim; or

(b)

in respect of a particular Contingent Tax Liability, the aggregate of all Tax, interest, fines, penalties, and reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel, and all other fees and expenses, and including in each case any irrecoverable VAT incurred thereon, but excluding any amount previously taken into account in calculating any Interim Claim Reduction Amount in respect of such Contingent Tax Liability) incurred by the relevant member of the Target Group in respect of that Contingent Tax Liability;

Final Claim Determination means the expiry of the applicable statute of limitation period or other relevant time bar in respect of a Litigation Claim or (as applicable) Contingent Tax Liability or, if earlier, the date that a Litigation Claim or (as applicable) Contingent Tax Liability is finally settled or compromised, whether voluntarily by (or on behalf of) the relevant claimant or as a result of withdrawal, agreement, settlement or final determination by a court or regulatory or Tax authority of competent jurisdiction (and where no appeal is possible or permitted or where no appeal is lodged within the applicable time limit) and, in the case only of a Contingent Tax Liability, the discharge of the relevant liability by a member of the Retained Group at no cost to the relevant member of the Target Group;

Final Claim Notice has the meaning given to it in clause 16.1;

First Completion means completion of the sale and purchase of the Target Company Equity Interests in accordance with this agreement;

First Completion Amount has the meaning given to it in clause 4.2;

First Completion Date means the date on which First Completion occurs;

First Completion Kantar Reorganisation means the group reorganisation which, since the Locked Box Date has been, and after the date of this agreement will continue to be, implemented by the Parent so as to result in the Sellers holding indirectly the Target Subsidiary Equity Interests, including the transfer to (a) Firefly Market Research India Private Limited by Kantar Analytics India Private Limited; (b) Kantar Thailand Limited by Millward Brown Firefly Limited; and (c) PT Kantar Indonesia International by PT Wira Pamungkas Pariwara of ~~its~~ their respective assets and liabilities which in each case relate exclusively to the Kantar Business and also including the transfers referred to in sub-paragraph (w) of the definition of Permitted Leakage and any mergers, dissolutions or liquidations and name changes required, necessary or desirable to implement the group reorganisation, with the exception of: (i) certain Target Subsidiary Equity Interests in Kantar South Africa (Pty) Limited which are held by a third party shareholder in which a member of the Retained Group has a minority stake; and (ii) any Non-Transferable Target Subsidiary Equity Interests, and any and all actions required, necessary or desirable in connection with the foregoing;

First Completion KR Net Debt means the aggregate net intra-group indebtedness of the Target Companies and First Completion Target Subsidiaries arising between the Locked Box Date and the First Completion Date, being:

(a)

the aggregate amount of indebtedness (other than Trade Debts) arising between the Target Companies and First Completion Target Subsidiaries to members of the Retained Group (First Completion KR Intra-Group Payables) (whether or not then payable and for the avoidance of doubt, including all indebtedness arising in the period regardless of whether it has been settled prior to the First Completion Date), including interest accrued thereon, but only to the extent such indebtedness has not been waived and excluding any amount where a payment to settle such indebtedness has been made and included within (c) below (for the avoidance of doubt to prevent a double count of both the recognition of the liability under (a) and the payment to settle under (c)); less

(b)

the aggregate amount of indebtedness (other than Trade Debts) arising between members of the Retained Group to the Target Companies and First Completion Target Subsidiaries (First Completion KR Intra-Group Receivables) (whether or not then payable and for the avoidance of doubt, including all indebtedness arising in the prior regardless of whether it has been settled prior to the First Completion Date), including interest accrued thereon, but only to the extent such indebtedness has not been waived and excluding any amount where a payment to settle such indebtedness has been made and included within (d) below (for the avoidance of doubt to prevent a double count of both the recognition of the receivable under (b) and the payment under (d)); plus

(c)

the aggregate amount of cash or in kind payments actually paid or made (and not, for the avoidance of doubt, merely declared) by the Target Companies and First Completion Target Subsidiaries to members of the Retained Group (but for the avoidance of doubt excluding any cash or in kind payments to settle any First Completion KR Net Debt subsequent to First Completion Date); less

(d)

the aggregate amount of cash or in kind payments actually received (and not, for the avoidance of doubt, merely agreed, undertaken or otherwise committed to be received), including for any share capitalisation or capital contribution by the Target Companies and the First Completion Target Subsidiaries from members of the Retained Group (but for the avoidance of doubt excluding any cash or in kind receipts to settle any First Completion KR Net Debt subsequent to First Completion Date); plus

(e)

the excess of the total aggregate cash received through the Kantar Reorganisation (under paragraph (d) above), over the total amount of cash paid through the Kantar Reorganisation (under paragraph (c) above), in each case which is attributable solely and exclusively to, or has been incurred, paid or received as a result of, the Kantar Reorganisation or any cash injection for any share capitalisation, and where applicable, converted into US Dollars at the Exchange Rate. For the avoidance of doubt: (i) any balances reported in the Locked Box Accounts and any Agreed Dividends shall be excluded from First Completion KR Net Debt; and (ii) if (a) less (b) plus (c) less (d) plus (e) is a negative number the balance is a net receivable in favour of the Target Group payable by the Retained Group and if a positive number is a net receivable in favour of the Retained Group payable by the Target Group;

First Completion Target Subsidiaries means any Target Subsidiaries in which the Sellers hold or are deemed to hold indirectly any Target Subsidiary Equity Interests immediately prior to First Completion and which will transfer on the First Completion Date pursuant to the terms of this agreement, and First Completion Target Subsidiary means any of them;

First Long Stop Date means 12 February 2020;

Foreign Investment Approvals means the following approvals by a Regulatory Authority which are mandatory under rules regulating inward foreign investment other than on competition-related grounds for the transfer of the Target Subsidiary Equity Interests pursuant to the terms of this agreement, being in respect of the Target Subsidiaries having assets and/or operating in Germany (including Infratest dimap Gesellschaft für Trend- und Wahlforschung GmbH, a filing has been made with the German Federal Ministry for Economic Affairs and Energy (BMWi) according to sec. 55 seq. of the German Foreign Trade Ordinance (AWV) and: (i) the BMWi having granted a clearance certificate (Unbedenklichkeitsbescheinigung) pursuant to sec. 58 para. 1 AWV; (ii) a clearance certificate is deemed to be granted, because the BMWi has not opened an examination procedure within two months after receipt of the notification pursuant to sec. 58 para. 2 AWV; (iii) the three-month period for the taking up of the procedure pursuant to sec. 55 para. 3 AWV expires without the BMWi having informed the Purchaser of the initiation of an investigation procedure; or (iv) the four-month examination period pursuant to sec. 59 para. 1 AWV expires after receipt of the notification, in each case without the BMWi having prohibited the transfer of such Target Subsidiary Equity Interests pursuant to the terms of this agreement;

French Commercial Code means the French Code de commerce;

French Labour Code means the French Code du travail;

French Put Option Equity Interests means the Equity Interests in Kantar TNS-MB SAS, Kantar Consulting SAS and each of their direct and indirect Target Subsidiaries;

French Put Option Letter means the letter dated the same date as this agreement relating to the French Put Option Equity Interests;

Fundamental Warranties means the warranties in paragraphs 1.1, 1.2, 1.3, 1.5 and 1.7(a) to (c) of Schedule 3;

Fundamental Warranty Claim means a claim by the Purchaser the basis of which is that a Fundamental Warranty is not or is alleged not to be true and accurate;

Global Competition Approvals means those antitrust approvals which are set out in clause 6.1(a);

Hamon Law Information Process has the meaning given to it in clause 24.5;

HTA means Hindustan Thompson Associates Private Limited, a company incorporated in India with registered number U99999MH1938PTC002771 and registered office at Peninsula Chambers, Ganpat Rao Kadam Marg, Lower Parel, Mumbai 400013, Maharashtra, India;

HTA Demerger means the demerger of the HTA Retained Business formerly operated by HTA into a newly-incorporated company, HTAP, pursuant to a scheme of arrangement under the Indian Companies Act 2013;

HTA Retained Business means any business transferred to HTAP pursuant to the terms of the HTA Demerger;

HTAP means Hindustan Thompson Advertising Private Limited, a company incorporated in India with registered number U74999MH2019FTC323334 and registered office at Peninsula Chambers, Ganpat Rao Kadam Marg, Lower Parel, Mumbai 400013, Maharashtra, India;

IBM has the meaning given to it in the IT Transitional Services Agreement;

Information Memorandum means the information memorandum describing the Target Group and the Kantar Business dated 15 March 2019;

Information Technology means computer systems, network and communication systems and equipment, software and hardware;

Infrastructure MSA has the meaning given to it in the IT Transitional Services Agreement;

Initial Base Consideration means the amount calculated by the following formula:

((TC – $666,710,585) x (A/B)) + $666,710,585 –REIN – US DIV

Where:

TC = Total Consideration;

US DIV = the amount specified in clause 4.1(e);

REIN = the amount specified in clause 4.1(d) as at immediately following First Completion;

A = (a) the Agreed Allocations for all Target Companies and First Completion Target Subsidiaries; less (b) $666,710,585; and

B = (a) the Agreed Allocations for all Target Companies and Target Subsidiaries; less (b) $666,710,585;

Initial Profit Amount means an amount equal to X where X = the Total Headline Base Consideration x (A(a)/B(a)) x (C/365) x 4.8 per cent.; where “A(a)” and “B(a)” have the meaning given thereto in the definition of Initial Base Consideration and “C” is the number of days in the period beginning on (and including) the day after the Locked Box Date and ending on (and including) the First Completion Date;

Intellectual Property Rights means: (i) copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered); (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights; and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

Interim Claim Reduction means:

(a)

in respect of a particular Litigation Claim, or any Contingent Tax Liability of a member of the Target Group within paragraph (b), (d) (in relation to which any reference below to an amount claimed shall be taken to include any fine or other amount imposed or sought to be imposed by the relevant authority in Germany) or (f) of the definition of “Contingent Tax Liability”:

(i)

where proceedings are issued by a counterparty in respect of such Litigation Claim or Contingent Tax Liability after the date of this agreement, the aggregate amount claimed in the relevant claim form (or equivalent document in any jurisdiction) is less than the Estimated Claim Amount;

(ii)

where proceedings have been issued by a counterparty in respect of such Litigation Claim or Contingent Tax Liability prior to the date of this agreement, the aggregate amount being claimed is subsequently reduced to below the Estimated Claim Amount, as evidenced by new or amended filings at a court of competent jurisdiction;

(iii)	the actual or potential amount being claimed against the relevant member of the Target Group in respect of such Litigation Claim or Contingent Tax Liability is voluntarily and irrevocably reduced to below the Estimated Claim Amount, as evidenced by correspondence from the relevant counterparty’s counsel; or

(iv)

a court of competent jurisdiction makes a ruling (from which no appeal is possible or permitted or where no appeal is lodged within the applicable time limit) limiting or disallowing any part of the relevant Litigation Claim or Contingent Tax Liability, the effect of which is to reduce the amount recoverable from the relevant member of the Target Group in respect of such Litigation Claim or Contingent Tax Liability to below the Estimated Claim Amount; or

(b)

in relation to any Contingent Tax Liability of a member of the Target Group within paragraph (a) of the definition of “Contingent Tax Liability” for a particular tax year, any of: (i) the completion of a tax audit in relation to that member of the Target Group in respect of that tax year; (ii) the expiry of applicable statute of limitations in respect of that member of the Target Group’s corporate income tax liability in respect of that tax year, in which case the Interim Claim Reduction Amount (if any) is the amount by which the amount of corporate income tax payable in respect of that tax year by that member of the Target Group is reduced by reason of the relevant deductions in respect of goodwill amortisation;

(c)

in relation to any Contingent Tax Liability within paragraph (c) or (e) of the definition of “Contingent Tax Liability” for a particular tax year, the earlier of: (i) the expiry of the period in which a relevant Tax Authority is entitled to open an audit in respect of a relevant member of the Target Group in relation to a relevant Tax for that tax year; and (ii) the expiry of the applicable statute of limitations in respect of a relevant member of the Target Group in relation to a relevant Tax for that tax year, in which case the Interim Claim Reduction Amount is the amount (if any) by which the amount of the relevant Tax payable by the relevant member of the Target Group for the relevant tax year is less than the amount included in respect thereof in the Estimated Claim Amount; and

(d)

in relation to any Contingent Tax Liability within paragraphs (g) to (m) (inclusive) of the definition of “Contingent Tax Liability”, the aggregate amount of corporate income (or equivalent) tax shown in the final tax returns of the relevant members of the Target Group for the year ended on the Locked Box Date is less than the Estimated Claim Amount and none of the amounts in question has been disputed within one year of the filing of those returns (or at any later time there are no open disputes in relation to those returns and the amount of such tax assessed on those members of the Target Group remains less than the Estimated Claim Amount), in which case the Interim Claim Reduction Amount is the difference between the Estimated Claim Amount and the amount shown in those returns or (as applicable) the amount so assessed;

Interim Claim Reduction Amount means:

(a)

in respect of a particular Litigation Claim, or any Contingent Tax Liability of a member of the Target Group within paragraph (b), (d) (in relation to which any reference below to an amount claimed shall be taken to include any fine or other amount imposed or sought to be imposed by the relevant authority in Germany) or (f) of the definition of “Contingent Tax Liability”, the difference between the amount being claimed against the relevant member of the Target Group following an Interim Claim Reduction (plus all out-of-pocket expenses (including reasonable fees and expenses of legal counsel and all other fees and expenses incurred in connection with the compliance by the Target Group with the terms of Schedule 9 in respect of such Litigation Claim), including in each case any irrecoverable VAT incurred thereon) and the Estimated Claim Amount; and

(b)

in respect of a particular Contingent Tax Liability within paragraph (a), (c), (e) or (g) to (l) (inclusive) of the definition of “Contingent Tax Liability”, the amount specified in the definition of “Interim Claim Reduction” in respect of a Contingent Tax Liability of that kind;

Interim Claim Reduction Notice has the meaning given to it in clause 16.4;

Intra-Group Payables means the aggregate amount of financial indebtedness (other than Trade Debts) owing by the members of the Target Group to members of the Retained Group at the relevant time;

Intra-Group Receivables means the aggregate amount of financial indebtedness (other than Trade Debts) owing by members of the Retained Group to members of the Target Group at the relevant time;

IT Transitional Services Agreement means the technology services transitional services agreement to be entered into between WPP 2005 Limited and such member(s) of the Purchaser’s Group and/or the Target Group as the Purchaser shall designate prior to First Completion, in the Agreed Form;

JV Group Company means a member of the Group (as defined in the Shareholders’ Agreement);

Kantar Business means the global data, research, consulting and analytics business of the WPP Group which will be the subject of the joint venture between the Parent and the Purchaser pursuant to this agreement and the Shareholders’ Agreement, including the business of the Target Group;

Kantar LLC means Kantar LLC a limited liability company incorporated in Delaware and whose registered office is at 3411 Silverside Road, Tattnall Building #104, Wilmington, DE 19810, USA;

Kantar Reorganisation means, collectively, the First Completion Kantar Reorganisation and the Deferred Completion Kantar Reorganisation;

Kantar Reorganisation/CCD Tax Claim means any claim under the Tax Deed in respect of (a) a Tax Liability falling within clause 1.1(f) of the Tax Deed and/or (b) a Tax Liability arising as a result of the assignment/transfer of the compulsory convertible debentures (the CCDs) issued by Firefly Market Research India Private Limited from WPP Singapore Pte Ltd to Kantar Singapore Pte Ltd (as referred to in subparagraph (y) of the definition of Permitted Leakage below) (and in this definition the term “Tax Liability” has the meaning given in the Tax Deed). For the avoidance of any doubt the Parties agree that the transaction which effected such assignment/transfer of the CCDs is not part of the First Completion Kantar Reorganisation or the Deferred Completion Kantar Reorganisation for the purposes of this agreement or the Tax Deed;

Leakage means:

(a)

any dividend (in cash or kind) or distribution declared, paid or made (whether actual or deemed) by a member of the Target Group to or for the benefit of the Parent or any member of the Retained Group;

(b)

any payment made or accrued (or future benefits granted) to or liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of (whether direct or indirect), the Parent or any member of the Retained Group or any director, officer or employee of the Parent or any member of the Retained Group by any member of the Target Group (but excluding, for the avoidance of doubt, any payments of base salary and accrued bonuses, and the provision of all other emoluments, pensions and benefits, to Employees, in each case in the ordinary course of business);

(c)

any payments made or agreed to be made or accrued by any member of the Target Group to or for the benefit of the Parent or any member of the Retained Group or any director, officer or employee of the Parent or any member of the Retained Group in respect of the redemption, purchase or repayment of any share or loan capital or other securities issued by any member of the Target Group to the Parent or any member of the Retained Group or any other return of capital;

(d)

the waiver, release or discount by any member of the Target Group of any amount or obligation owed to that member by the Parent or any member of the Retained Group or any director, officer or employee of the Parent or any member of the Retained Group;

(e)

the purchase by any member of the Target Group from the Parent or any member of the Retained Group or any director, officer or employee of the Parent or any member of the Retained Group of any assets to the extent not on arms-length-terms, or any other transaction to or for the benefit of the Parent or any member of the Retained Group or any director, officer or employee of them to the extent not on arms-length-terms;

(f)

the transfer by any member of the Target Group to the Parent or any member of the Retained Group or any director, officer or employee of the Parent or any member of the Retained Group of any assets to the extent that such transfer is at less than market value;

(g)

except where such payment or accrual is required or arises as a result of the provisions of this agreement, any payment or accrual by any member of the Target Group of any fees, costs or expenses (including, for the avoidance of doubt and without limitation, any professional adviser costs or transaction or sale bonuses or brokerage or commission or change of control consent fees, and whether relating to the sale of the Target Group, its separation from the Retained Group or otherwise) to any person in connection with the Transaction;

(h)	any agreement or arrangement made or entered into by a member of the Target Group to do or give effect to any matter referred to in (a) to (g) above;

(i)	the Parent Specified Transaction Expenses (including, for the avoidance of doubt, any employer’s National Insurance contributions (or any equivalent outside the United Kingdom); and

(j)	any Taxation or amount in respect thereof incurred by any member of the Target Group in connection with any matter referred to in paragraphs (a) to (i) above,

but excluding any Permitted Leakage, and in each case net of (to the extent attributable to the relevant items of Leakage): (i) any amount in respect of VAT which is recoverable as input tax by a member of the Target Group or representative member of the VAT group of which that member of the Target Group is a member in any VAT period prior to or current at First Completion or Deferred Completion (as applicable to that member of the Target Group) or the immediately subsequent accounting period (to the extent then quantifiable with reasonable certainty); and (ii) any reduction in Taxation actually payable by a member of the Target Group in any accounting period prior to or current at First Completion or Deferred Completion (as applicable to that member of the Target Group) or the immediately subsequent accounting period (to the extent then quantifiable with reasonable certainty);

Leakage Interest has the meaning given in clause 10.3;

Litigation Claim means any of the claims included in the Estimated Claims Schedule;

Locked Box Accounts means the unaudited combined balance sheet of the Target Group as at the Locked Box Date prepared from the data reported in the Parent’s financial reporting system (SAP BFC), in the Agreed Form;

Locked Box Date means 31 December 2018;

Management Accounts means the excel databook presenting the Target Group as at and for the period ended the end of each month from the Locked Box Date until 31 May 2019, in the Agreed Form;

Management Presentations means the management presentations held between representatives of the Parent and the Purchaser on: (i) 19 March 2019; (ii) 15 May 2019; (ii) 16 May 2019; and (iii) 29 May 2019 and the accompanying materials disclosed in the folder of the Data Room entitled ‘NEON’;

Master Entity Spreadsheet means the document in the Agreed Form which lists each Target Subsidiary and setting out in respect of each Target Subsidiary the following information: company name; registered number; jurisdiction of incorporation; issued capital; the names of each shareholder; and the Equity Interests held by such shareholder(s);

Material Contracts means (a) those agreements contained in section 12 of the Data Room; and (b) all agreements within the scope of the “Documents requested” column of Appendix 1 (Scope of review) to the legal vendor due diligence report (Volume One dated on 2 May 2019; Volume Two, Part One dated on 18 May 2019; and Volume Two, Part Two dated on 29 May 2019) prepared by the Parent’s Solicitors (and Other Legal Counsel, as defined therein) in the rows titled “Commercial agreements – Customer”, “Commercial agreements – Supplier” and “Commercial agreements – IT” of such Appendix, and Material Contract means any of them;

Matter for Separation Expert Determination has the meaning given to it in clause 23.9;

MOFCOM means the Ministry of Commerce of the PRC or its relevant local delegate authority, as appropriate, that is competent to approve the CSM Equity Transfer Agreement;

New US JVCo means Summer (BC) US JVCo SCSp, which is also referred to as the US JV SCSp in the EY Acquisition Steps Paper which the Parent undertakes to have incorporated within the WPP Group pursuant to clause 7.6;

Non-Cash Proceeds has the meaning given in clause 3.1(d);

Non-IT Transitional Services Agreement means the operational transitional services agreement to be entered into between WPP 2005 Limited and such member(s) of the Purchaser’s Group and/or the Target Group as the Purchaser shall designate prior to First Completion, in the Agreed Form (subject to clauses 23.4 to 23.16);

Non-Tax Claim means a Warranty Claim other than a Tax Warranty Claim;

Non-Transferable Target Subsidiary Equity Interests means:

(a)

any Target Subsidiary Equity Interests in a Non-Wholly Owned Target Subsidiary where one or more third party shareholders in such Non-Wholly Owned Target Subsidiary elect(s) to exercise any right (whether contractual, statutory or otherwise) to acquire or effect the acquisition of such Target Subsidiary Equity Interests or prevent the transfer of such Target Subsidiary Equity Interests pursuant to the Kantar Reorganisation or pursuant to the terms of this agreement;

(b)

any Target Subsidiary Equity Interests in a Target Subsidiary where any Foreign Investment Approval, any Other Competition Approval or any other approval by a Regulatory Authority (but not a Global Competition Approval) is not granted so as to prevent the transfer of such Target Subsidiary Equity Interests pursuant to the Kantar Reorganisation or pursuant to the terms of this agreement;

(c)

the Dutch Put Option Equity Interests where no Exercise Notice under the Dutch Put Option Letter is received by the party to be served with such notice (as referred to in clauses 24.2 and 24.3) on or before the date falling 20 Business Days before the Second Long Stop Date (or such shorter period prior to the Second Long Stop Date as the Parties may in writing agree);

(d)

the French Put Option Equity Interests where no notice exercising the option under the French Put Option Letter is received by the party to be served with such notice (as referred to in clauses 24.7 and 24.8) on or before the date falling 20 Business Days before the Second Long Stop Date (or such shorter period prior to the Second Long Stop Date as the Parties may in writing agree);

(e)

any Target Subsidiary Equity Interests in any Target Subsidiaries held directly or indirectly by AUNZ where the transfer of such Target Subsidiaries pursuant to the Kantar Reorganisation and the terms of this agreement does not receive the approval of the independent board committee of AUNZ in accordance with the AUNZ Majority Shareholder Deed or an ordinary resolution approving the transfer of such Target Subsidiaries for the purposes of Chapter 2E of the Australian Corporations Act 2001 (Cth), (unless determined not to be required by ASX Limited) ASX Listing Rule 10.1 and for all other purposes is not passed at a duly convened meeting of shareholders of AUNZ; and

(f)

any Target Subsidiary Equity Interests in any Target Subsidiaries held directly or indirectly by Scangroup where an ordinary resolution approving the transfer of such Target Subsidiaries pursuant to the Kantar Reorganisation and this agreement is not passed at a duly convened meeting of shareholders of Scangroup;

Non-Wholly Owned Target Subsidiary means a Target Subsidiary in which the Parent does not (directly or indirectly) own all the Equity Interests;

Novated IT Contracts means:

(a)	the agreement for the provision of data centre colocation services dated 4 December 2012 between WPP 2005 Limited and Cyxtera Technology UK Limited;

(b)	the ELA order dated 10 July 2008 between WPP Group USA, Inc. and VMware, Inc. (VMware contract # 30193); and

(c)	the ELA order dated 29 June 2009 between WPP 2005 Limited and VMware, Inc. (VMware contract # 40431),

and includes, in each case, all orders, purchase orders, statements of work, subscriptions and similar agreements entered into under any such agreement;

Other Competition Approvals means any approval that the Purchaser determines in its sole discretion (acting reasonably and in good faith) is required by a Regulatory Authority on competition-related grounds for the transfer of any Target Subsidiary Equity Interests pursuant to the terms of this agreement but not including the Global Competition Approvals;

Outside-Perimeter Tax Claim means any claim under the Tax Deed in respect of an Actual Tax Liability falling within clause 1.1(c)(i) of the Tax Deed, or in respect of any Deemed Tax Liability arising in circumstances where an Actual Tax Liability falling within clause 1.1(c)(i) of the Tax Deed would have arisen but for the use or set-off of a Purchaser’s Relief (and in this definition the terms “Actual Tax Liability”, “Deemed Tax Liability” and “Purchaser’s Relief” have the meanings given in the Tax Deed);

Parent Board Recommendation means a unanimous recommendation from the Parent’s directors that the shareholders of the Parent vote in favour of the Parent Shareholder Resolution;

Parent General Meeting has the meaning given to it in clause 6.1(b);

Parent Proportion means, in respect of any member of the Retained Group which is not wholly owned directly or indirectly by the Parent, the proportion of its equity securities which is directly or indirectly owned by the Parent;

Parent Specified Transaction Expenses means the transaction expenses of the Parent as specified and as expressly stated as being “the Parent Specified Transaction Expenses” in a letter from the Parent to the Purchaser dated on or around the date of this agreement in the Agreed Form;

Parent’s Circular means the circular to be despatched by the Parent to its shareholders in connection with the Transaction in accordance with clause 6 (which shall include: (i) a confirmation from each of the Parent’s directors that they will exercise all of the voting rights attached to shares owned or controlled by them in favour of the resolution approving the Transaction; and (ii) a description acceptable to the Purchaser of the drag-along rights to which the WPP Group will following First Completion be subject pursuant to the Shareholders’ Agreement);

Parent’s Solicitors means Allen & Overy LLP of One Bishops Square, London E1 6AD;

Permitted Leakage means:

(a)	time spent and services provided by the Employees in connection with the Transaction;

(b)

any payments to be made to the Parent, the Sellers or any Deferred Seller pursuant to, or for breach of, any of the Transaction Documents and/or any of the documents entered into to implement the EY Acquisition Steps Paper by any member of the Target Group;

(c)

any transaction undertaken pursuant to the Kantar Reorganisation, including all dividends, distributions, payments and cash movements and the creation of, alterations to and waivers of intra group debt balances related to such transactions, or the EY Acquisition Steps Paper;

(d)

any payments to be made by or on behalf of any member of the Target Group to the Parent or any member of the Retained Group in settlement of inter-company debt, or by way of the distribution referred to in clause 4.1(e);

(e)

any payments or settlement under the cash pooling arrangements in place within the WPP Group (the Cash Pooling Arrangements) in the ordinary course of business and consistent with past practice or in accordance with clause 23.31;

(f)	any payments in respect of Agreed Dividends;

(g)	any First Completion KR Net Debt and any Deferred Completion KR Net Debt;

(h)	any payments, fees, costs, expenses or other amounts for which a specific provision, accrual or liability has been expressly made in the Locked Box Accounts;

(i)

any payments made or to be made by or on behalf of any member of the Target Group in respect of costs (or Tax payments) reasonably and properly incurred by the Parent or the Retained Group on behalf and for the benefit of the Target Group either:

(i)	in the ordinary course of business on an arm’s length basis at no more than fair market value; or

(ii)	pursuant to the terms of contracts which have been Disclosed,

and, in either case, charged or recharged to the Target Group, but provided that this shall not apply in respect of any fees, costs and/or expenses relating to the Transaction;

(j)

the provision of goods or services (including head office costs) by either the Parent or any member of the Retained Group or the Target Group and the payment for such goods or services by either the Parent or any member of the Retained Group or the Target Group to the extent such provision or payment is:

(i)	in the ordinary course of business on an arm’s length basis at no more than fair market value; or

(ii)	pursuant to the terms of arrangements which have been Disclosed,

but provided that this shall not apply in respect of any fees, costs and/or expenses relating to the Transaction;

(k)

any payment to be made or liability, cost or expense incurred in connection with the preparation of any notifications, filings or other material documentation prior to their submission to any relevant Regulatory Authority pursuant to clause 6.1 of this agreement by or on behalf of any member of the Target Group;

(l)

any matter undertaken at the written request of the Purchaser before First Completion or, in respect of any Deferred Target Subsidiary, before the relevant Deferred Completion, which in each case the Purchaser explicitly agrees at the relevant time or thereafter constitutes Permitted Leakage;

(m)	the payment of any Tax Consolidation Payment Amount;

(n)	any surrender of Group Relief (as defined in the Tax Deed) or payment for Group Relief, in each case in accordance with the provisions of the Tax Deed;

(o)	any payment to any member of the Retained Group to settle any third party liabilities of and incurred for the benefit of the Target Group in the ordinary course and consistent with past practice, but provided that this shall not apply in respect of any Tax (except to the extent that: (i) such third party liabilities consist of amounts payable in respect of recoverable VAT; (ii) such payment is made by a Tax-Consolidated Target Group Company in respect of a Tax liability of, or attributable to income, profits or gains of, or supplies, acquisitions or importations by, that Tax-Consolidated Target Group Company arising in the ordinary course of business between the Locked Box Date and Completion that is to be discharged under a Tax Consolidation by a member of the Retained Group, or any fees, costs and/or expenses relating to the Transaction;

(p)

the sale of the Argentinian Land to any member of the Retained Group for up to $11 million in cash and the payment of the proceeds of such sale (net of fees, costs, expenses and Tax incurred by the Target Group in connection with such sale and payment(s)), whether by distribution or otherwise, to any member of the Retained Group;

(q)

the sale of the Target Group’s approximately 4.9% shareholding in Auga Technologies Limited to any member of the Retained Group and the payment of the proceeds of such sale (net of fees, costs, expenses and Tax incurred by the Target Group in connection with such sale and payment(s)), whether by distribution or otherwise, to any member of the Retained Group;

(r)

the sale by WPP France Holdings SAS, being a member of the Retained Group, of its 25.12% shareholding in CVDM Solutions SAS, together with its subsidiaries Planorama Brasil Ltda, Planorama Europe Kft, Planorama North America, LLC and Planorama PTE Ltd (which shareholding is included in the Locked Box Accounts as an asset) and the retention of the proceeds of such sale by WPP France Holdings SAS;

(s)

any payments made to the JWT Pension and Life Assurance Scheme due under a schedule of contributions operating under section 227 of the Pensions Act 2004 or (up to a maximum amount of £1 million) under section 75 of the Pensions Act 1995;

(t)

the payment of separation costs which are properly costs of the Target Group in relation to the separation of the Target Group from the Retained Group in connection with the Transaction, excluding $15 million of separation costs incurred pursuant to the IT Transitional Services Agreement;

(u)	any amount paid or asset transferred under clause 11;

(v)	any payments made pursuant to clauses 16, 17 and/or 18;

(w)	the sale by:

(i)

Taylor Nelson Sofres B.V. of its entire shareholding in: (A) TNS Overseas Media Holdings for €204,526,848 to WPP Jubilee Limited; (B) TNS Finance Limited for €8,872,280 to WPP Jubilee Limited; and (C) WPP Luxembourg Europe S.à r.l. for €302,903,000 to Arbour Square B.V.; and

(ii)	TNS International Limited of its entire shareholding in TNS Overseas Media Holdings for €71,788,924, to WPP Jubilee Limited (to be settled in British pounds sterling in an amount of £61,415,796);

(x)	all payments made by or on behalf of Kantar LLC and Kantar Group Limited to Apex Financial Services (Trustees) Limited (as trustee of the WPP Group plc UK ESOP Trust and the WPP Group Plc Grantor Trust as applicable) pursuant to the terms and subject to the limitations of the Recharge Agreements;

(y)

the payment by Kantar Singapore Pte Ltd of SGD 26,255,880 to WPP Singapore Pte Ltd (a member of the Retained Group) as consideration for the acquisition by Kantar Singapore Pte Ltd of the compulsorily convertible debentures each of INR 100 (numbered 1 – 13,566,413) issued by Firefly Market Research India Private Limited to WPP Singapore Pte Ltd on 24 February 2016;

(z)

an amount of €29,144,000 which (i) as at the Locked Box Date was an Intra-Group Receivable payable to Kantar Shared Services GmbH & Co KG by WPP Deutschland Holding GmbH & Co KG (a member of the Retained Group) but does not appear in the Locked Box Accounts and (ii) which has since the Locked Box Date been repaid by WPP Deutschland Holding GmbH & Co KG, and the use of the amount repaid by members of the Target Group (a) in part to fund payments in respect of the First Completion Kantar Reorganisation or the Deferred Completion Kantar Reorganisation and (b) in part to make additional payments to members of the Retained Group; and

(aa)	the following payments made or liabilities incurred in connection with the Proposed HTA Dividend:

(i)	any amount of dividend distribution tax incurred in respect of the portion of the Proposed HTA Dividend paid to WPP Holdings (Mauritius) Ltd., up to a maximum of INR 67,908,601; and

(ii)

any payment in respect of the Proposed HTA Dividend made to former directors, officers or employees of HTA who are, following the HTA Demerger, directors, officers or employees of HTAP or any other member of the Retained Group;

PRC means the People’s Republic of China which, for the purposes of this agreement, excludes the Hong Kong SAR, the Macau SAR and Taiwan;

Pre-Deferred Completion Statement has the meaning given to it in clause 9.6;

Pre-First Completion Equivalent Non-IT TSA Services means the services (other than any information technology services) provided (or procured) by any member of the Retained Group to the Kantar Business prior to the First Completion Date, other than the Excluded Services, and Pre-First Completion Equivalent Non-IT Service means any of them;

Pre-First Completion Equivalent RTSA Services means the services provided (or procured) by any member of the Target Group to the Retained Group prior to the First Completion Date;

Pre-First Completion Statement has the meaning given to it in clause 8.2;

Pre-Sale Proportion means, in respect of each member of the Target Group, the proportion of the Equity Interests in the relevant member of the Target Group that is directly or indirectly held by the Parent immediately prior to First Completion or Deferred Completion (as applicable to that member of the Target Group);

Principal Countries means Argentina, Australia, Brazil, the People’s Republic of China, Denmark France, Germany, India, Indonesia, Italy, Korea, Mexico, The Netherlands, the Philippines, the Republic of South Africa, Singapore, Spain, Sweden, UK and USA, and Principal Country means any of them;

Project Summer Summary of Funds Flows means the spreadsheet entitled “Project Summer – Summary of Funds Flows” dated 10 July 2019 in the Agreed Form;

Properties means each of the properties shortly described in Schedule 6 and Property means any of them;

Proposed HTA Dividend means the cash dividend proposed to be paid by HTA between First Completion and 31 January 2020 in an aggregate amount (excluding any amount paid by HTA which is attributable to the HTA Retained Business) of INR 446,452,834;

Provider has the meaning given in paragraph 8.3 of Schedule 3;

Purchased Percentage means in respect of the Equity Interests in the Target Companies and the Deferred Target Subsidiaries, such percentage thereof which is transferred:

(a)	in the case of Kantar Consulting SAS and Kantar TNS-MB SAS, pursuant to Step 12a;

(b)	in the case of Research SA B.V., pursuant to Step 15;

(c)	in the case of Kantar Square Two B.V., pursuant to Step 16;

(d)	in the case of New US JVCo pursuant to Step 39;

(e)	in the case of Summer (BC) US JVCo GP S.à r.l, pursuant to Step 39; and

(f)	in the case of the Deferred Target Subsidiary Equity Interests, pursuant to Step D4,

in each case, in the EY Acquisition Steps Paper, as will, once all the steps in the EY Acquisition Steps Paper have been completed in full and assuming no further issuances or transfers of securities in accordance with the Shareholders’ Agreement between First Completion and each Deferred Completion, result in the Parent indirectly holding 40 per cent. of the shares in each of the RoW JVCo, New US JVCo and New US GP Co 1 (each as referred to in the EY Acquisition Steps Paper);

Purchaser Finance Documents means the commitment letters, term sheets, interim facilities agreements and conditions precedent satisfaction letters in the Agreed Form;

Purchaser’s Group means: (a) the Purchaser, all its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings; and (b) Bain Capital Private Equity (Europe), LLP and its affiliates, the funds managed and/or advised by any of them, and all affiliates of such funds, provided that the Purchaser’s Group shall not include the Target Group or any other portfolio companies of funds managed and/or advised by Bain Capital Private Equity (Europe), LLP and/or its affiliates;

Purchaser’s Solicitors means Weil, Gotshal & Manges (London) LLP of 110 Fetter Lane, London EC4A 1AY;

Recipient has the meaning given in paragraph 8.3 of Schedule 3;

Recharge Agreements means the agreements between: (i) Kantar Group Limited, the Parent and Apex Financial Services (Trustees) Limited (as trustee of the WPP Group plc UK ESOP Trust); and (ii) Kantar LLC, the Parent and Apex Financial Services (Trustees) Limited (as trustee of the WPP Group Plc Grantor Trust), each dated on or around 5 December 2019 and in the form agreed between the Parent’s Solicitors and the Purchaser’s Solicitors;

Regulatory Authority means any governmental or regulatory body, any court, tribunal or arbitral body with competent jurisdiction;

Relevant Completion for a Target Company or a Target Subsidiary shall be construed in accordance with the Tax Deed;

Relevant Date means, in relation to a member of the Target Group, the latest of the following dates: (i) the date which is two years prior to the date of this agreement; (ii) the date of incorporation of that member of the Target Group; and (iii) the date that member of the Target Group became a subsidiary or affiliate of the Parent;

Relevant Target Company Equity Interests means, in relation to each Seller and each Designated Purchaser, the Target Company Equity Interests set out opposite its name in columns 3, 4 and 5 of Schedule 1;

Relief has the meaning given to it in the Tax Deed;

Retained Group means the Parent and all of its subsidiary undertakings (other than the members of the Target Group, but including with effect from the Second Long Stop Date the Retained Target Entities) taken as a whole, and member of the Retained Group means any of them;

Retained Target Entities has the meaning given to it in clause 10.13, and a Retained Target Entity means any of them;

Reverse Transitional Services Agreement means the reverse transitional services agreement to be entered into between a member of the Retained Group and a member of the Target Group;

RoW Articles means the articles of association of Summer (BC) JVCO S.à r.l as amended from time to time;

Sanctioned Country means any country or territory which is the target of country- or territory- wide Sanctions, being (as at the date of this agreement) Cuba, Iran, North Korea, Syria and Crimea;

Sanctioned Person means a person or entity that is:

(a)	listed on a Sanctions List;

(b)	a government of a Sanctioned Country (or is part of such government);

(c)	resident or domiciled in or organised under the laws of a Sanctioned Country;

(d)	otherwise a target of Sanctions; or

(e)	directly or indirectly owned or controlled by any persons in (a) above;

Sanctions means any applicable trade, economic or financial sanctions laws, regulations or embargoes imposed, administered, enacted or enforced from time to time by any Sanctions Authority;

Sanctions Authority means:

(a)	the United States;

(b)	the United Nations Security Council;

(c)	the European Union (EU);

(d)	any member state of the EU;

(e)	the United Kingdom; and

(f)

the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (OFAC) and the Office of Financial Sanctions Implementation of Her Majesty’s Treasury (OFSI);

Sanctions List means any public list or announcement of specially designated persons or entities issued, administered and enforced by any Sanctions Authority (each as amended, supplemented and updated from time to time), including:

(a)	the Specially Designated Nationals and Blocked Persons list maintained by OFAC;

(b)	the Sectoral Sanctions Identifications List;

(c)	the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission; and

(d)	the Consolidated List of Financial Sanctions Targets in the UK by OFSI;

SAP means Sofres Asia Pacific SAS, a company duly incorporated and existing under the laws of France;

Scangroup means WPP Scangroup Plc, a public limited company incorporated in Kenya and whose registered office is at The Chancery, 5th Floor, Valley Road, Upper Hill P.O Box 34537 – 00100, Nairobi, Kenya;

Scangroup Circular means the circular to be despatched by Scangroup to its shareholders in connection with the transfer of the Target Subsidiary Equity Interests in the Target Subsidiaries held directly or indirectly by Scangroup as contemplated by this agreement;

Second Long Stop Date means 12 July 2020;

Sellers means the companies listed in column 1 of Schedule 1 and any other member of the WPP Group who holds any Equity Interests in a Target Company as at the First Completion Date, and Seller means any of them;

Senior Employees means those Employees whose terms and conditions of employment have been disclosed in the folder of the Data Room entitled ‘NEON’;

Separation Committee has the meaning given to it in clause 23.26;

Separation Expert Determination Process means the process set out in clauses 23.8(b) to 23.12 (inclusive);

SER Merger Process has the meaning given to it in clause 24.1;

Shared Contracts means those contracts and agreements entered into by members of the Retained Group which relate (whether in whole or in part) to the Kantar Business, but excluding the contracts and agreements which are the subject of the Transitional Services Agreements;

Shareholders’ Agreement means the securityholders’ agreement in respect of RoW JVCo and New US JVCo (each as referred to in the EY Acquisition Steps Paper) relating to the joint venture in respect of the Kantar Business and in the Agreed Form to be entered into at First Completion between the parties thereto;

Shared Supplier Contract means a contract entered into by an Agreed Third Party Supplier and a member of the Retained Group;

SOFR means the Secured Overnight Financing Rate which shall be calculated on the appropriate Reuters screen (or equivalent screen, if no Reuters screen is available) as the Parent may decide at or about 11.00 a.m. on the date upon which quotations would ordinarily be given by prime banks in the London interbank market for deposits in US Dollars for a period of three months on the day specified for the determination of an interest rate;

Sophos Agreement has the meaning given to it in clause 23.24(a)(i);

Sophos Agreement Term has the meaning given to it in clause 23.24(a)(i);

Sophos Transfer Agreement has the meaning given to it in clause 23.24(b)(ii);

subsidiary means a subsidiary for the purposes of the UK Companies Act 2006;

Subsidiary Grouping means, in relation to a Deferred Target Subsidiary, all Deferred Target Subsidiaries which are subsidiary undertakings or parent undertakings of that Deferred Target Subsidiary;

subsidiary undertaking and parent undertaking have the meanings given in section 1162 of the UK Companies Act 2006;

Surviving Provisions means clauses 1, 25 to 33 inclusive and this Schedule 5;

Target Companies means the entities named in Schedule 1, and Target Company means any of them;

Target Company Equity Interests means such proportion of the total Equity Interests in each of the Target Companies which is held by the relevant Seller and which is to be sold pursuant to the terms of this agreement, as set out in columns 4 and 5 of Schedule 1;

Target Group means the Target Companies and the Target Subsidiaries taken as a whole (excluding, with effect from the Second Long Stop Date, the Retained Target Entities), and member of the Target Group means any of them;

Target Subsidiaries means, subject to the definition of Target Group set out above, the companies listed in column A of the Master Entity Spreadsheet and any additional new companies incorporated within the WPP Group after the date of this agreement but before the First Completion Date in order to become the intermediate holding company of, respectively, the existing UK and French Target Subsidiaries but excluding any Target Subsidiaries which are Target Companies pursuant to this agreement and as reflected in the EY Acquisition Steps Paper, and Target Subsidiary means any one of them;

Target Subsidiary Equity Interests means such proportion of the total Equity Interests in each Target Subsidiary which is held either directly or indirectly by the Parent, as set out in the Master Entity Spreadsheet;

Tax, Taxes, Taxation and Tax Authority have the meanings given to them in the Tax Deed;

Tax Consolidation has the meaning given in the Tax Deed;

Tax Consolidation Payment Amount in respect of a Target Company or a Target Subsidiary means any amount reflected in the Locked Box Accounts as a liability of that Target Company or Target Subsidiary in respect of any liability for Tax-Consolidated Target Group Company Tax which any member of the Retained Group is primarily responsible for paying or discharging on behalf of, or in respect of profits of, or in consequence of anything done by, that Target Company or (as applicable) Target Subsidiary;

Tax Consolidation Receivable Amount in respect of a Target Company or a Target Subsidiary means any amount reflected in the Locked Box Accounts as an asset of that Target Company or Target Subsidiary in respect of any repayment of Tax which any member of the Retained Group is primarily entitled to receive on behalf of, or in respect of tax previously paid by or on behalf of, or in consequence of anything done by, that Target Company or (as applicable) Target Subsidiary;

Tax-Consolidated Target Group Company means a Target Company or a Target Subsidiary which is part of a Tax Consolidation as at the date of this agreement;

Tax Deed means the tax deed to be entered into between the Parent, UK Bidco and the Purchaser in the Agreed Form;

Tax Return means any return, declaration or report required to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes;

Tax Warranty Claim means a claim in respect of those Warranties set out in paragraph 2 (Tax) of Schedule 2 to this agreement;

Third Party means any person that is not a member of the Retained Group;

Third Party Claim has the meaning given to it in paragraph 8.1 of Schedule 3;

Third Party Shareholder means any holder of Equity Interests in the Target Companies other than the Sellers;

Third Party Sum has the meaning given in paragraph 10(b) of Schedule 3;

Third Party Supplier means a Third Party (other than a Third Party that supplies information technology goods or services) that supplies goods or services to a member of the Target Group pursuant to an agreement with a member of the Retained Group;

Total Consideration means $3,539,000,000;

Total Deferred Base Consideration means the aggregate of all Deferred Base Consideration paid on all Deferred Completions;

Total Estimated Claim Amount means the aggregate of all Estimated Claim Amounts;

Total FY18 Baseline EBITDA means the total management EBITDA (earnings before interest, taxation, depreciation and amortisation) as reported by the Target Group in the WPP financial reporting system (SAP BFC) for the financial year ended 31 December 2018 at the WPP 2018 Constant Currency Rates, as set out in the Total FY18 Baseline EBITDA Statement; for this purpose the WPP 2018 Constant Currency Rates mean the Parent’s budgeted 2018 exchange rates which are applied to local currency reported results in order to derive a US dollar-denominated income statement that excludes the impact of movements in exchange rates across the current and prior years;

Total FY18 Baseline EBITDA Statement means the document entitled “Total FY18 Baseline EBITDA Statement”, in the Agreed Form;

Total Headline Base Consideration has the meaning as set out in clause 3.1(a);

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied;

Transaction means, collectively, the transactions contemplated pursuant to this agreement;

Transaction Documents means this agreement, the Disclosure Letter, the Tax Deed, the Shareholders’ Agreement, the RoW Articles, the US JVCo LPA, the US GPCo Articles, the Transitional Services Agreements, the Equity Commitment Letter, the French Put Option Letter and the Dutch Put Option Letter;

Transferring Registered IP has the meaning given to it in clause 23.28;

Transitional Services Agreements means:

(a)	the IT Transitional Services Agreement; and

(b)	the Non-IT Transitional Services Agreement;

US HoldCo A LLC means Summer (BC) US HoldCo A LLC, which is also referred to as US HoldCo A LLC in the EY Acquisition Steps Paper which the Purchaser undertakes to have incorporated within the Purchaser’s Group pursuant to clause 7.6;

US HoldCo B LLC means Summer (BC) BidCo B LLC, which is also referred to as US HoldCo B LLC in the EY Acquisition Steps Paper which the Purchaser undertakes to have incorporated in the Purchaser’s Group pursuant to clause 7.6;

US GPCo Articles means the articles of association of Summer (BC) US JVCo GP S.À R.L., as amended and/or restated from time to time;

US JVCo LPA means the limited partnership agreement of Summer (BC) US JVCo S.C.Sp., as amended and/or restated from time to time;

VAT has the meaning given in the Tax Deed;

Verification Period has the meaning given to it in clause 23.20.

Warranties means the statements set out in Schedule 2, and Warranty means any one of them;

Warranty Claim means a claim by the Purchaser the basis of which is that a Warranty is not or is alleged not to be true and accurate in all material respects;

WPP Group means the Parent and all of its subsidiary undertakings, and member of the WPP Group means any of them; and

Wrong Pocket Period has the meaning given to it in clause 11.1.

2.	A person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the UK Corporation Tax Act 2010.

3.

Where any statement in Schedule 2 or in the Disclosure Letter is qualified by the expression so far as the Parent is aware or to the best of the Parent’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Parent after enquiry of the following individuals: Andrew Scott, Steve Winters, Charles van der Welle, Steve Hall, Tony Antoniou, Ric Azoulay, Andrea Harris, Mark Povey, Vicky Brown, Katherine Barltrop, Jonathan Clarke, Max Holliday, Eric Salama, Robert Bowtell, Tig Matthews, Jeff Krentz, Gillie Abbots-Jones, John McHarry, David Pettengell, Ash Bhartia, Kier Goldson, Matthew Gutch, Scott Carter, Gordon Holtshausen, Aino Castren and Derrick Chow.

4.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)

any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of the Parent under this agreement.

5.	In this agreement:

(a)

references to £ or GBP are to pounds sterling, the lawful currency of the United Kingdom, to $ or USD are to US Dollars, the lawful currency of the United States of America, to SGD are to Singapore Dollars, the lawful currency of Singapore, to €, Euro or EUR are to Euro, the lawful single currency of the European Union countries that have adopted the Euro and to INR are to Indian Rupees, the lawful currency of India;

(b)	words denoting persons include bodies corporate and unincorporated associations of persons;

(c)	references to an individual or a natural person include his estate and personal representatives;

(d)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;

(e)	subject to clause 27, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party; and

(f)

in respect of any direct or indirect non-wholly owned subsidiary undertaking, an obligation on a Party or any member of the WPP Group or Purchaser’s Group (as applicable) to “procure” that any act or thing be done or omitted to be done, shall mean exercising all of its rights (including voting rights) as shareholder, and (subject to their fiduciary duties) procuring that any director(s) or equivalent which it or its direct or indirect wholly-owned subsidiary undertaking has appointed to the board of directors or equivalent of that undertaking exercise all of their rights (including voting rights), in each case to procure (in so far as it is able via the exercise of those rights) that the relevant act or thing be done or omitted to be done.

SCHEDULE 6

PROPERTIES

PART 1

OWNED PROPERTIES

Address	Jurisdiction

174 Uruguaiana Street. Rio de Janeiro – RJ. Zip Code: 20050-092	Brazil

42 São Francisco de Paula Square. Rio de Janeiro – RJ. Zip Code: 20051-070	Brazil

4 units (Units 6a-6d) at the Hua Ye Building, No.69, Yixueyuan Road, Guangzhou, each with its own title deed.	China

2 rue André Derain/2 rue Francis Pedron, Chambourcy (78240)	France

via Bolama n.11/3, Milan	Italy

Edificio Roma 2000, Barcelona	Spain

Camí Can Calders, 408173 Sant Cugat del Vallés	Spain

Land and office premises at the junction of Hanger Lane and West Gate, London	UK

PART 2

OCCUPATIONAL LEASES

Address	Jurisdiction

6th & 7th, Calle Suipacha No. 652/658/664/668, City of Buenos Aires (C1008AAN)	Argentina

Levels 4, 5 & 6, 30-34 Hickson Road, Millers Point, NSW 2000	Australia

B01 & B02/Ground & 4th & 5th/ B401, B402, B501 & B502, Av. Francisco Matarazzo, No. 1350, Zip Code: 01005-001 – Tower I and Tower II	Brazil

Level 16, 399 Hengfeng Road, Zhabei District	China

Level 12, 399 Hengfeng Road, Zhabei District	China

15th Floor (Unit 02-06), No.26A East 3rd Ring North Road, Chaoyang District, Beijing	China

3rd-6th Floors, 485 Fenglin Road, Xuhui District	China

Českomoravská 2420, Prague 9 Czech Republic 190 00	Czech Republic

Address	Jurisdiction

2nd & 3rd Floors, Rådhuspladsen 45, 1550 København V	Denmark

2nd - 5th floors of the Swing Life Science Center Plus’s Building C located in Keilaniemi Espoo	Finland

Basement Levels 1 to 3, G/F, 1st Flr, 2nd Flr, 3rd Flr, 4th Flr and 5th Flr, 3 Avenue Pierre Massé and 142/148 avenue Paul Vaillant Couturier, Paris (75014)	France

1st, 2nd, 4th, 5th, 6th, 1st Basement, 60, avenue du General de Gaulle, Puteaux (92800)	France

Friedensallee 9, Hamburg	Germany

Landsberger Str. 270-288, Munich	Germany

Thumenberger Weg 27 & Martin Albert Str. 1	Germany

30th Floor, 169 Electric Road, North Point	Hong Kong

3rd & 7th Floors (Unit 1), Plot No. 17, Software Units Layout, Madhapur, Hyderabad 500081	India

Ground, 1st & 2nd Floors, 8, Balaji Estate, Guru Ravidass Marg, Kalkaji, New Delhi - 110019	India

Ground Floor, Floors 1-6 Viale Milanofiori (Road 3), Milan	Italy

6th Floor (Area A & B), 2-1-1 Yoyogi, Shibuya-ku, Tokyo	Japan

8th-11th Floors, 52, Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul	Korea

2nd Floor & Basement (Partial), 52, Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul	Korea

Ground, 12th, 13th & 7th Level Basement, Avenida Insurgentes 863, Col. Napoles, Delegación Benito Juárez, Ciudad de México, Distrito Federal, código postal 03810	Mexico

Level 1, 46 Sale Street, Freemans Bay, Auckland	New Zealand

Amsteldok, Amsteldijk 166	Netherlands

2nd, 3rd & 4th Floors, Kirkegaten 20 and Tollbugaten 17, Oslo	Norway

8th, 801 & 803, Basement Level 2 No. 216, Av. Benavides no.801-821-881 cor. Av. Paseo de la Republica no.5887, 5891, 5895	Peru

6th and 7th Floors, (Premises 1 Room 8), 12 Dvintsev Street, Moscow, 127018	Russia

1st (Room 30) and 8th Floors (Premises 1 Room 1), 12 Dvintsev Street, Moscow, Russian Federation, 127018	Russia

Address	Jurisdiction

1st Floor (Level 2) (Partial), 50 Scotts Road	Singapore

3rd Floor (Level 4) (Partial), 50 Scotts Road	Singapore

3012 A – William Nicol Drive, Bryanston	South Africa

Calle de Rios Rosas 26, Madrid	Spain

1st and 2nd Floors, Vasagatan 11	Sweden

3rd Floor, 301-307 & 311, in the Makeen Building, Airport Road, on Plot 221- 132, Dubai International Airport Road, Dubai	UAE

Level 4, 6 More London Place, London SE1	UK

Level 3, 6 More London Place, London SE1	UK

5th Floor, part 6th Floor and part lower Ground Floor, 4 Millbank, London SW1P 3JA	UK

Ground, 1st and 2nd Floors, Olympus Avenue, Tachbrook Retail Park, Warwick CV34 6RJ	UK

3rd Floor, 222-236 Gray’s Inn Road, London WC1	UK

6th Floor, 222-236 Gray’s Inn Road, London WC1	UK

Ground Floor and 5th floor, 26-30 Uxbridge Road, Ealing, London	UK

Part Ground Floor, 1st, 2nd, 6th - 13th floors East and West Wings and 2nd and 3rd Floors South Wing, North Building, Sea Containers 18 Upper Ground, London SE1	UK

24-28 Bloomsbury Way, London WC1A 2SL	UK

6th Floor, 6101, 501 Boylston Street, Boston, Massachusetts 02116	United States

3rd Floor - Unit A & Portion of 4th Floor - Unit A, Space A & B, 401 Merritt 7 Corporate Park, Norwalk Connecticut 06851	United States

4th Floor, 400, 3333 Warrenville Road, Lisle, IL 60563	United States

2nd, 6th, & 10th Floors, 202, 240, 605 & 1040, 600 108th Avenue NE, Bellevue, WA 98004	United States

2nd Floor/200, Penthouse & Suite E (Storage), 3400 Cahuenga Blvd, Bldg B, Studio City, CA 91604	United States

13th Floor, 355 Lexington Avenue, New York, New York 10017	United States

Address	Jurisdiction

1st & 2nd Floors, 200, 700 Dresher Road, Horsham, Pennsylvania 19044	United States

1122 Executive Boulevard, Chesapeake, Virginia 23320	United States

2/F, 685 Route 202/206, Bridgewater, New Jersey 08807	United States

1385 Enterprise Drive, West Chester, Pennsylvania 19380	United States

3 World Trade Center, 175 Greenwich Street, New York, New York	United States

303 Second St, San Francisco	United States

350 North Orleans Street	United States

SCHEDULE 7

TRANSFERRING REGISTERED IP

Country	Trademark	Owner	Proposed Assignee	Registration No
Argentina	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2203780
Argentina	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2203765
Argentina	THE FUTURES COMPANY	Ogilvy & Mather Argentina S.A	Kantar Worldpanel Argentina SA	2515404
Argentina	THE FUTURES COMPANY	Ogilvy & Mather Argentina S.A.	Kantar Worldpanel Argentina SA	2479408
Argentina	THE FUTURES COMPANY	Ogilvy & Mather Argentina S.A.	Kantar Worldpanel Argentina SA	2479415
Australia	CHARACTERLAB	WPP Properties	Taylor Nelson Sofres Asia Pacific Pty Ltd	1350422
Australia	KANTAR	WPP Australia Trademarks Pty Ltd	Taylor Nelson Sofres Asia Pacific Pty Ltd	1804687
Australia (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994
Bangladesh	BRANDDYNAMICS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	169517
Bangladesh	IDEABLOG	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	169518
Bangladesh	LINK	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited
Bangladesh	LINKEXPRESS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited
Bangladesh	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	169520

Country	Trademark	Owner	Proposed Assignee	Registration No

Benelux	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	0200396

Brazil	LINKEXPRESS	WPP do Brasil - Participações Ltda	Millward Brown do Brasil Ltda	831272120

Brazil	LINKEXPRESS	WPP do Brasil - Participações Ltda	Millward Brown do Brasil Ltda	831299983

Brazil	LINKEXPRESS	WPP do Brasil - Participações Ltda	Millward Brown do Brasil Ltda	831299975

Brazil	THE FUTURES COMPANY	WPP Properties	Kantar LLC	829943080

Brazil	THE FUTURES COMPANY	WPP Properties	Kantar LLC	829943137

Brazil	THE FUTURES COMPANY	WPP Properties	Kantar LLC	829943048

Cambodia	KANTAR	WPP Luxembourg Gamma Sarl	TNS Group Holdings Limited	43671/13

Cambodia	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	42645/12

Cambodia	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	43671/13

Canada	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	TMA798317

Canada	SRDS	WPP Properties	Kantar LLC	TMA681991

Canada	SRDS	WPP Properties	Kantar LLC	TMA444706

Canada	SHOPPERSCAPE	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Chile	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	1255474

Country	Trademark	Owner	Proposed Assignee	Registration No

China	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	8184077

China	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	5917283

China	KANTAR (in Chinese Characters)	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

China (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Costa Rica	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	206817

Costa Rica	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	206819

Dominican Republic	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Dominican Republic	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	255249

Egypt	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Egypt	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

El Salvador	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	216 Book 171

El Salvador	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	145 Book 175

EUTM	ATRIA	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	013089081

Country	Trademark	Owner	Proposed Assignee	Registration No

EUTM	CancerMPact	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	014464821

EUTM	CEMTRIC	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	012919338

EUTM	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	008946667

EUTM	EMNID	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	011788833

EUTM	IBOPE	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	015092638

EUTM	INSTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	013089115

EUTM	KANTAR GALLUP	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

EUTM	LINKEXPRESS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	010054401

EUTM	MATRIX	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	012433579

EUTM	PINNAKLE	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	012983921

EUTM	SHOPPIX	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	016756256

EUTM	shoppix logo	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	016756215

Country	Trademark	Owner	Proposed Assignee	Registration No

EUTM	STAN Kantar’s Analytics Practice’s AI toolkit	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

EUTM	VIDEOLYTICS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	009420274

EUTM	SHOPPERSCAPE	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	018021779

EUTM	TGI GLOBAL QUICK VIEW	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	018024898

Germany	AdEffect	WPP Deutschland Holding GmbH & Co. KG	Kantar Holding GmbH	39969396

Germany	BRANDZ	WPP 2008 Limited	TNS Group Holdings Limited	30311345

Germany	EMNID & Device (B&W)	WPP Deutschland Holding GmbH & Co. KG	Kantar Holding GmbH	2075314

Germany	TNS Emnid	WPP Deutschland Holding GmbH & Co. KG	Kantar Holding GmbH	30135081

Ghana	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Ghana	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	45033

Ghana	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	45034

Greece (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Country	Trademark	Owner	Proposed Assignee	Registration No

Guatemala	MEDIA GURU	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	230302

Hong Kong	BRANDZ (series of four)	WPP 2005 Limited	TNS Group Holdings Limited	300734120AC

Hong Kong	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	301564470

India	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	1947317

India	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	1488075

India	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

India	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	2561886

Indonesia	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IDM000500387

Iran	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	218390

Iran	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	211993

Iran	Target Group Index (TGI)	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Ireland (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Italy (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Japan (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Country	Trademark	Owner	Proposed Assignee	Registration No

Kenya	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	79358

Kenya	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	75342

Malaysia	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	03002367

Malaysia	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	06019641

Mexico	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	1669749

Myanmar	BRANDDYNAMICS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13785/2016

Myanmar	IDEABLOG	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13783/2016

Myanmar	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13782/2016

Myanmar	LINK	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13786/2016

Myanmar	LINKEXPRESS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13787/2016

Myanmar	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13789/2016

Myanmar	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	IV/13788/2016

New Zealand	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	1053616

Country	Trademark	Owner	Proposed Assignee	Registration No

Nigeria	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	5896

Nigeria	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Nigeria	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	100350

Pakistan	BRANDDYNAMICS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	351960

Pakistan	IDEABLOG	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	351959

Pakistan	LINK	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	351961

Pakistan	LINKEXPRESS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	351962

Pakistan	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	351963

Panama	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	193206

Panama	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	193207

Paraguay	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	461010

Philippines	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	4-2010-002792

Country	Trademark	Owner	Proposed Assignee	Registration No

Philippines	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	4-2013-008070

Puerto Rico	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

Saudi Arabia	BRANDDYNAMICS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	143408953

Saudi Arabia	IDEABLOG	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	143408955

Saudi Arabia	KANTAR WORLDPANEL	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	143411533

Saudi Arabia	LINKEXPRESS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	143408961

Saudi Arabia	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	143408954

Singapore	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	T1003519G

Singapore	THE FUTURES COMPANY	WPP Singapore Pte Ltd	Kantar Singapore Pte Ltd	T1303143E

South Africa	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2006/23625

South Africa	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2006/23626

South Africa	CHARACTERLAB	WPP Properties	TNS Group Holdings Limited	2010/05569

South Korea	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	318841

South Korea (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Country	Trademark	Owner	Proposed Assignee	Registration No

Spain	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2552158

Sweden	TNS SIFO	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	411344

Sweden (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Switzerland (WIPO)	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

Taiwan	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	01305138

Turkey	MILLWARD BROWN	WPP Properties	TNS Group Holdings Limited	2002/05322

Uganda	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	55765

Uganda	TNS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	55764

Ukraine	BRANDDYNAMICS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	189242

Ukraine	IDEABLOG	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	190584

Ukraine	LINKEXPRESS	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	189243

Ukraine	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	189241

United Arab Emirates	MILLWARD BROWN	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	174534

United Kingdom	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2412520

Country	Trademark	Owner	Proposed Assignee	Registration No

United Kingdom	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	2326284

United Kingdom	SHOPPERSCAPE	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited	3374818

Uruguay	KANTAR	WPP Luxembourg Gamma S.à.r.l.	TNS Group Holdings Limited

WIPO	BRANDZ	WPP 2005 Limited	TNS Group Holdings Limited	908994

SCHEDULE 8

THIRD PARTY SUPPLIER LIST

[Omitted]

SCHEDULE 9

CONDUCT IN RESPECT OF DEFERRED PAYMENTS

[Omitted]

SIGNATORIES

Signed by	)	/s/ Andrew Scott
for WPP PLC	)

Signed by	)	/s/ Marie-Catherine Brunner
for SUMMER (BC) TOPCO S.À R.L.	)

Signed by	)	/s/ Christophe Jacobs Van Merlen
for SUMMER (BC) UK BIDCO	)
LIMITED